As filed with the Securities and Exchange Commission on May 13, 1998



                                                    Registration No. 333-48657

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               ------------------
                               AMENDMENT NO. 2 TO
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                             KIDEO PRODUCTIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

     Delaware                        7812                      13-3729350
 (State or other              (Primary Standard             (I.R.S. employer
  jurisdiction                Industrial Number)        identification number)
of incorporation)

                             611 Broadway, Suite 523
                            New York, New York 10012
                                 (212) 505-6605
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               ------------------

                          Richard L. Bulman, President
                             Kideo Productions, Inc.
                             611 Broadway, Suite 523
                            New York, New York 10012
                                 (212) 505-6605
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

                                   Copies to:

                            Michael B. Solovay, Esq.
                         Solovay Marshall & Edlin, P.C.
                                845 Third Avenue
                            New York, New York 10022
                            Telephone: (212) 752-1000
                            Facsimile: (212) 355-4608

                               ------------------

      Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993 check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| __________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: |_| ____________

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

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================================================================================

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  PRELIMINARY PROSPECTUS--SUBJECT TO COMPLETION

PROSPECTUS

                             KIDEO PRODUCTIONS, INC.

                        1,152,500 Shares of Common Stock

      This Prospectus relates to the public offering by certain selling stockholders (the "Selling Stockholders") of up to 1,152,500 shares (the "Shares") of the Common Stock, par value $.0001 per share (the "Common Stock"), of Kideo Productions, Inc., a Delaware corporation (the "Company").

      The Company will not receive any proceeds from the sale of the Shares offered hereby. The Company is bearing the costs of this Offering. See "Plan of Distribution."

      The Common Stock is traded on the over-the-counter market under the symbol KIDO. The Common Stock is not listed or admitted for trading on any stock market and in September 1997 was delisted from trading on the Nasdaq SmallCap Market. As a result of that delisting and the market prices for the Common Stock, the Common Stock is currently a "penny stock" for purposes of regulations promulgated by the Securities and Exchange Commission. Prior to the consummation in June 1996 of the Underwritten Offering referenced herein, there had been no public market for the Common Stock. There can be no assurance that an active market for the Common Stock will exist or be sustained at any time after the date hereof. See "Risk Factors--September 1997 Delisting of Securities from Nasdaq," "--Additional Risks Relating to Delisted and Penny Stocks" and "Price Range of Securities and Dividend Policy."

      The report of independent accountants on the Company's consolidated financial statements for the fiscal year ended July 31, 1997 contains an explanatory paragraph stating that the Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern, while noting that the Company's recurring losses from operations and net working capital deficiency raise substantial doubt about its ability to continue as a going concern. See "Risk Factors--Going Concern Qualification in Auditor's Report; History of Significant Losses; Limited Revenues; Accumulated Deficit; Anticipated Future Losses."

      The Company has informed the Selling Stockholders that the anti-manipulative rules under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), including Rule 10b-3 and Regulation M, may apply to their sales in the market and has furnished the Selling Stockholders with a copy of these Rules. The Company also has informed the Selling Stockholders of the need for delivery of copies of this Prospectus.

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE SHARES, CERTAIN OF WHICH ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" AT PAGES 10 TO 19 OF THIS PROSPECTUS.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

THE COMPANY HAS NOT REGISTERED OR QUALIFIED THE SHARES UNDER THE SECURITIES LAWS OF ANY STATE AND, UNLESS THE SALE OF ANY SHARES TO A PARTICULAR PURCHASER IS EXEMPT FROM REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS,

THAT SALE MAY NOT BE EFFECTED UNTIL THOSE SHARES HAVE BEEN SO REGISTERED OR QUALIFIED.

                               ------------------

IN CONNECTION WITH ITS JUNE 1996 INITIAL PUBLIC OFFERING, THE COMPANY CONSENTED TO THE DENIAL OF SECONDARY TRADING IN ITS SECURITIES IN THE STATE OF NEW JERSEY. AS A RESULT OF THIS ACTION, STOCKHOLDERS OF THE COMPANY CANNOT SELL ITS SECURITIES THROUGH A BROKER-DEALER WHOSE OFFICE IS LOCATED IN NEW JERSEY OR TO ANY NEW JERSEY RESIDENT, WHETHER THROUGH A BROKER-DEALER OR NOT, UNLESS SUCH DENIAL IS REMOVED, OF WHICH THERE CAN BE NO ASSURANCE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE SELLING STOCKHOLDERS TO MAKE SUCH OFFER OR SOLICITATION.

      The Shares have been registered on behalf of the Selling Stockholders. The Shares may be offered by them pursuant to this Prospectus until _______ __, 199_, provided that this Prospectus is kept current in accordance with applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder. The Company intends to maintain a current prospectus covering the Shares until at least the three-year anniversary of the date of this Prospectus. See "Description of Securities--Registration Rights--Registration Rights Granted in Connection with the January 1998 Financing."

      The Shares may be offered and sold by the Selling Stockholders from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices relating to the then-current market price, or in negotiated transactions. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. The Selling Stockholders and any brokers, dealers agents or underwriters who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters," within the meaning of the Securities Act, in connection with such sale; accordingly, any commissions received by them and any profit on any resale of the Shares effected as a principal might be deemed to be underwriting discounts and commissions under the Securities Act. A person who is deemed to be an underwriter could become subject to potential liability under Section 11 of the Securities Act, from a lawsuit brought by a purchaser of the Shares, in the event that the Registration Statement of which this Prospectus is a part contains an untrue statement of a material fact or omits to state a material fact that is required to be stated in the Registration Statement or that is necessary to make the statements in the Registration Statement not misleading. In addition, under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to the Company's Common Stock for a period of nine business days prior to the commencement of such distribution, except under certain limited circumstances.

      The aggregate proceeds to the Selling Stockholders from the Shares will be the purchase price of the Shares sold less the aggregate agents' or brokerage commission and underwriters' discount, if any.


                 The date of this Prospectus is May __, 1998.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information...................................................      1

Certain Trademarks......................................................      1

Prospectus Summary......................................................      2

Recent Developments.....................................................      6

Risk Factors............................................................     10

Price Range of Securities and Dividend Policy...........................     20

Capitalization..........................................................     21

Selected Financial Data.................................................     22

Management's Discussion and Analysis of Financial
  Condition and results of Operations...................................     23

Business................................................................     33

Management..............................................................     46

Principal Stockholders..................................................     53

Selling Stockholders....................................................     55

Plan of Distribution....................................................     56

Certain Transactions....................................................     57

Description of Securities...............................................     58

Shares Eligible for Future Sale.........................................     64

Legal Matters...........................................................     66

Experts.................................................................     66

Financial Statements....................................................    F-1

                              AVAILABLE INFORMATION

      The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits thereto as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

      The Company files periodic reports and other information with the Commission pursuant to the Exchange Act.

      The Registration Statement and the exhibits thereto, as well as such periodic reports and other information filed with the Commission, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at that same address. Such materials should also be available for inspection and copying at the regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

      The Company furnishes its stockholders with annual reports containing financial statements which are examined and reported on, with an opinion expressed, by an independent public accounting firm, as well as quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Requests for copies of such documents may be directed to the Vice President-Finance, Kideo Productions, Inc., 611 Broadway, Suite 523, New York, New York 10012.

      No dealer, salesman or other person has been authorized in connection with this Offering to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any broker, dealer, agent or underwriter. Except where otherwise indicated, this Prospectus speaks as of the effective date of the Registration Statement. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there have been no changes in the affairs of the Company since the date hereof.

                               CERTAIN TRADEMARKS

      Three federal trademark applications are currently pending in the United States with respect to the name "Kideo," and corresponding trademark applications have been filed in Australia, France, Germany, Japan, Spain and the United Kingdom. A federal trademark application also is currently pending in the United States with respect to the name "Gregory and Me." Third-party trademarks appearing in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise noted, all information contained in this Prospectus, including per share data and information relating to the number of shares outstanding, (i) gives effect, retroactive to the Company's inception, to an 8.6545-for-1 split of the Common Stock effected on January 5, 1996, (ii) assumes no exercise of the Underwriter's Warrants (as defined below under "Recent Developments--The 1996 Underwritten Offering"),
(iii) assumes no exercise of options (the "Employee Options") outstanding under the Company's 1996 Stock Option Plan (the "Option Plan"), and (iv) assumes no conversion of the January 1998 Notes into and no exercise of the January 1998 Warrants, the 1998 Johnston Warrants or the SME Warrants (as those terms are defined below under "Recent Developments--The January 1998 Financing") for any shares of Common Stock.

                                   The Company

      In its nearly five year history, Kideo Productions, Inc. has succeeded in developing proprietary technologies and production processes which have made it a low-cost manufacturer of a revolutionary new type of home entertainment product: digitally photo-personalized home videos ("Kideos") and photo-personalized books. Since commercially launching its first Kideos nationally in the spring of 1994, the Company has focused primarily on producing proprietary Kideo titles for children aged two to seven. In 1997, however, the Company obtained licenses (the "Barney Licenses") to manufacture and sell photo-personalized home videos and books featuring Barney, the dinosaur character from the highly-rated children's television series "Barney and Friends", and in that same year the Company also obtained a license (the "Disney License") providing for its release of four English language photo-personalized books featuring certain characters owned by the Walt Disney Co. With its existing photo-personalized product lines targeting the children's market, the Company has created -- and believes it dominates -- a unique product niche in the home video market.

      In the Company's photo-personalized products, a child's face and name are digitally placed by a PC-based production system into a story template that has been digitally stored. The digital content is then output to either analog video or a printed format, allowing the child to become the star in a personalized VHS videocassette or book.

      The Company currently markets eight proprietary personalized video titles for children. The Barney Licenses provide for the release by the Company of one photo-personalized Barney home video and three photo-personalized Barney books. The Company has the right to market its Barney video title for the five-year period ending June 30, 2002 and its Barney books for the five-year period ending September 30, 2002. The Disney License provides for the release by the Company of four English language photo-personalized books (the "Disney Books") featuring Disney's standard characters (i.e., Mickey Mouse, Minnie Mouse, Donald Duck, Daisy Duck, Pluto and Goofy) and characters to be designated by Disney Licensed Publishing ("Disney", a subsidiary of The Walt Disney Co.), from the popular animated motion pictures "Disney's The Lion King" and "Toy Story". Two of the Disney Books are required to be early learning books and two are to be original story books. The Company has the rights to distribute the four Disney Books until April 30, 2000 in Canada and the United States and its territories and possessions.


      For its fiscal years ended July 31, 1996 and 1997, the Company had net losses of approximately $3,059,000 and $3,819,000, respectively, and it had an accumulated deficit of approximately $10,398,000 as of January 31, 1998. The report of independent accountants on the Company's consolidated financial statements for the fiscal year ended July 31, 1997 contains an explanatory paragraph stating that the Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern, while noting that the Company's recurring losses from operations and net working capital deficiency raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern. See "Risk Factors--Going Concern Qualification in Auditor's Report; History of Significant Losses; Limited Revenues; Accumulated Deficit; Anticipated Future Losses" at page 10 below.

      The Company claims proprietary rights in its technologies and production process. In April 1997, the Company was issued a U.S. patent relating to its digital personalization production process (Patent No. 5,623,587). The Company believes that this patent could potentially have substantial value, since the Company expects that businesses owning characters that are popular in the children's home video and television markets will ultimately seek to exploit those characters in digitally photo-personalized audiovisual products.

      Prior to 1997, the Company had marketed six Kideo titles (the "Original Kideos"), which were created utilizing the first generation of the Company's proprietary computerized production process. That production process resulted, in general, in a videocassette product that might be likened to a "video picturebook" -- the child's personalized character appearing in an Original Kideo is capable of only a very limited range of partial-motion animation.

      In January 1997, the Company began marketing the first two titles in its new series of Gregory and Me Kideos. The Company created these titles utilizing a newly implemented proprietary production system. As a result of the improved computerized production technologies employed by this system, in a Gregory and Me title the child's photo-personalized character can exhibit two-dimensional full-motion animation and can be made to interact with both two-dimensional animated versions and three-dimensional puppet versions of the Gregory and Me cast of proprietary characters -- who in each title are led by Gregory Gopher. It is this recently patented production process -- a sophisticated technological system for the low cost, mass production of digitally photo-personalized videos and books -- which the Company believes will provide it with a meaningful near-term competitive advantage over new entrants into the emerging market for digitally photo-personalized home entertainment products.

      Despite the improved animation features which the Company's new production system has enabled it to bring to a child's photo-personalized character appearing in a Kideo title, the child's face itself does not currently exhibit either two dimensional or three dimensional full-motion animation -- such as moving eyes and eyebrows, or lips that move in synchronization with sound. The Company believes that such features may be required in order for digitally personalized media products to achieve broad consumer acceptance. There can be no assurance, however, that the Company will ever succeed in developing a production system capable of producing products with such features at a cost acceptable to the Company. For instance, while the Company believes that, at the present time, there are existing technologies (such as those that enabled Pixar Animation Studios to produce the feature film Toy Story) that could be used to produce products with such features, the Company believes that the costs currently associated with such production would make those products far too expensive for the broad-based consumer market.

      Each of the Original Kideos and Gregory and Me Kideos utilizes a digitally-stored video story template that features content and characters which are proprietary to the Company. The eight existing Kideo titles each has a playing time of approximately 20 minutes and a suggested retail list price of $29.95. The Company believes, however, that more than half of all Kideos sold by its customers have been offered at an actual retail price of $34.95 or higher. To date, substantially all Kideos sold have been purchased by U.S. consumers. The Company historically has relied primarily on national catalogue retailers (such as Hammacher Schlemmer and Spiegel) to market and sell its products. Since the Company's intial public offering in June 1996, however, the Company has increasingly been targeting its marketing strategies towards direct-to-consumer advertising and the development of relationships with established national distributors of children's home video products.

      During 1997, the Company determined to focus its near-term development efforts for new digitally photo-personalized products increasingly upon the creation of titles featuring licensed characters (instead of proprietary ones) that have proven popularity in the children's home video market. In furtherance of that objective, the Company in 1997 obtained the Barney Licenses (which allow for the use of the Barney character in one photo-personalized home video and three photo-personalized books) and the Disney License (which allows for the use of certain Disney characters in four English language photo-personalized books). In order to advance that objective, the Company also is currently seeking out licensing, marketing and other arrangements with companies that control similar types of characters and/or that have the demonstrated financial and operational capabilities to promote and distribute children's home video products through a broad range of domestic distribution channels, including retail outlets of various kinds. The Company, however, is not seeking, or engaged in negotiations concerning, any arrangements that relate to any merger, consolidation, purchase or sale transaction involving the Company, any of its assets or any other business.

      In March 1998, the Company's photo-personalized Barney home video title -- "My Party With Barney" -- was first marketed for sale on The Home Shopping Network ("HSN"), which broadcasts to over 70 million U.S. households. A 15 minute promotional spot was broadcast by HSN six times during a 48 hour period. In response, HSN received telephone orders for approximately 9,000 units of "My Party with Barney." In comparison, from the spring of 1994 (when the Company first began selling its Kideo products) through January 31, 1998, the Company had sold approximately 121,000 Kideos. As a result of the initial HSN promotional broadcast, that channel and QVC agreed to continue marketing "My Party With Barney," along with the Company's Gregory and Me Kideos, throughout the spring and summer of 1998. Through April of 1998, orders for Kideo titles had been placed with HSN and QVC in the amounts of approximately $750,000 and $572,000 respectively, representing total sales of $1,322,000 (virtually all of which represented order for "My Party With Barney"). Of that amount, the Company had collected approximately $721,000 through April 30, 1998. The Company expects that the continued marketing of the Kideo products on HSN and QVC as well as other vendor based sales will continue to generate revenue and serve to fund operations and reduce its working capital deficit.

      This recent experience has reaffirmed the Company's belief that it may be able to exploit significant sales opportunities through the creation of Kideos that, like "My Party with Barney," feature licensed characters that have proven popularity in the children's home video market.

      The Company's long-term business strategy is to become a premier market leader, both domestically and internationally, in the development, manufacturing and marketing -- to children and other consumers -- of a wide variety of digitally photo-personalized home video titles, other photo-personalized audiovisual products, photo-personalized books, and related articles of merchandise (both personalized and non-personalized). Included among the Company's product development goals are:

      o to develop additional photo-personalized home video and book titles for children employing both proprietary and licensed characters; and

      o to develop other digitally personalized audiovisual and printed products likely to appeal to a demographic base spanning both children and adults, such as personalized screen savers and other personalized software products for personal computers.

      In addition, the Company will in general continue to seek to expand its product line by exploiting more sophisticated digital personalization technologies, as they become available, in order to offer to consumers progressively more sophisticated and entertaining personalized media products.

      In the near term, however, the Company intends to focus its efforts primarily on the continued expansion of the Kideo concept and product line. New product development efforts will, for the forseeable future, be directed principally towards the market segment that the Company believes it has largely created and accordingly knows best -- the home-consumer market for digitally photo-personalized products that are essentially videos, books and other digitally personalized printed products (as opposed to, for example, computer games or other computer software titles, such as personalized computer screen savers). Examples of the types of new products currently being investigated by the Company include photo-personalized puzzles, calendars and posters. The Company does not expect, however, to be able to commercialize any of those products for introduction to the markets until, the fall of 1998 at the earliest.

      The Company, a Delaware corporation, was originally incorporated in August 1993 under the laws of the State of New York. The stockholders of the Company's New York predecessor, which was also known as Kideo Productions, Inc. (referred to herein as "Kideo-NY"), exchanged all of their outstanding shares of common stock of Kideo-NY for the capital stock of the Company in January 1995. Effective upon such exchange, Kideo-NY became a wholly-owned subsidiary of the Company until it was merged into the Company in March 1996. Unless the context otherwise requires, the terms "Company" and "Kideo Productions, Inc." as used herein refer to Kideo Productions Inc., a Delaware corporation; its predecessor, Kideo-NY; and its wholly-owned subsidiary, Kideo Productions (Canada), Inc. ("Kideo-Canada").

      The Company's principal executive offices are located at 611 Broadway, Suite 523, New York, New York 10012, and its telephone number is (212) 505-6605.

                                  The Offering

      This Prospectus relates to the public offering by the Selling Stockholders of up to 1,152,500 shares of Common Stock (this "Offering"). The Company will not receive any proceeds from the sale of the Shares. The Company is bearing substantially all of the costs of this Offering. The Shares may be offered by the Selling Stockholders pursuant to this Prospectus until _____ __, 199_, provided that this Prospectus is kept current in accordance with applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder. The Company intends to maintain a current prospectus covering the Shares through that date and, thereafter, until at least the three-year anniversary of the date of this Prospectus. The Shares may be sold by the Selling Stockholders in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale. See "Selling Stockholders," "Plan of Distribution" and "Certain Transactions--Registration Rights of the 1998 Investors."

      The Common Stock is traded on the over-the-counter market under the symbol KIDO. The Common Stock is not listed or admitted for trading on any stock market and in September 1997 was delisted from trading on the Nasdaq SmallCap Market. See "Risk Factors--September 1997 Delisting of Securities from Nasdaq," "--Additional Risks Relating to Delisted and Penny Stocks" and "Price Range of Securities and Dividend Policy."

      An investment in the Shares involves a high degree of risk. Prospective investors should understand that they may sustain a total loss of their investment and should carefully consider the factors described herein under "Risk Factors."

                               RECENT DEVELOPMENTS

                           The January 1998 Financing

      On January 30, 1998, the Company entered into a Note and Warrant Purchase Agreement (the "January 1998 Purchase Agreement") with Benjamin and Michael Bollag (the "Bollags") pursuant to which, among other things, the Company: (a) sold for $500,000 (i) an aggregate of $500,000 principal amount of 10% convertible promissory notes (the "January 1998 Notes") and (ii) warrants to purchase 500,000 shares of Common Stock (the "January 1998 Warrants"); (b) entered into a security agreement, dated January 30, 1998 (the "Security Agreement") with the Bollags, pursuant to which the Company granted the Bollags a security interest in all of the assets of the Company as security for performance by the Company under the January 1998 Notes; (c) agreed to register all of the shares of Common Stock into which the January 1998 Notes may be converted and for which the January 1998 Warrants may be exercised; and (d) agreed that if the Company determined to sell securities prior to the repayment in full of the January 1998 Notes, it would first offer the Bollags the opportunity to purchase such securities. The transactions consummated pursuant to the January 1998 Purchase Agreement are referred to herein as the "January 1998 Financing."

      Pursuant to the January 1998 Purchase Agreement, the Company has included in the Registration Statement of which this Prospectus is a part all of the shares of Common Stock into which the January 1998 Notes may be converted and for which the January 1998 Warrants may be exercised.

      The following is a summary of certain terms of the January 1998 Notes and the January 1998 Warrants and of certain other transactions that were undertaken by the Company in anticipation of, or in connection with, the January 1998 Financing.

January 1998 Notes

      The January 1998 Notes were issued on January 30, 1998, bear interest at the rate of 10% per annum, payable quarterly commencing April 30, 1998, and are due on demand of the holder thereof at any time on or after April 15, 1999.

      An "Event of Default" will occur under the January 1998 Notes if the Company, among other things, fails to pay interest or principal when due or fails to perform any material agreement, or materially breaches any representation or warranty under, the January 1998 Purchase Agreement or the Security Agreement. Upon an Event of Default, the entire indebtedness and accrued interest may become immediately due and payable. Any amount outstanding under the January 1998 Notes may be prepaid subject to the following limitations:

      (a)   All interest accrued through the date of prepayment must be paid;

      (b) The amount of such prepayment may not exceed net operating income (excluding any non-cash expenses) generated by the Company from January 30, 1998 through the date of prepayment;

      (c) If, while the January 1998 Notes are outstanding, the Company sells shares of Common Stock or securities convertible into or exercisable for Common Stock, subject to certain exceptions, only twenty (20%) percent of the January 1998 Notes may be prepaid; and

      (d) The Company shall forfeit the right to prepay one-third of the principal amount of the January 1998 Notes if such amount is not prepaid on or before October 15, 1998 and one-third of the principal amount of the January 1998 Notes if such amount is not prepaid on or before January 15, 1999. That portion of the principal amount that is not prepaid on or before October 15, 1998, if any, is referred to as the "October Tranche" and that portion of the principal amount that is not prepaid on or before January 15, 1999, if any, is referred to as the "January Tranche." That portion of the remaining principal amount that is not paid on or before the date April 15, 1999, if any, is referred to as the "Final Tranche."

      If all or any part of the January 1998 Notes are outstanding on or after April 15, 1999, then the Company may, upon 30 days prior written notice, pay such amount, subject to the right of the holders thereof to convert their January 1998 Notes into Common Stock during the period following their receipt of notice and prior to repayment.

      The January 1998 Notes may be converted, in whole or in part, into shares of Common Stock after the following dates: (a) October 15, 1998, with respect to the October Tranche, if any; (b) January 15, 1999, with respect to the January Tranche, if any; and (c) April 16, 1999 with respect to the Final Tranche, if any. The number of shares of the Common Stock to be received upon conversion shall be determined as by dividing the principal amount of that portion of the January 1998 Notes being converted by $1.00, subject to certain adjustments (the "Conversion Price").

      That conversion feature affords a discount to fair market value at the time of conversion of the January 1998 Notes into Common Stock. The intrinsic value of this feature related to the Notes issued in January 1998 was $465,000, and that amount was recorded in the Company's financial statements for the fiscal period ended January 31, 1998, as a deferred financing cost, which will be amortized from the date the security was issued until the date it first becomes convertible.

January 1998 Warrants

      The January 1998 Warrants were issued on January 30, 1998 and entitle the holders thereof to purchase through January 30, 2003 an aggregate of 500,000 shares of Common Stock at a price of $1.00 per share as follows: one-third of the January 1998 Warrants become exercisable following May 1, 1998; an additional one-third become exercisable on July, 15, 1998; and the balance become exercisable on October 15, 1998. The exercise price is subject to adjustment in certain circumstances (including in the event of a stock split or dividend, recapitalization, reorganization, merger, consolidation or sale of assets of the Company or the issuance by the Company of shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock) at a price less than the exercise price of the January 1998 Warrants.

Agreement with KSH Investment Group, Inc.

      The Company delivered to KSH Investment Group, Inc. ("KSH") 12,500 shares of Common Stock (the "KSH Shares") in consideration of KSH arranging the January 1998 Financing and agreed to register the KSH Shares. The KSH Shares are included in the Shares that have been registered in connection with, and that are being offered pursuant to, this Offering.

      The Company's Board of Directors determined that the services of KSH in arranging the January 1998 Financing had a value to the Company of approximately $22,000, and accordingly issued the 12,500 KSH Shares based upon an approximate fair market value of $1.75 per share of Common Stock.

January 1998 Johnston Financing Proposal

      Concurrently with the Company's efforts to secure from the Bollags the financing that they ultimately provided pursuant to the January 1998 Purchase Agreement, the Company was negotiating with Charles C. Johnston, a director and principal stockholder of the Company, concerning an offer by him to loan the Company $500,000 on a short-term basis (the "January 1998 Johnston Financing Proposal"). The Company asked for and received Mr. Johnston's agreement to allow the Company to use his offer as a benchmark in its discussions with the Bollags, for the purpose of securing from the Bollags more favorable terms relating to their investment offer. When the Company reached its final agreement with the Bollags and rejected the January 1998 Johnston Financing Proposal, the Company's Board of Directors (excluding Mr. Johnston) determined that the Company had derived meaningful advantages in its negotiations with the Bollags from being able to so use Mr. Johnston's offer and, accordingly, on January 29, 1998 agreed to Mr. Johnston's request that the Company should (i) grant to Mr. Johnston warrants to purchase 20,000 shares of Common Stock (the "1998 Johnston Warrants") for $1.00 per share and (ii) agree to register the shares of Common Stock for which the 1998 Johnston Warrants may be exercised. The Company additionally agreed to reimburse Mr. Johnston for up to $5,000 in legal fees and disbursements incurred by him in negotiating the January 1998 Johnston Financing Proposal. The shares underlying the 1998 Johnston Warrants are included in the Shares that have been registered in connection with, and that are being offered pursuant to, this Offering. The 1998 Johnston Warrants are exercisable at any time after January 31, 1999 through March 8, 2003 and contain other terms identical to the January 1998 Warrants. See "Management--Directors and Executive Officers," "Principal Stockholders" and "Certain Transactions--Transactions with Director Charles C. Johnston."

Agreement with Solovay Marshall & Edlin, P.C.

      Prior to the closing of the January 1998 Financing, Solovay Marshall & Edlin. P.C. ("SME"), the Company's outside legal counsel (of which Michael B. Solovay, a director of the Company, is a shareholder) agreed to allow the Company to continue to defer payment of legal fees and expenses owing as of December 31, 1997 in the amount of $160,000. In consideration of such agreement, the Company agreed to pay SME $40,000 by March 15, 1998 and, on January 30, 1998, issued: (i) to SME, a note (the "SME Note") in the amount of $120,000 and containing other terms identical to the January 1998 Notes; and (ii) to certain shareholders and employees of SME, warrants to purchase an aggregate of 120,000 shares of Common Stock (the "SME Warrants") for $1.00 per share. The Company also agreed to register the shares of Common Stock for which the SME Warrants may be exercised. The shares underlying the SME Warrants are included in the Shares that have been registered in connection with, and that are being offered pursuant to, this Offering. The SME Warrants are exercisable at any time after January 31, 1999 through February 2, 2003 and contain other terms identical to the January 1998 Warrants.

                       Repricing of Employee Stock Options

      The Company's Board of Directors in February 1998 recommended to the Administrators of the Option Plan that 273,000 previously granted options to purchase shares of Common Stock should be repriced to have an exercise price of $2.50 per share. The options had previously been granted by the Administrators to employees and directors of the Company at purchase prices ranging from $3.1875 to $5.00 per share, and the weighted average purchase price of the 273,000 options was approximately $4.95 per share. The Administrators approved the Board's recommendation on that same day. The resulting revaluation did not otherwise alter in any respect any of the terms and conditions originally made applicable under any optionee's stock option agreement, including provisions relating to vesting, term of exercise and events of forfeiture. See "Management--1996 Stock Option Plan."

                                  RISK FACTORS

      The securities being offered hereby are highly speculative and involve a high degree of risk, including but not limited to, those risk factors set forth below, and therefore should not be purchased by anyone who cannot afford a loss of his entire investment. Prior to making an investment in the Company, each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering.

      Limited Operating History. Although the Company was organized in August 1993, it did not launch its initial line of Kideo products until the spring of 1994. In the approximately four years since then, the Company has sold only a total of approximately 121,000 Kideos. The Company thus has a limited operating history upon which an evaluation of its business and prospects can be based. Such prospects must be considered in light of the numerous risks, expenses, difficulties and delays frequently encountered in connection with the formation and early phase of operation of a new business, the development and commercialization of new products based on innovative technology (such as Kideos, which are an emerging business concept in a new and largely untested market) and the rapid technological changes and evolving industry standards associated with the industry in which the Company operates. See "Business."

      Going Concern Qualification in Independent Auditor's Report; History of Significant Losses; Limited Revenues; Accumulated Deficit; Anticipated Future Losses. The report of independent accountants on the Company's consolidated financial statements for the fiscal year ended July 31, 1997 contains an explanatory paragraph stating that the Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern, while noting that the Company's recurring losses from operations and net working capital deficiency raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern. The Company has incurred substantial operating losses since its inception, resulting in an accumulated deficit of approximately $10,398,000 as of January 31, 1998. For its fiscal year ended July 31, 1997, the Company had revenues of approximately $1,346,000 and a net loss of approximately $3,819,000, and, for the six months ended January 31, 1998, the Company had revenues of approximately $593,000 and a net loss of approximately $1,225,000. The Company believes that its net loss for the fiscal year ending July 31, 1998 could exceed the net loss for the prior fiscal year, and that the Company will continue to operate at a loss until such time, if ever, when its operations generate sufficient revenues to cover its costs. There can be no assurance that revenues will increase significantly in the future, or even be sustained, or that the Company will ever achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Consolidated Financial Statements.


      Proceeds From January 1998 Financing Depleted; Significant Capital Requirements; Working Capital Deficit; Need for Additional Financing. The Company's capital requirements in connection with its development and marketing activities have been and will continue to be significant. Because the Company has operated at a loss since its inception and, historically, has not generated sufficient revenues from its operations to fund its activities (as of January 31, 1998, the Company had a working capital deficit of $962,000), it has to date been substantially dependent on loans from its stockholders and private and public market sales of its securities to fund its operations. The working capital deficit is indicative of the fact that the Company has been reliant upon credit from its vendors to finance its operations. There can be no assurances that the Company's vendors will continue to extend such credit. Most recently, the Company undertook the January 1998 Financing so as to obtain the working capital that it required in order to continue its creative development activities and fund its marketing plans, as well as its other working capital requirements. The proceeds from the January 1998 Financing, however, had been expended by the Company by approximately the end of April 1998. Although the Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress and timing of its new licensed-character product development efforts, like those involving the Barney and Disney characters), that anticipated revenues from operations and its current cash and cash equivalent balances will be sufficient to fund the Company's operations and capital requirements for the foreseeable future, there can be no assurance that revenues from product sales will in fact continue to be realized at the levels necessary for the Company to sustain its operations without seeking additional financing, or that unanticipated changes in economic conditions or other unforeseen circumstances will not cause those revenues to be insufficient. The Company has no current arrangements with respect to, or potential sources of, any additional financing, and it is not anticipated that existing stockholders will provide any portion of the Company's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, requiring it to curtail and possibly cease its operations. In addition, any additional equity financing may involve substantial dilution to the interest's then existing stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


      September 1997 Delisting of Securities from Nasdaq. Based upon its actual balance sheet at April 30, 1997, the Company failed to meet Nasdaq's maintenance requirements for continued listing on the Nasdaq SmallCap Market. The Company fell short of the required level of $2 million in total assets (reporting total assets at April 30, 1997 of approximately $1.6 million) and fell short of the required level of $1 million of capital and surplus (i.e., total stockholders' equity) (reporting total stockholders' equity at April 30, 1997 of approximately $240,000). Nasdaq subsequently notified the Company that -- unless the Company could present to Nasdaq an acceptable financing and/or other plan which would remedy such shortcomings and would make likely the Company's long-term compliance with the listing requirements for the Nasdaq SmallCap Market -- the Company's Common Stock and Warrants would be deleted from trading on Nasdaq. Following the Company's submission of such a plan and hearings and other administrative proceedings conducted by Nasdaq concerning the plan and the Company's likelihood of long-term compliance with applicable listing requirements, on September 26,

1997 Nasdaq notified the Company that the Common Stock and Warrants had been deleted as of that date from listing on the SmallCap Market. As a consequence of this delisting, the Common Stock and Warrants since September 1997 have been traded on the over-the-counter market and, as described immediately below, have been subject to Commission regulations applicable to so-called "penny stocks".

      As a further consequence of this delisting and the trading of the Common Stock and Warrants on the over-the-counter market, purchasers of the Shares offered hereby may find that the liquidity of the Company's securities has been significantly impaired -- not only in the number of securities that can be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained. To the Company's knowledge, only two securities analysts currently publish research on the Company or otherwise follow the Common Stock.

      Additional Risks Relating to Delisted and Penny Stocks. Since the Company's securities were delisted from Nasdaq, they have become subject to Rule 15g-9 of the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, an institution with assets in excess of $5,000,000 or an individual with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers of the Shares offered hereby to re-sell any of such Shares in the secondary market.

      As a result of the September 1997 delisting of the Company's securities from Nasdaq, the Common Stock (including the Shares offered hereby) and the Warrants constitute "penny stocks" for purposes of Commission regulations. Those regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share (subject to certain exceptions). For any transaction by broker-dealers involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made regarding commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

      The status of the Company's securities as penny stocks additionally render the Company subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest.

      Developing Market; New Entrants; Uncertain Growth of Market. The market for digitally personalized media products has only recently begun to develop, is rapidly evolving and currently has few proven products. As it evolves, the Company believes it likely that this market will become characterized by rapid technological changes and an increasing number of market entrants. Because the market for the Company's products is new and evolving, it is difficult to predict the future growth rate (if any) and size of this market or which methods of product distribution will ultimately prove successful. The Company, for instance, has experienced difficulties in attempting to market its products through mass market retailers. It believes that such difficulties may stem inherently from the fact that a customer at a retail store cannot make an impulse purchase of a Kideo (but instead must take home, fill out and send in a Kideo order form and then wait two to four weeks to receive the product). There can be no assurance that the market for the Company's products will develop to a point that will enable the Company's business to grow significantly (if at all) or become profitable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or, if the Company's products do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. See "Business--Competition and Industry Background."

      Unproven Market Acceptance of the Company's Products. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products are subject to a high level of uncertainty, and there can be no assurance that products like those of the Company will meet with widespread consumer acceptance.

      Need to Produce Two and Three Dimensional Full-Motion Animation For Broad Consumer Acceptance. The Company believes that in order for Kideos to meet with widespread consumer acceptance, they may ultimately need to be produced so that (unlike the present time) the personalized child characters appearing in them can exhibit substantially the same features as the animated and live-action characters now appearing in popular children's films and television shows -- such features as three-dimensional full-motion animation and lips that move in synchronization with the child character's voice. There can be no assurance that the Company will ever succeed in developing a production system capable of producing Kideos with those types of features at a cost acceptable to the Company or consumers. For instance, while the Company believes that, at the present time, there are existing technologies (such as those that enabled Pixar Animation Studios to produce the feature film Toy Story) that could be used to produce products with such features, the Company believes the costs currently associated with such production would make those products far too expensive for the broad-based consumer market.

      Limited Marketing Capabilities. The Company historically has had, and continues to be disadvantaged by, limited marketing experience and limited financial, personnel and other resources to undertake extensive marketing and advertising activities. Only after receiving the net proceeds of the Underwritten Offering did the Company enjoy any meaningful capabilities to engage in any significant marketing and advertising activities. In the approximately one year period following the June 1996 consummation of the Underwritten Offering, the Company devoted approximately $1.2 million of the net proceeds therefrom to various types of marketing tests and campaigns (primarily in connection with the development and support of various forms of direct-to-consumer marketing, including direct-response television and radio advertising). While revenues for the fiscal year ended July 31, 1997 (approximately $1,346,000) were 77% higher than revenues for the corresponding period of the prior fiscal year (approximately $761,000), the Company's marketing activities did not generate revenues sufficient to attain profitability. Developing increased market acceptance for the Company's existing and proposed Kideo products will require substantial marketing efforts and the expenditure of a significant amount of funds. If current revenue levels are sustained for the near term, the Company does not believe that it will have the capability to devote to those marketing efforts funds of its own in amounts that will be sufficient to create broad consumer awareness of the Company's products. The Company is therefore seeking out marketing and other arrangements with companies that have the demonstrated financial and operational capabilities to promote and distribute children's home video products through a broad range of distribution channels. No assurance can be given, however, that any of those arrangements (if concluded on terms favorable to the Company, of which there can be no assurance) will materially improve the Company's abilities to penetrate on a widescale basis the existing children's video market or to position its products to appeal to mainstream consumer markets. There in fact can be no assurance given that any marketing efforts undertaken by the Company (or its future marketing partners, if any) will result in any increased demand for the Company's products, or that any such efforts will result in any significant increase in revenues. See "Business--Marketing."

      Dependence on Key Personnel. The success of the Company is largely dependent on the abilities and continued personal efforts of its executive officers, including especially those of Richard L. Bulman, the Company's President and Chairman of the Board. All of the Company's current employment agreements with its officers expire by December 1998. Any incapacity or inability of Mr. Bulman or other of the Company's officers to perform their services would have a material adverse effect on the Company. Moreover, other than key man life insurance on the life of Mr. Bulman in the amount of $2,000,000, the Company does not have (and does not intend to have) key man life insurance on the lives of its officers or employees. The success of the Company is also dependent on its ability to continue to retain and attract qualified personnel. There is considerable and often intense competition for the services of such personnel, both on a national level and within the rapidly growing community of young computer-related businesses that have recently chosen to locate in New York City, the site of the Company's offices. There can be no assurance that the Company will be able either to retain its existing personnel or to acquire additional qualified personnel as and when needed. The loss of any of its key employees' services could have a material adverse effect on the Company's operations. See "Business--Employees" and "Management."

      Potential Obsolescence due to Rapid Technological Changes. The technologies underlying the Company's products (such as personal computer hardware and software), as well as the market for those products, are subject to rapid changes and evolving industry standards often resulting in product obsolescence or short product lifecycles. While the Company will continue to devote its efforts and funds to further developing and enhancing its existing products, technologies and production facilities, there can be no assurance that it will succeed in those efforts. The Company will likely depend to a considerable extent upon its ability to develop and implement improved technologies for the production of digitally personalized media products that embody features (e.g., improved animation) superior to those displayed by the Company's existing Kideos. The development and implementation of such new technologies is a complex and uncertain process requiring high levels of skill and innovation, as well as accurate anticipation of technological and market trends, and there can be no assurance that the Company's efforts in this direction will succeed. The Company's digitally personalized media products are designed for a relatively new and largely untested market. Such a new market is particularly susceptible to rapidly changing and evolving technologies and industry standards. The introduction by the Company's existing or future competitors of digitally personalized media products embodying superior technologies or the emergence of new industry standards could exert adverse price pressures on the Company's existing or future products or could render the Company's technologies obsolete or its products unmarketable, any of which occurrences would have a material adverse effect on the Company. See "Business--Technology Overview," "--Potential Future Products" and "--Competition and Industry Background."

      Competition. The Company believes that the market for digitally personalized video media -- although only in its development stages -- will likely evolve into a highly competitive market. The Company is aware of only one other company in this country that is currently producing and marketing personalized video media products. However, there are numerous other companies involved in video media production who could possibly enter the personalized market segment in which the Company is doing business. Many of such companies have substantially greater financial, technical, production, marketing and other resources than those of the Company. In the case of an entity with such resources, the Company does not believe that there currently are, or are likely to be in the foreseeable future, prohibitive barriers to entry into the business of developing and marketing digitally personalized media products. Accordingly, the ability of the Company to compete will depend on its ability to complete development of, and introduce into the marketplace in a timely manner, its proposed products and technology, and to continually enhance and improve such products and technology. There can be no assurance that the Company will be able to compete successfully, that its existing or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable (or otherwise have a material adverse effect upon the Company's operations), or that the Company will be able to enhance successfully its proposed products or technology or to adapt them satisfactorily. See "Business--Competition and Industry Background."

      Seasonality; Significant Fluctuations in Quarterly Financial Results. Based upon the Company's limited operating history, it expects that a substantial portion of its revenues in any fiscal year may result from sales during the months of October through December. The Company believes that a reason for this sales pattern is that a significant percentage of its products have been given as gifts and, as such, sell at larger volumes during the holiday season. For that and other reasons, the Company's results of operations are likely to vary significantly from quarter to quarter, and financial results for any given fiscal quarter will not necessarily be indicative of the results to be anticipated for a full fiscal year. Other such reasons could include significant fluctuations in demand for the Company's products, a change in the mix of distribution channels through which products are sold, the introduction of new products by the Company or its competitors, and changes in general economic conditions. Moreover, as a result of its limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenues and to a large extent are fixed. However, the Company typically operates with no backlog. As a result, quarterly sales and operating results generally depend on the volume and timing of and ability to fulfill orders received within the quarter, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Accordingly, any significant shortfall of demand for the Company's products and services in relation to the Company's expectations would have an immediate adverse impact on the Company's business, operating results and financial condition. Due to all of the foregoing factors, it is likely that the Company's operating results in some future quarter will be below the expectations of public market analysts (if any are then following the Common Stock) and investors. In such an event, the market price of the securities offered hereby would likely be materially adversely affected. At the present time, to the Company's knowledge, no public market securities analysts are following the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      Limited Assurances as to Protection of Proprietary Technology. The Company claims proprietary rights in its digital personalization production process. In April 1997, the Company was issued a U.S. patent relating to its digital personalization production process (Patent No. 5,623,587). None of the Company's production technologies, however, are currently the subject of any issued patents in any foreign jurisdiction, and there can be no assurance that any foreign patents will be issued to the Company. Patents and patent applications, like the ones issued to and filed involve complex legal and factual questions, and breadth of patent claims that may have issued, or that may be allowed in the future, is inherently uncertain. As a result, even when a patent is issued to a company, there can be no assurance as to the degree or adequacy of protection that such patent may afford. There can be no assurance, for instance, (i) that the U.S. patent issued to the Company will be sufficiently broad to protect the Company's proprietary technology or the processes to which such patent relates, or (ii) that this patent will not be challenged, invalidated, designed around by others or otherwise circumvented. There additionally can be no assurance that --independently of any protection afforded by any patents now or hereafter issued -- the steps taken by the Company to protect its proprietary rights will be adequate to prevent the misappropriation of its technology or the independent development by others of hardware and software products with features based upon, or otherwise similar to, those of the Company's products. In addition, if the Company were to become involved in litigation to enforce any of its patent rights, the attendant costs could be substantial or even prohibitive. The Company accordingly may not enjoy any effective patent protection with respect to its proprietary technology and processes. Although the Company believes that its existing technologies and implementations of such technologies do not infringe upon the rights of others, it is possible that third parties may currently have, or may be granted in the future, patents claiming products or processes that are necessary for or useful to the development of the Company's technology, and that legal actions could be brought against the Company asserting infringement. In addition, there can be no assurance that products developed by the Company in the future will not infringe the current or future patent rights of others, giving rise to infringement claims against the Company. In the case of such infringement, the Company could, under certain circumstances, be required to modify its products or to obtain a third-party license in order to render the Company's technology or processes non-infringing. Such thirty-party license might not be granted, or may not be available to the Company on reasonable terms, either of which results could materially adversely affect the Company's business and prospects. See "Business--Intellectual Property Rights."

      Possible Inability to Use or Register the Word "Kideo" as a Trademark. The Company has adopted and used the word "Kideo" as its principal trademark for its products and services. The Company has applied for registration of this trademark in the United States, Australia, France, Germany, Japan, Spain and the United Kingdom. There can be no assurance that the Company will be granted a registered trademark of the word "Kideo" in any jurisdiction. In the United States, another party had previously registered two allegedly similar trademarks but had ceased using them and had filed for bankruptcy under Chapter 11. In July 1994, the Company commenced proceedings against the successor to the original owner of these two trademarks (the "Successor") in order to obtain the cancellation of these trademarks on the basis of abandonment. The Company prevailed in one proceeding but the other proceeding is still pending. This latter proceeding is currently suspended, pursuant to a stipulation agreed upon by the Company and the Successor while they complete the formalities of a settlement. In this settlement, the Successor has agreed to withdraw its registration and a pending application to register the mark "Kideo" and to cease using this mark in the United States. The settlement agreement has been prepared, agreed to by both parties, and is in the process of being executed. If for any reason the settlement agreement is not executed and delivered by the Successor (which the Company currently considers unlikely), then the Company would recommence the pending proceeding. In Company expects (based upon statements made to it by the Successor) that the Successor will allege that, even if the previously registered trademarks were abandoned by the original owner, the Successor nonetheless made the first use thereafter of the trademark "Kideo" in the United States. A proceeding of this nature is a lengthy and potentially expensive process, and there can be no assurance that the Company will ultimately obtain a registered trademark for the word "Kideo" and obtain the right to use this mark in connection with its products and services. Another third party also has been using the trademark "Kideo" locally in the State of Illinois and has obtained an Illinois state registration of this mark. This may prevent the Company from using this mark in the state of Illinois. To date, however, the Company has received no communication from any party objecting to or otherwise challenging its right to conduct its business and offer its products for sale in Illinois under the name "Kideo." See "Business--Legal Proceedings."

      Market for the Company's Securities; Possible Price Volatility. There can be no assurance that an active trading market for the Company's securities will exist or be sustained at any time after the date hereof, especially in view of the September 1997 delisting of the Common Stock and Warrants from Nasdaq. No person or entity is required to make a market in the Common Stock. As a result, a purchaser of the Shares may experience difficulty in selling his Shares. In addition, the market prices of the Company's securities may from time to time be highly volatile, as has been the case with the securities of other companies in emerging growth businesses. Factors such as the Company's financial results, the introduction of new products by the Company or its competitors, and factors affecting the video industry generally may have a significant impact on the market price of the Company's securities. In recent years, the stock market itself has experienced a high level of price and volume volatility, and market prices for the stock of many companies (particularly of small and emerging growth companies, like the Company, whose common stock is traded only in the over-the-counter-market) have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. See "Price Range of Securities and Dividend Policy."

      No Dividends. The Company has never paid any cash or other dividends on its Common Stock. Payment of dividends on the Common Stock is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. For the foreseeable future, the Board intends to retain future earnings (if any) to finance its business operations and does not anticipate paying any cash dividends with respect to the Common Stock. In addition, the payment of cash dividends in the future will potentially be limited by the terms of financing agreements that may hereafter be entered into by the Company or by the terms of any series of dividend-bearing Preferred Stock that may be issued by the Company. See "Price Range of Securities and Dividend Policy" and "Description of Securities--Series A Preferred Stock."

      Significant Management Holdings. As of the date of this Prospectus, the Company's directors and officers as a group own an aggregate of approximately 22% of the outstanding shares of Common Stock (28% when beneficial ownership is considered) and will thus be able to exert significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions (such as acquisitions of the Company or its assets). If they were to act together as a group, the Company's officers and directors could delay or prevent a change of control of the Company. See "Principal Stockholders" and "Description of Securities."

      Delaware Anti-Takeover Statute; Possible Adverse Effects Associated with the Issuance of "Blank Check" Preferred Stock. The Company is a Delaware corporation and is subject to imposed by Section 203 of the Delaware General Corporation Law ("DGCL"), which is generally viewed as an anti-takeover statute. In general, this statute prohibits a public company incorporate in Delaware from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. In addition, the Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue up to 5,000,000 shares of "blank check" preferred stock, from time to time, in one or more series, solely on the authorization of its Board of Directors -- as was done in the case of the creation in May 1997 of the Series A 6% Convertible Participating Preferred Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--May 1997 Financing." The Board of Directors is thus authorized, without further approval of the stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of preferred stock. The issuance of such stock could, among other results, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock and Warrants. See "Description of Securities--Preferred Stock" and "--Anti-Takeover Provisions of Delaware Law."

      Certain Charter Provisions Having Anti-Takeover Effects. The Company's Certificate of Incorporation includes provisions that may, under certain circumstances, make it more difficult for a third party to gain control of the Company (e.g., by means of a tender offer), prevent or substantially delay such a change of control, discourage bids for the Company's securities at a premium, or otherwise adversely affect the market price of the Company's securities. At the next annual meeting of stockholders, for example, the Company's Board of Directors will be classified into three classes of directors, with each class serving a staggered three-year term. The Certificate of Incorporation also provides that stockholder action may only be effected at a duly called meeting of stockholders and not by a written consent in lieu of a meeting. These provisions could make it more difficult for stockholders to effect certain corporate actions that might facilitate a proposed acquisition of the Company (e.g., the replacement of directors of the Company) and might have the effect of delaying or preventing a change of control of the Company. See "Management--Directors and Executive Officers."

      Limitations on Liability of Directors and Officers. The Company's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by the DGCL as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the Company's By-Laws (the "By-Laws") require the Company to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. As a result of such provisions in the Certificate of Incorporation and the By-Laws, stockholders may be unable to recover damages against the directors and officers of actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and officers and may discourage or deter stockholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders. See "Management--Limitations of Liability and Indemnification."

      State Registration Required for Sale of Shares. An investor may purchase Shares only if those Shares are qualified for sale, or are exempt from registration or qualification, under the applicable state securities laws of the State in which the prospective purchaser resides. The Company has not registered or qualified the Shares under any state securities laws and, unless the sale of Shares to a particular investor is exempt from registration or qualification under applicable state securities laws, that sale may not be effected until those Shares have been so registered or qualified.

      Shares Eligible for Future Sale; Registration Rights. As of the date of this Prospectus, the Company has 3,694,628 shares of Common Stock outstanding. Of the outstanding shares, an aggregate of 2,233,114 shares have previously been registered for sale under the Securities Act and, accordingly, are freely tradeable without restriction or further registration thereunder. The Company effectuated those prior registrations in June 1996 (as part of the Underwritten Offering) and in August 1997 (in connection with the May 1997 Financing described below under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--May 1997 Financing"). Of the outstanding shares of Common Stock registered in June 1996,
(i) 1,400,000 registered shares of Common Stock were sold in the public market pursuant to the Underwritten Offering, and (ii) 290,000 shares of Common Stock were registered on behalf of certain selling stockholders of the Company. All of the 543,114 outstanding shares of Common Stock registered in August 1997 were registered on behalf of a selling stockholder of the Company.

      All of the 1,461,514 remaining shares of Common Stock currently outstanding (the "Restricted Common Stock") are "restricted securities" (as that term is defined in Rule 144 under the Securities Act), and as such they may be sold only pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Since June 24, 1997, however, substantially all of these restricted securities have either been (i) eligible for sale in the public market pursuant to Rule 144 or (ii) subject to the exercise of certain demand and/or piggyback registration rights which the Company from time to time has granted to various of its securityholders. A total of 1,235,234 shares of the Restricted Common Stock are held by stockholders to whom the Company has granted registration rights.

      No prediction can be made as to the effect, if any, that sales of such securities, or the availability of such securities for sale, will have on the market prices prevailing from time to time for the Common Stock and Warrants. However, even the possibility that a substantial number of the Company's securities may, in the near future, be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. In addition, any future exercise of the registration rights held by existing securityholders of the Company could cause it to incur substantial expenses and could have a further negative impact upon the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities--Registration Rights," "Shares Eligible for Future Sale" and "Plan of Distribution."

      Effect of Outstanding Convertible Securities. As of the date of this Prospectus, there are outstanding: (i) currently exercisable Warrants to purchase an aggregate of 1,610,000 shares of Common Stock at a price of $4.00 per share;

(ii) fully vested Employee Options to purchase 261,003 shares of Common Stock at $2.50 per share; (iii) currently exercisable Underwriter's Warrants to purchase an aggregate of 140,000 shares of Common Stock at a price of $8.25 per share;
(iv) currently exercisable Common Stock purchase warrants (which underlie the Underwriter's Warrants) to purchase an aggregate of 140,000 shares of Common Stock at a price of $5.20 per share; (v) certain currently exercisable warrants (issued in October 1996 to an independent contractor to the Company) to purchase an aggregate of 20,000 shares of Common Stock at a price of $5.00 per share; and
(vi) certain currently exercisable warrants (which are beneficially held by Charles C. Johnston, a director and principal stockholder of the Company) to purchase an aggregate of 83,975 shares of Common Stock at a price of $3.60 per share. If any of these convertible securities are exercised for or converted into their underlying Common Stock equivalents, then the percentage ownership of persons then holding shares of Common Stock (such as the purchasers of the Shares offered hereby) will be diluted (and could be substantially diluted), and subsequent sales in the public market of such underlying Common Stock could adversely affect the prevailing market prices for the Common Stock (including the Shares offered hereby). See "Recent Developments--Repricing of Employee Stock Options," "Management--1996 Stock Option Plan" and "Description of Securities."

      Tax Loss Carryforward. The Company's net operating loss carryforwards ("NOLs") expire in the year 2010. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLs is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. The equity financing obtained by the Company in connection with the Underwritten Offering and certain private financings completed prior thereto resulted in an ownership change and, thus, in limitations on the Company's use of its prior NOLs. In the event the Company achieves profitable operations, any significant limitation on the utilization of its NOLs would have the effect of increasing the Company's tax liability and reducing net income and available cash resources. See Consolidated Financial Statements.

                  PRICE RANGE OF SECURITIES AND DIVIDEND POLICY

      The Common Stock and Warrants are traded in the over-the-counter market under the respective symbols KIDO and KIDOW. The following table sets forth the range of the high and low bid information (as provided by Standard & Poors Comstock) of these securities for the period from June 24, 1996 (the effective date of the Underwritten Offering) through April 24, 1998. Such information may reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions.

                                  Common Stock                  Warrants
                                 --------------                ----------
                              Low Bid     High Bid       Low Bid       High Bid
                              -------     --------       -------       --------

FISCAL 1996:

4th Quarter (from 7/31/96)     2-1/8       5-3/4           3/8          1-1/2

FISCAL 1997:

1st Quarter                    2-3/4       4-1/8           1/2          1-1/8

2nd Quarter                        2       3-1/2           3/8            7/8

3rd Quarter                    2-3/4       4-1/8           3/8              1

4th Quarter                    2-1/2       4-3/8         14/32          15/16

FISCAL 1998:

1st Quarter                    15/16       2-3/4           1/8            7/8

2nd Quarter                  1-15/16      2-1/16           1/8            1/2

3rd Quarter (to 4/24/98)       1-3/8      2-5/16           2/8            1/2

      The Company has never paid any cash dividends on its Common Stock, and the Board does not intend to declare or pay any dividends on its Common Stock in the foreseeable future. The Board currently intends to retain all available earnings (if any) generated by the Company's operations for the development and growth of its business. The declaration in the future of any cash or stock dividends on the Common Stock will be at the discretion of the Board and will depend upon a variety of factors, including the earnings, capital requirements and financial position of the Company and general economic conditions at the time in question. In the case of cash dividends payable on the Common Stock (if ever declared by the Board), the Company's ability to pay them hereafter may depend upon whether, at the time in question, it has satisfied in full its obligations (if any) to pay all dividends then accrued but unpaid on any then-outstanding shares of a series of dividend-bearing Preferred Stock of the Company (if any such series is then authorized and outstanding). In addition, the payment of cash dividends on the Common Stock in the future could be limited or prohibited by the terms of financing agreements that may be entered into by the Company (e.g., a bank line of credit or an agreement relating to the issuance of other debt securities of the Company). See "Description of Securities--Preferred Stock".

      As of April 24, 1998, there were approximately 800 record holders of Common Stock, and 9 record holders of Warrants.

                                 CAPITALIZATION

      The following table sets forth the short-term debt and capitalization of the Company as of January 31, 1998: (i) on an actual basis; and (ii) on a pro forma basis, giving effect as of such date to the conversion of all of the January 1998 Notes into 620,000 shares of Common Stock. All amounts are in thousands of dollars.

                                                           January 31, 1998
                                                          -------------------
                                                          Actual    Pro Forma(1)
                                                          ------    ---------

Short-term portion of capitalized leases obligations     $     78    $    78
                                                         ========    =======
Long-term portion of capitalized lease obligations       $     28    $    28


Convertible notes payable-long term, ($620,000 net
  of $620,000 of discount(2))                                  --         --


Stockholders' Equity:

    Preferred Stock, $.0001 par value, issuable in
      series: 5,000,000 shares authorized; 4,000
      shares authorized as Series A 6% Convertible
      Participating Preferred Stock; no shares
      issued and outstanding                                   --         --
    Common Stock, $.0001 par value: 15,000,000
      shares, issued and outstanding 3,694,628 shares
      at January 31, 1998 (actual); issued and
      outstanding 4,314,628 shares (pro forma)(1)              --         --
    Additional paid-in capital                             10,551     11,171

    Accumulated deficit                                   (10,442)   (10,907)
                                                         --------    -------
    Total Stockholder's Equity                                109        264
                                                         --------    -------
          Total Capitalization                           $    137    $   292
                                                         ========    =======
xxxx
---------

      (1) Gives pro forma effect to the conversion pursuant to the January 1998 Financing of convertible notes payable (i.e., the January 1998 Notes and the SME Note) into 620,000 shares of Common Stock.


      (2) Includes the recognition of the discount in the amount of $465,000 that resulted from the allocation of proceeds to the beneficial conversion feature relating to such notes.

                             SELECTED FINANCIAL DATA

      The following selected financial data for the years and periods presented below is derived from the Company's consolidated financial statements. The financial data for the two fiscal years ended July 31, 1997 is derived from the Company's audited consolidated financial statements and related notes included elsewhere in this Prospectus. The data as of January 31, 1997 and 1998 and for the six-month periods then ended is derived from the Company's unaudited financial statements included elsewhere in this Prospectus, which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended January 31, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year. The following data should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." All amounts are in thousands of dollars, except per share amounts and number of shares.

Statement of Operations Data:

                                                        Six months   Six months
                                                          ended        ended
                           Year Ended     Year Ended    January 31,  January 31,
                         July 31, 1996   July 31, 1997     1997         1998
                         -------------------------------------------------------
                                                        (unaudited)  (unaudited)

Sales                     $       761   $     1,346   $       761   $       593
Gross profit                      124            21           (76)           80
Net loss                       (3,059)       (3,819)       (2,336)       (1,269)
Net loss per share(3)     $     (2.27)  $     (1.37)  $     (0.79)  $     (0.37)
Weighted average shs.(1)   {1,304,876}   {2,939,014}   {2,939,014}   {3,481,829}

Balance Sheet Data:

                             July 31, 1997   January 31, 1998   January 31, 1998
                            ----------------------------------------------------

                                              (unaudited)        (pro forma)(2)
Cash and cash equivalents     $   164           $     7            $     7
Working capital (deficit)        (666)             (962)              (962)
Total assets                    1,488             1,649              1,804
Long-term obligations, net         74                28                 28
Total liabilities               1,066             1,540              1,540
Stockholders' equity          $   422           $   109            $   264


----------
      (1) Weighted average shares outstanding assumes all pre-IPO issuances of Common Stock and all conversions into Common Stock of a previously authorized series of Preferred Stock and of certain convertible debt were made as of the beginning of the periods presented.

      (2) Gives pro forma effect to the conversion pursuant to the January 1998 Financing of convertible notes payable (i.e., the January 1998 Notes and the SME Note) into 620,000 shares of Common Stock. Includes the recognition of the discount in the amount of $465,000 that resulted from the allocation of proceeds to the beneficial conversion feature relating to such notes.

      (3) Restated in accordance with SFAS No. 128 and SAB No. 98 refer to "Managements' Discussion and Analysis of Financial Condition and Results of Operations."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      The Company was organized in August 1993 (and began operations in November
1993) to develop, manufacture and market digitally personalized videos for children. The process of mass-producing personalized videos was developed internally and supplemented with additional technology purchased in 1995 (see "1995 Technology Acquisition" below). The Company claims proprietary rights in its technologies and production process. In April 1997, the Company was issued a U.S. patent relating to its digital personalization production process (Patent No. 5,623,587).

      The Company has incurred substantial operating losses since its inception, resulting in an accumulated deficit of approximately $10,398,000 as of January 31, 1998. For its fiscal year ended July 31, 1997, the Company had revenues of approximately $1,346,000 and a net loss of approximately $3,819,000, and, for the six months ended January 31, 1998, the Company had revenues of approximately $593,000 and a net loss of approximately $1,225,000. The Company believes that its net loss for the fiscal year ended July 31, 1997 could exceed the net loss for the prior fiscal year, and that the Company will continue to operate at a loss until such time, if ever, when its operations generate sufficient revenues to cover its costs. The report of independent accountants on the Company's consolidated financial statements for the fiscal year ended July 31, 1997 contains an explanatory paragraph stating that the Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern, while noting that the Company's recurring losses from operations and net working capital deficiency raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

      On September 26, 1997, the Company was advised by Nasdaq that the Company's Common Stock and Warrants had been deleted from listing on the Nasdaq SmallCap Market. The Nasdaq decision was based in part upon the Company's failure to meet, as reflected in its Form 10-QSB for the fiscal quarter ended April 31, 1997, the "total assets" and "capital and surplus" requirements for continued listing on the Nasdaq SmallCap Market. See "Risk Factors--September 1997 Delisting of Securities from Nasdaq," "--Additional Risks Relating to Delisted and Penny Stocks" and "Price Range of Securities and Dividend Policy."

      In June 1996 the Company consummated the Underwritten Offering (see "Initial Public Offering" below), raising net proceeds of approximately $5,560,000 through the issuance of 1,400,000 shares of Common Stock and 1,610,000 Warrants. In connection with the Underwritten Offering (sometimes called the "IPO"), all outstanding shares of a previously-authorized series of Preferred Stock (the "Retired Preferred Stock") were automatically converted into an aggregate of 293,533 shares of Common Stock, and $1,000,000 in principal amount of the Company's 10% Convertible Subordinated Debentures due 1998 (the "Debentures") was converted into 279,889 shares of Common Stock.

      The information set forth below includes "forward-looking statements" within the meaning of Section 21E of the Exchange Act and is subject to the safe harbor created by that section. Readers are cautioned not to place undue reliance on these forward-looking statements, as they speak only as of the date hereof.

Revenue Recognition

      The Company's products are marketed directly to consumers and also through mail-order catalogs and retail stores. All customer orders, regardless of their source, are processed at the Company's manufacturing plant in New York City. Revenue is recognized when the completed personalized video is shipped to the customer.

Results of Operations

      The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this Prospectus.

      Six months ended January 31, 1998 (the "Current Period") Compared to the Six Months Ended January 31, 1997 (the "Prior Period")

      Sales. Sales declined 22% to $593,000 in the Current Period from $761,000 in the Prior Period. The direct-to-consumer sales declined 1% to $405,000 in the Current Period from $409,000 in the Prior Period. The catalogue and retail sales declined $163,000 or approximately 46% to $189,000 for the Current Period. This is attributed to the fact that in the Current Period there were no new product releases as compared to the Prior Period when the Company had launched new proprietary products and titles. In the Prior Period, the Company had introduced four new Kideo titles. Those titles contributed significantly to an increase in sales from $561,000 during the six months ended January 31, 1996 to $761,000 during the six months ended January 31, 1997 -- an increase of approximately 36%.

      Due to the decline in vendor-based orders, the ratio of direct tape sales increased to 52% for the Current Period as compared to 45% in the Prior Period, improving the average sales price per tape to $27.73 for the Current Period as compared to $24.28 in the Prior Period.

      The Company sells a plush version of Gregory Gopher, a proprietary character, and a non-personalized audiocassette featuring the sound track from the Gregory Gopher videos. Sales of these ancillary products have not been significant to date.

      Cost of Sales. The Company had a gross profit of 13% or $80,000 for the Current Period as compared to a loss in the Prior Period of ($76,000). Continued inventory controls and improved manufacturing process, combined with a decrease in volume, have reduced the cost of raw materials and direct labor, generating savings of $28,000 and $73,000 respectively. Depreciation expense declined $103,000 in the Current Period due to the retirement of manufacturing equipment in the Prior Period; however, this reduction was offset by an increase of $147,000 in amortization of content costs in the Current Period. Royalties and other fixed costs of sales showed savings of $19,000 and $34,000 for the Current Period.

      Selling Expenses. Selling expenses decreased $611,000 or 49% in the Current Period to $643,000 from $1,254,000 in the Prior Period. Promotional and media expenses decreased by $238,000 in the Current Period as a result of spending cut backs by the Company. Additional decreases reflect reductions in sales related payroll and benefits of $196,000, catalog and retail-sourced expenses of $31,000, outside services of $33,000 and a decrease in shipping expenses of $71,000. The Company's present marketing programs include a "Kideo Catalog" and a Kideo products promotion on the Home Shopping Network, introduced late in the Current Period.

      General and Administrative Expenses. The Company's general and administrative expenses decreased $382,000 or 37% to $654,000 in the Current Period from $1,036,000 in the Prior Period. The primary causes for this decrease were in non-recurring development expenses of $192,000. The development expense decrease, from $292,000 in the Prior Period to $100,000 in the Current Period, is attributed to the development of new, more efficient production technology that was developed and put in place in the Prior Period. Payroll and related payroll expenses generated additional savings of $82,000 in the Current Period. Other cost-effective savings by the Company during the Current Period were in insurance of $17,000, expenses associated with being a public company of $15,000 and infrastructure costs of $57,000. These savings were offset by higher depreciation charges of $21,000. The Company regularly reviews its general and administrative expenses for potential cost-effective savings and implements them as and when practicable. Management does not currently anticipate that, relative to the revenues expected to be generated during the second half of the fiscal year ending July 31, 1998, the Company's general and administrative expenses will run at a rate proportionally higher than they did in the Current Period.

      Loss from Operations. The loss from operations decreased $1,149,000 or 49% to $1,217,000 in the Current Period from $2,366,000 in the Prior Period. In response to unprofitable promotions spending in the prior periods, the Company has implemented cost-saving measures that include across-the-board salary reductions, reductions in shipping costs, headcount, benefits, and discretionary spending. The Company continues this management policy as evidenced by the decreases in selling, general and administrative expenses in the Current Period as compared to the Prior Period.

      Other Income (Expense). The Current Period reflects $44,000 of expenses related to the January 1998 financing and $12,000 of lease interest expenses net of $4,000 of interest income in that period. The Prior Period reflects an excess of interest income from investments (Treasury bills, money market funds and corporate commercial paper) over lease interest expenses.

      Net Loss. The net loss in the Current Period was $1,269,000 or $0.37 loss per share on 3,481,829 average shares of Common Stock outstanding, as compared to the Prior Period net loss of $2,336,000, or $0.79 loss per share on 2,939,014 average shares of Common Stock outstanding.

      Fiscal year ended July 31, 1997 (the "1997 Fiscal Year") Compared to the Fiscal Year Ended July 31, 1996 (the "1996 Fiscal Year")

      Sales. During the 1997 Fiscal Year, the Company sold 45,600 personalized videos, an increase of 42% over the 32,100 units produced and sold during the 1996 Fiscal Year. During the 1997 Fiscal Year, the Company released four new personalized video titles. Mystery of the Missing King and Space Ace are animated titles that were released in the first quarter of the 1997 Fiscal Year (ended October 31, 1996) with direct mail and telemarketing programs. In January 1997, the Company released its first personalized videos combining live-action and animation sequences: Gregory & Me: See What I Can Do! and Gregory & Me: My Amazing Animal Adventure. Both titles feature Gregory Gopher and his friends, proprietary characters developed by Company. In the 1997 Fiscal Year, these four titles doubled the Company's video product offerings to eight proprietary titles. The Company in the 1997 Fiscal Year also released a plush version of Gregory Gopher and a non-personalized audio cassette featuring the sound track from the videos. Sales of these ancillary products were not significant in the period. The newly released videos accounted for 35% of the total sales volume in the 1997 Fiscal Year.

      Sales increased 77% to $1,346,000, and include a 265% increase (to $745,000) in direct-to-consumer sales. This increase reflects the cumulative results of the Company's direct marketing activities during the 1997 Fiscal Year, which were undertaken utilizing proceeds from the Underwritten Offering. These direct marketing activities included direct mail, telemarketing, radio, print and television advertising. The Company believes that its direct-to-consumer sales benefitted also from a higher level of consumer awareness resulting from television and print exposure of the Company and its products, including television exposure on the Oprah Winfrey Show, EXTRA, Managing with Lou Dobbs, and articles on the Company published by The New York Times, Gannett Newspapers, Newsweek, and Equity Magazine.

      Catalog and retail-sourced sales increased 6% to $591,000. There was an over all volume decline in the retail channel which primarily reflects 1996 Fiscal Year marketing programs that were not rolled out in the 1997 Fiscal Year. The number of catalogs offering the Company's products increased from 16 in the 1996 Fiscal Year to 36 in the 1997 Fiscal Year. Revenues from this source, however, remained level with the 1996 Fiscal Year due to several factors. The timing of the release of the new Gregory & Me titles did not permit their inclusion in Christmas catalogs. Additionally, one of the Company's first and largest customers had been given an exclusive right to sell the Gregory & Me titles in the catalog channel, which limited their exposure. That exclusive right expired at the end of 1996. Since the balance of the Company's catalog trade was limited to the first four titles of the Original Kideos, there was some price erosion in this channel.

      Production Equipment Write-Off. A write-off of production equipment accounted for $226,000 in the 1997 Fiscal Year. The Company provided for the disposal of certain production equipment during the second quarter of its current fiscal year. This equipment was written off after the successful completion of tests which established that older Kideo titles could be produced using the Company's new, more efficient production equipment.

      Gross Margin. The Company's gross margin fell to 2% of sales in the 1997 Fiscal Year from 16% in the 1996 Fiscal Year. Unit selling prices improved by approximately 5% due to the shift in sales mix from catalog-sourced sales (wholesale pricing) to direct-to-consumer sales (retail pricing). Unit sales in the 1997 Fiscal Year were 50% higher than in the 1996 Fiscal Year. However, these positive results were offset by increases in fixed costs of $396,000 related primarily to an expansion of production capacity (depreciation of $26,000, rent of $31,000, supervision of $11,000, utilities of $9,000) and amortization of Gregory & Me content development costs of $259,000. The one-time write-off of production equipment described above in the amount of $226,000 was recognized in this period.

      Selling Expenses. The Company's selling expenses increased 166% in the 1997 Fiscal Year, to $1,959,000, from $737,000 in the 1996 Fiscal Year, reflecting principally the costs of marketing the new Gregory & Me titles through television, radio, print, direct mail, and telemarketing campaigns of $1,100,000. In addition there were increased salaries of $291,000 mostly related to data input and increased shipping expenses of $58,000 due to higher sales volume. Retail marketing programs pursued during the 1996 Fiscal Year in the amount of $133,000 were not recurring in the 1997 Fiscal Year.

      General and Administrative Expenses. The Company's general and administrative increased 67% in the 1997 Fiscal Year, to $1,901,000, from $1,137,000 in the 1996 Fiscal Year. Research and development expenses increased $161,000 during the 1997 Fiscal Year, to $374,000, from $213,000 in the 1996
Fiscal Year. The remainder of inter-period change relates primarily to (i) the higher expenses associated with being a public company (legal, stockholder reporting and insurance account for $326,000), (ii) higher infrastructure costs (payroll, benefits, depreciation on leasehold improvements and online services account for $235,000) and (iii) an allowance for doubtful accounts (for $28,000).

      Loss from Operations. Loss from operations increased 25% in the 1997 Fiscal Year, to $3,819,000, from $3,059,000 in the 1996 Fiscal Year, reflecting the above changes. Most notably, the cost of launching the new Gregory & Me titles on radio and television exceeded the revenues derived. One of the benefits of the launch, however, was that the Company built a substantial database of leads derived from people calling an 800 number for free Kideo order kits. Management is pursuing strategic marketing alliances with third parties, with the intention of reducing the Company's financial risk in direct-to-consumer advertising programs. There can be no assurances that these objectives will be achieved. The loss from operations includes operating investments in infrastructure, including space expansion, operating systems, research and development, and management.

      Other Income (Expense). Other income net of expense reflects an excess of interest income from investments (Treasury bills, money market funds and corporate commercial paper) over interest expenses

      Nonrecurring Items. Nonrecurring items relate to interest charges, amortization of original issue discount related to certain of the Company's pre-IPO private financings, and amortization of the issuance costs of certain debt securities that either were repaid out of proceeds from the Underwritten Offering or were converted into Common Stock upon the closing of that offering.

      Net Loss. The net loss for the 1997 Fiscal Year was $3,819,000, or $1.37 per share on 2,939,000 average shares of Common Stock outstanding, as compared to a net loss for the 1996 Fiscal Year of $3,059,000, or $2.27 per share on 1,304,876 average shares of Common Stock outstanding.

Liquidity and Capital Resources

      Net cash used by operations of $607,000 for the six months ended January 31, 1998 improved 64%, or $1,092,000, from the Prior Period use of $1,699,000. The Company invested $294,000 in that six-month period, of which $291,000 was in capital content of the newly-licensed Barney home video title, as compared to $899,000 invested in the six months ended January 31, 1997. Additional funds were generated in the six months ended January 31, 1998 through (i) the issuance of Common Stock for gross proceeds of $300,000, as described below under "--September 1997 Financing," and (ii) the January 1998 Financing, which raised gross proceeds of $500,000.


      The Company's capital requirements in connection with its development of new product, infrastructure and marketing activities have been and will continue to be significant. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress and timing of its new licensed-character development efforts, like those involving the Barney and Disney characters), that anticipated revenues from operations and its current cash and cash equivalent balances will be sufficient to fund the Company's operations and capital requirements for the foreseable future. In the event the Company's plans change or its assumptions change or prove to be inaccurate, however, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of any additional financing, and it is not anticipated that existing stockholders will provide any portion of the Company's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all.


      Balance sheet conditions which may be indicators of the Company's liquidity would include the cash balance along with the financing receivable which was received in February 1998 (approximately [$317,000] at January 31, 1998, after the infusion on January 30, 1998 of $500,000 in proceeds from the January 1998 Financing, as compared to a cash balance of approximately [$164,000] at January 31, 1997); working capital (which was a deficiency of approximately $962,000 at January 31, 1998, as compared to a deficiency of approximately $346,000 at January 31, 1997); and the stockholders' equity position (approximately $109,000 at January 31, 1998, as compared to approximately $422,000 at January 31, 1997). The shrinking cash balances indicate the Company's need for additional capital during the periods concerned. Although there can be no assurances, the Company believes that its new vendor relationships with HSN and QVC as well as its licensing agreement with Disney will generate revenues sufficient to fund its operations.

      In March 1998, the Company introduced on the Home Shopping Network the Kideo title "My Party With Barney". A 15 minute promotional spot was brodcast by HSN six times during a 48 hour period. In response, over 9,000 orders were received for this title. Through April of 1998, orders for Kideo titles had been placed with HSN and QVC in the amounts of approximately $750,000 and $572,000 respectively, representing total sales of $1,322,000 (virtually all of which represented orders for "My Party With Barney"). Of that amount, the Company had collected approximately $721,000 through April 30. Although historically the Company has been dependent on equity financings to fund operations, the Company expects that the continued marketing of the Kideo products on HSN and QVC and the related funds generated and other vendor based sales will continue to generate revenue and serve to fund its operations and reduce its working capital deficit.

      The Company has no current plans for additional financing.

      Additionally, improvement in these indicators has in the past been dependent on external sources of financing, in the forms described below rather than through operations. Those operating factors which would afford an evaluation of the Company's ability to internally generate liquidity in both the short term and long term would include the revenue growth rate (77% over the prior fiscal year), the gross margin generated from operating activities (the fiscal year ended July 31, 1997 includes a significant equipment write-off) and the rate of selling, general and administrative expense spending relative to the revenue generated. Operating cash flow as evidenced by earnings adjusted for the non-cash expenses of depreciation, amortization of content costs and non-cash write-offs (resulting in negative operating cash flow of [$2,457,000] for the 1997 Fiscal Year) would provide an indication of the financing needed to fund future operating activities; however, these must be evaluated along with management's actions to increase its revenue stream, increase the efficiency of its marketing efforts, and control the costs of its infrastructure as discussed above.

      The Company has no material commitments or plans for capital expenditures at the present time. Currently, the Company's sales volume can be met with existing production equipment, and increases in volume can be met by adding additional shifts with existing equipment. Capital expansion for additional production equipment will be driven by increases in sales volume and will be funded by such revenues.


      Because the Company has operated at a loss since its inception and has not generated sufficient revenue from its operations to fund its activities, it has, to date, been substantially dependent on loans from its stockholders and private and public offerings of its securities to fund its operations. These financings that have occurred since August 1, 1995 (being the commencement of the Company's fiscal year ended July 31, 1996) are described below.

      1995 Pre-Bridge Financing

      During September and October 1995, the Company effectuated a private placement of $300,000 of its securities to six existing stockholders, including an affiliate of Charles C. Johnston, a director of the Company (the "1995 Pre-Bridge Financing"). In connection with such financing, the Company issued to the investors an aggregate of $300,000 in principal amount of 9% promissory notes (the "1995 Pre-Bridge Notes") and 90,000 shares of Common Stock (the "1995 Pre-Bridge Shares"). The 1995 Pre-Bridge Notes bore interest at the rate of 9% per annum and were to be repaid on the earlier of (i) one year from the date of issuance and (ii) the consummation of an initial public offering of the Company's securities. The net proceeds of the 1995 Pre-Bridge Financing were used for working capital purposes. The Company used approximately $320,000 of the IPO proceeds to repay all of the 1995 Pre-Bridge Notes. In addition, the 90,000 1995 Pre-Bridge Shares were registered by the Company with a per share value of $1.81, concurrently with the IPO, for resale by their holders. See "Management--Directors and Executive Officers," "Principal Stockholders" and "Certain Transactions--Transactions with Director Charles C. Johnston."

      1996 Pre-Bridge Financing

      In January 1996, the Company obtained an aggregate of $125,000 in financing (the "1996 Pre-Bridge Financing") from two of its executive officers (Robert J. Riscica, who was then the Company's Chief Financial Officer, and Marvin H. Goldstein, the Company's Vice President-Controller). In connection with this 1996 Pre-Bridge Financing, Messrs. Riscica and Goldstein purchased two and one-half units of the Company's securities, which units were identical to the Bridge Units subsequently issued in connection with the 1996 Bridge Financing, as such terms are defined immediately below (except that, unlike the shares of Common Stock included in the Bridge Units, the shares included in these units (the "1996 Pre-Bridge Shares") were not registered concurrently with the IPO). As a result of the 1996 Pre- Bridge Financing, the Company issued to Messrs. Riscica and Goldstein unsecured 9% promissory notes of the Company in the aggregate principal amount of $125,000 (the "1996 Pre-Bridge Notes") and an aggregate of 25,000 1996 Pre-Bridge Shares with a per share value of $2.32. The Company used approximately $129,000 of the IPO proceeds to repay all of the 1996 Pre-Bridge Notes.

      1996 Bridge Financing

      In February 1996, the Company completed the sale of 15 units (the "Bridge Units") to 11 private investors (the "1996 Bridge Financing"), each Bridge Unit consisting of (i) an unsecured 9% promissory note of the Company in the principal amount of $50,000, due and payable on the earlier of the consummation of the IPO and February 23, 1997 (subject to extension, under certain circumstances, to February 23, 1998) (each, a "Bridge Note") and (ii) 10,000 shares of Common Stock (the "Bridge Shares"), at a price of $50,000 per Bridge Unit. The Company received gross proceeds of $750,000 from the sale of the Bridge Units. After the payment of $75,000 in placement fees to the Underwriter of the IPO, who acted as placement agent for the Company with respect to the sale of the Bridge Units, and other offering expenses of approximately $85,000, the Company received net proceeds of approximately $590,000 in connection with the 1996 Bridge Financing. The Company's sale of the 15 Bridge Units resulted in the Company's issuance of a total of $750,000 in principal amount of Bridge Notes and 150,000 Bridge Shares. The Company used approximately $767,000 of the IPO proceeds to repay all of the Bridge Notes. The 150,000 Bridge Shares were registered by the Company with a per share value of $1.82, concurrently with the IPO, for resale by their holders.

      June 1996 Financing

      In June 1996, the Company completed the sale of two units (the "June Bridge Units") to two private investors (the "June 1996 Financing"), each June 1996 Unit consisting of (i) an unsecured 9% promissory note of the Company in the principal amount of $100,000, due and payable on the earlier of the consummation of the IPO and February 23, 1997 (subject to extension, under certain circumstances, to February 23, 1998) (each, a "June 1996 Note") and (ii) 25,000 shares of Common Stock (the "June 1996 Shares"), at a price of $100,000 per June 1996 Unit. The Company received gross proceeds of $200,000 from the sale of the June 1996 Units. After the payment of $20,000 in placement fees to the Underwriter, who acted as placement agent for the Company with respect to the sale of the June 1996 Units, the Company received net proceeds of $180,000 in connection with the June 1996 Financing. The Company's sale of the two June 1996 Units resulted in the Company's issuance of a total of $200,000 in principal amount of June 1996 Notes and 50,000 June 1996 Shares. Upon the consummation of the IPO, the Company used $201,200 of the proceeds to repay all of the June 1996 Notes, including interest. The 50,000 June 1996 Shares were registered by the Company with a per share value of $1.80, concurrently with the IPO, for resale by their holders.

      Initial Public Offering

      In January 1996, the Company's Board of Directors authorized an increase in the number of shares of preferred stock from 100,000 to 5,000,000. In addition, the Company's Board of Directors authorized an increase in the number of shares of Common Stock from 400,000 shares, par value $.01 per share, to 15,000,000 shares, par value $.0001 per share, and declared a stock split p stockholders received 8.6545 shares of Common Stock for each share of Common Stock previously owned.

      In June 1996, the Company consummated the Underwritten Offering of 1,400,000 shares of Common Stock at an offering price of $5.00 per share and 1,610,000 Warrants at an offering price of $.10 per Warrant. The net proceeds to the Company were approximately $5,560,000 after deducting issuance costs of $1,601,000, which were charged to equity.

      Upon the closing of the IPO, the Company repaid $1,375,000 principal amount of bridge note financings and converted the outstanding Debentures into 279,889 shares of Common Stock. In addition, all outstanding shares of the Retired Preferred Stock were converted into 293,533 shares of Common Stock. A more detailed summary of the Underwritten Offering begins on page ii of this Prospectus.

      May 1997 Financing

      On May 9, 1997, the Company's Board of Directors, acting pursuant to the authority granted under its Certificate of Incorporation, authorized the creation of a series of the Company's Preferred Stock, par value $.0001 per share (the "Preferred Stock"). The series so authorized is designated as the Series A 6% Convertible Participating Preferred Stock (the "Series A Preferred Stock") and consists of 4,000 shares, each share having a liquidation value of $1,000. On May 13, 1997, the Company consummated a private placement sale, arranged by a placement agent, to Sellet Marketing Corp. ("Sellet") of 750 shares of Series A Preferred Stock (the "May 1997 Financing"). The shares were sold at their liquidation value, for a total purchase price of $750,000. The Company used the approximately $705,000 in net proceeds from the May 1997 Financing as working capital for general corporate purposes (the $45,000 balance representing issuance costs). Pursuant to a Registration Rights Agreement between the Company and Sellet, the Company in August 1996 registered under the Securities Act the shares of Common Stock into which the Sellet could convert its 750 shares of Series A Preferred Stock. Those 750 shares became convertible into Common Stock at Sellet's option on and after July 12, 1997, and Sellet thereafter converted all of those shares into Common Stock, receiving an aggregate of 543,114 shares of Common Stock. The Certificate of Designations relating to the Series A Preferred Stock provides that the Series A Preferred Stock is initially convertible (subject to customary anti-dilution adjustments) into shares of Common Stock based upon the ratio of (a) the total liquidation value (at $1,000 per preferred share) of the preferred shares being converted, to (b) the then-effective conversion price. The conversion price at any point in time will be 80% of the prior three trading days' average of the reported closing bid price per share of Common Stock.

      That conversion feature affords a discount to fair market value at the time of conversion of the Series A Preferred Stock into Common Stock. The intrinsic value of this feature related to the 750 shares issued to Sellet in May 1997 was $187,500, and that amount was recognized in the Company's financial statements for the fiscal year ended July 31, 1997. In accounting for this intrinsic value, the Company reduced retained earnings by the appropriate portion of the discount, which is analogous to a dividend, and increased additional paid-in capital, as if that dividend were directly reinvested. In the consolidated balance sheet for the fiscal year ended July 31, 1997, total assets, total liabilities and total equity balances remained unchanged after this adjustment, although the equity section of that balance sheet did reflect the reclassification from earned capital to contributed capital in the amount of the discount recognized. In the consolidated statement of operations for the fiscal year ended July 31, 1997, the Company's loss per share calculation reflected the increase to loss per share of Common Stock which resulted from the reduction to retained earnings in recognition of the discount described above (i.e., as if it were a dividend to the holders of the Series A Preferred Stock).

      September 1997 Financing

      The Company issued 200,000 shares of Common Stock on September 16, 1997 to an affiliate of Charles C. Johnston, a director and principal stockholder of the Company, for an aggregate purchase price of $300,000 (the "September 1997 Financing"), which the Company's Board of Directors (excluding Johnston) determined to the be the fair market value of those 200,000 shares at the time of issuance. The Company used the proceeds from this financing as working capital for general corporate purposes. See "Management--Directors and Executive Officers," "Principal Stockholders" and "Certain Transactions--Transactions with Director Charles C. Johnston."

      January 1998 Financing

      A summary of this transaction begins on page 7 of this Prospectus under "Recent Developments--The January 1998 Financing." As of March 16, 1998, the Company had used all of the proceeds from this financing as working capital for general corporate purposes.

Impact of Recent Accounting Pronouncements

      During the six month period ended January 31, 1998, the Company adopted SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required primary EPS with a presentation of basic EPS. EPS amounts for the Company's prior accounting periods have been restated to conform with SFAS No. 128.

      Staff Accounting Bulletin 98 ("SAB 98"), was issued on February 3, 1998. SAB 98 revises various existing SAB's to be consistent with the requirements of SFAS No. 128. The most significant revision relates to the calculation of earnings per share when there have been issuances of stock or options at prices below the IPO price in periods preceding an initial public offering. SAB 98 requires all registrants who accounted for transactions under SAB 83 to restate these results in conformity with SFAS 128. Accordingly, the Company has restated the net loss per share data, and weighted average numbers of shares outstanding at July 31, 1996, as required.

                                    BUSINESS

General


      In its nearly five year history, Kideo Productions, Inc. has succeeded in developing proprietary technologies and production processes which have made it a low-cost manufacturer of a revolutionary new type of home entertainment product: digitally photo-personalized home videos ("Kideos") and photo-personalized books. Since commercially launching its first Kideos nationally in the spring of 1994, the Company has focused primarily on producing proprietary Kideo titles for children aged two to seven. In 1997, however, the Company obtained licenses (the "Barney Licenses") to manufacture and sell photo-personalized home videos and books featuring Barney, the dinosaur character from the highly-rated children's television series "Barney and Friends", and in that same year the Company also obtained the Disney License providing for its release of four English language photo-personalized books featuring certain characters owned by the Walt Disney Co. With its existing photo-personalized product lines targeting the children's market, the Company has created -- and believes it dominates -- a unique product niche in the home video market.


      In the Company's photo-personalized products, a child's face and name are digitally placed by a PC-based production system into a story template that has been digitally stored. The digital content is then output to either analog video or a printed format, allowing the child to become the star in a personalized VHS videocassette or book.

      The Company currently markets eight proprietary personalized video titles for children. The Barney Licenses provide for the release by the Company of one photo-personalized Barney home video and three photo-personalized Barney books. The Company has the right to market its Barney video title for the five-year period ending June 30, 2002 and its Barney books for the five-year period ending September 30, 2002. The Disney Licence provides for the release by the Company of four English language photo-personalized books featuring Disney's standard characters (i.e., Mickey Mouse, Minnie Mouse, Donald Duck, Daisy Duck, Pluto and Goofy) and characters to be designated by Disney from the popular animated motion pictures "Disneys's the Lion King " and "Toy Story". Two of the Disney Books are required to be early learning books and two are to be original story books. The Company has the rights to distribute the four Disney Books until April 30, 2000 in Canada and the United States and its territories and possessions.

      For its fiscal years ended July 31, 1996 and 1997, the Company had net losses of approximately $3,059,000 and $3,819,000, respectively, and it had an accumulated deficit of approximately $10,398,000 as of January 31, 1998. The report of independent accountants on the Company's consolidated financial statements for the fiscal year ended July 31, 1997 contains an explanatory paragraph stating that the Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern, while noting that the Company's recurring losses from operations and net working capital deficiency raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

      The Company claims proprietary rights in its technologies and production process. In April 1997, the Company was issued a U.S. patent relating to its digital personalization production process (Patent No. 5,623,587). The Company believes that this patent could potentially have substantial value, since the Company expects that businesses owning characters that are popular in the children's home video and television markets will ultimately seek to exploit those characters in digitally personalized audiovisual products.

      Prior to 1997, the Company had marketed six Kideo titles (the "Original Kideos"), which were created utilizing the first generation of the Company's proprietary computerized production process. That production process resulted, in general, in a videocassette product that might be likened to a "video picturebook" - the child's personalized character appearing in an Original Kideo is capable of only a very limited range of partial-motion animation.

      In January 1997, the Company began marketing the first two titles in its new series of Gregory and Me Kideos. The Company created these titles utilizing a newly implemented proprietary production system. As a result of the improved computerized production technologies employed by this system, in a Gregory and

Me title the child's photo-personalized character can exhibit two-dimensional full-motion animation and can be made to interact with both two-dimensional animated versions and three-dimensional puppet versions of the Gregory and Me cast of proprietary characters -- who in each title are led by Gregory Gopher. It is this recently patented production process -- a sophisticated technological system for the low cost, mass production of digitally photo-personalized videos and books -- which the Company believes will provide it with a meaningful near-term competitive advantage over new entrants into the emerging market for digitally photo-personalized home entertainment products.

      Each of the Original Kideos and Gregory and Me Kideos utilizes a digitally-stored video story template that features content and characters which are proprietary to the Company. The eight existing Kideo titles each has a playing time of approximately 20 minutes and a suggested retail list price of $29.95. The Company believes, however, that more than half of all Kideos sold by its customers have been offered at an actual retail price of $34.95 or higher. To date, substantially all Kideos sold have been purchased by U.S. consumers. The Company historically has relied primarily on national catalogue retailers (such as Hammacher Schlemmer and Spiegel) to market and sell its products. Since the Underwritten Offering, however, the Company has increasingly been targeting its marketing strategies towards direct-to-consumer advertising and the development of relationships with established national distributors of children's home video products.

Operating Strategy

      During 1997, the Company determined to focus its near-term development efforts for new digitally photo-personalized products increasingly upon the creation of titles featuring licensed characters (instead of proprietary ones) that have proven popularity in the children's home video market. In furtherance of that objective, the Company in 1997 obtained the Barney Licenses (which allow for the use of the Barney character in one photo-personalized home video and three photo-personalized books) and the Disney License (which allows for the use of certain Disney characters in four English language photo-personalized books). In order to advance that objective, the Company also is currently seeking out licensing, marketing and other arrangements with companies that control similar types of characters and/or that have the demonstrated financial and operational capabilities to promote and distribute children's home video products through a broad range of domestic distribution channels, including retail outlets of various kinds. The Company, however, is not seeking, or engaged in negotiations concerning, any arrangements that relate to any merger, consolidation, purchase or sale transaction involving the Company, any of its assets or any other business.

      The Company's long-term business strategy is to become a premier market leader, both domestically and internationally, in the development, manufacturing and marketing -- to children and other consumers -- of a wide variety of digitally photo-personalized home video titles, other photo-personalized audiovisual products, photo-personalized books, and related articles of merchandise (both personalized and non-personalized). Included among the Company's product development goals are:

      o to develop additional photo-personalized home video and book titles for children employing both proprietary and licensed characters; and

      o to develop other digitally personalized audiovisual and printed products likely to appeal to a demographic base spanning both children and adults, such as personalized screen savers and other personalized software products for personal computers.

      In addition, the Company will in general continue to seek to expand its product line by exploiting more sophisticated digital personalization technologies, as they become available, in order to offer to consumers progressively more sophisticated and entertaining personalized media products.


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

Technology Overview

      The production of Kideos was made possible by relatively recent advancements in the capabilities of affordable desktop personal computers ("PCs") to process, manipulate and edit digital video information. A photo-personalized Kideo product is created by the following process: overlaying a digitized photographic image of a child's face onto the body of an illustrated character embodied in a pre-existing, digitally-stored template; and then outputting the resulting series of digital images to either an analog VHS videocassette or a printed format. That process, in the production of a photo-personalized VHS videocassette, is synchronized with accompanying musical and narrative soundtracks. The narrative track is also personalized in appropriate places by inserting the spoken name of the child. In the book format, the printed images of the photo-personalized child's character are accompanied by text into which that child's name also has been digitally inserted. In the future, the Company's current production technologies will enable it to manufacture its photo-personalized products in digital versatile disk ("DVD") and other digital formats.

      The three older titles of those comprising the Original Kideos -- Mr. Tibbs & the Great Pet Search; My Alphabet; and 1,2,3, Come Count With Me -- were conceived and produced by the Company prior to the Company's development of its recently patented digital personalization production process, using a less advanced production system (referred to herein as the "TVL system"). These three Kideo titles consist merely of 130 to 150 two-dimensional full-screen illustrated images (or "frames") in which the child appears as the main character together with other illustrated characters who comprise the standard content of the particular title. In the three Kideo titles produced with the TVL System, the illustrated body of the child's personalized character can be moved around within a frame, but only in a limited number of frames, and each frame appears on screen for almost six seconds before fading to the next frame. As a result, the finished Kideo product has a somewhat static appearance that might be likened to a "video picturebook," as distinguished from the full-motion animation a consumer experiences when viewing, for example, a videocassette of Disney's The Lion King. During the second half of 1996, the Company ceased producing the three older Original Kideos on the TVL system and began manufacturing them using the digital personalization production process in use currently by the Company.

      The fourth of the Original Kideo titles is My Christmas Wish. First introduced to the market in the latter half of 1995, this title was the first Kideo to be produced by the Company utilizing a newly-implemented system for the production of digitally personalized videos. Because the Company utilized some of the new and more advanced production technologies available to it with such system, the two-dimensional illustrated body of the child's personalized character in this title exhibits a significantly greater range of animated motion -- although still not full-motion animation. In My Christmas Wish, not only can the illustrated character be moved around the screen, but there is also movement within the illustrated body itself (i.e., arms can be raised, the head turned, etc.).

      In January 1997, the Company introduced to the market the first two titles of the Gregory and Me series of Kideos - See What I Can Do! and My Amazing Animal Adventure. In creating these two titles, the Company utilized some of the more advanced production capabilities afforded by its new digital personalization production process. As a result, in the first two Gregory and Me Kideos, the illustrated body of the child's personalized character exhibits two-dimensional full-motion animation (instead of merely partial-motion animation) and is able to interact with both two-dimensional animated versions and three-dimensional puppet versions of the Gregory and Me cast of proprietary characters.

      The Company most recently employed these same advanced production capabilities in creating its first photo-personalized Barney home video title --


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

"My Party with Barney" -- which the Company currently is selling through direct-response promotions on the HSN and QVC television channels.

      The Company's ultimate objective for the evolution of its digital personalization production process, however, is to create a manufacturing system capable of producing, at low cost, Kideos -- as well as other digitally personalized consumer media products -- in which the customer's personalized character can exhibit two dimensional or three dimensional full-motion animation in both its illustrated body and in the features of its personalized facial image (e.g., moving eyes and eyebrows and lips that move in synchronization with sound). The Company believes that such features may be required in order for digitally personalized media products to achieve broad consumer acceptance. There can be no assurance, however, that the Company will ever succeed in developing a production system capable of producing products with such features at a cost acceptable to the Company. For instance, while the Company believes that, at the present time, there are existing technologies (such as those that enabled Pixar Animation Studios to produce the feature film Toy Story) that could be used to produce products with such features, the Company believes that costs curerently associated with such production would make those products far too expensive for the broad-based consumer market.

Production of Kideo Products

      The Company's current digital personalization production process was developed in order to further the Company's ultimate objective of creating digitally personalized products featuring two-dimensional and three-dimensional full-motion animation. The new production system (which is based upon the use of affordable, networked IBM-compatible PCs) produces Kideos by employing PC hardware, proprietary computer software and proprietary production technologies and components in combination with various commercially available multimedia production software applications.

      The Company claims proprietary rights in its production technologies and processes. In April 1997, the Company was issued a U.S. patent relating to its digital personalization production process (Patent No. 5,623,587). The Company believes that this patent could potentially have substantial value, since the Company expects that businesses owning characters that are popular in the children's home video and television markets will ultimately seek to exploit those characters in digitally personalized audiovisual products.

      The Company first used its current digital personalization production process in the development of My Christmas Wish. As a result, this title became the first Kideo title in which the illustrated body of the child's personalized character is able to exhibit actual two-dimensional partial-motion animation. The new Kideo production system is already capable, however, of producing an even wider range of motion than that exhibited by the personalized character in My Christmas Wish. The more advanced technologies utilized in the new system make it possible to produce a personalized video in which (i) the illustrated body of the child's personalized character can exhibit two-dimensional full-motion animation and (ii) the personalized facial image of the child's character can exhibit at least some limited motion, such as eyes that blink and lips that move up and down (although not necessarily in synchronization with the soundtrack). The Company expects that these improvements in the features of its Kideos will enable it to produce new titles that will be more entertaining and engaging for the child for whom a Kideo is purchased. To date, however, the Company has not made use in any Kideo titles of the capability to achieve partial animation of the personalized facial id's character. It is anticipated that this feature improvement will first be implemented at some time during 1998 or 1999 in connection with a new title in the Gregory and Me series or in a future title featuring popular children's characters licensed from others (the development of which cannot be assured).

      The Company believes that -- in addition to improving the quality and features of the Company's products -- its new Kideo production system will afford it a variety of other competitive advantages, including these:

      o Reduced Production Time. When using the new production system, the time required to manually silhouette (or "cut") the customer's face and then for the PC to automatically size and place that face's digital image throughout a digital video template has been reduced by approximately 50% when compared with the time required for these procedures using the defunct TVL system.

      o Greater Production Yields. A single production station employing the Company's new production system is capable of producing approximately 160 personalized Kideos during an eight-hour shift, as compared to the less than 80 such Kideos that a single TVL-system production station was capable of producing during the same shift.

Product Fulfillment

      The Company designs, develops and produces its Kideo products as finished goods at its New York City facility, without employing any subcontractors in the production process. Pre-paid Kideo order kits are shipped to the Company's customers from third-party fulfillment centers. The components used in the production of Kideos (e.g., Pcs, commercially available multimedia production software applications, and VHS videocassettes and related labels and packaging) are readily available to the Company from a large number of competitively priced suppliers. Once ordered, a personalized Kideo is produced and shipped to the customer generally within two to four weeks after the order is received. There is consequently no meaningful backlog.

      The Company believes that it currently has the production capacity, personnel and other resources required in order to produce and deliver its existing Kideo products on a timely basis and in accordance with the Company's estimated demand for its products. This belief is derived in large part from the nature of the Company's new production system, which is comprised of modular production stations. In the event of increased demand for its Kideos, the Company's experience has been that one or more production stations can be added and the related production personnel trained in about one week. In addition, because the Company sells a Kideo by first selling the order kit for the desired title, the Company at any point in time can accurately forecast the short-term demand for its products based upon the number of Kideo on circulation. As a result, the Company believes that it can anticipate a need to add new Kideo production stations reasonably in advance of having actually to meet any increased future demand for its products.

The Existing Kideo Titles

      The six Original Kideo titles (Mr. Tibbs & the Great Pet Search; My Alphabet; 1,2,3, Come Count With Me; My Christmas Wish; Mystery of the Missing King; and Space Ace ) and the first two Gregory and Me titles (See What I Can Do! and My Amazing Animal Adventure) all feature characters developed by the Company - respectively, Mr. Tibbs, Alexander G. Bear, Counting Cat, the Company's own version of Santa Claus and, in each Gregory and Me title, a cast of animal characters consisting of Gregory Gopher (the "host" of each title), Cyrus, Shelly, Ziggy and Zag. Each video story lasts for approximately 20 minutes.

      Each of the eight Kideo titles now being marketed has been designed to take advantage of the power of video personalization to stimulate the imagination of children by literally placing them in exciting and educational situations where they can see themselves learning and having fun. They ride on the back of a hippo while counting four turtles in a boat; they learn about the letter "L" by leapfrogging over Alexander G. Bear; and they dive beneath the sea to meet a tortoise. Mr. Tibbs even asks, "Sarah, would you like a zebra for a pet?" In My Amazing Animal Adventure, the child at one point sees her personalized character riding in a canoe with a three-dimensional puppet version of Gregory Gopher, who calls her attention - addressing her by name - to various animals they are passing on the river.

      In addition to the child's face appearing throughout his or her personalized Kideo, the child's name is spoken in various appropriate places on the Kideo soundtrack. The Company maintains an extensive digital archive of the audio recordings of the spoken first names of all of its child-customers. The archive is updated on a regular basis as new Kideo orders are received which require the recording and insertion of a name not then in the Company's database. In its Kideo order kits and other marketing materials, the Company makes a commitment to its potential customers to produce a Kideo in which any specified name of a child will be spoken on the Kideo to that child's personalized character. The child's name is also printed on the outside cover of each tape (which is packaged in a white vinyl album cover), as well as on the label of the tape itself. The tape shells come in assorted bright colors.

      Each of the existing Kideo titles currently has a suggested retail list price of $29.95. The Company believes, however, that more than half of all Kideos sold to date by its customers have been offered at an actual retail price of $34.95 or higher, and the Company is considering raising its suggested retail list price to $34.95 in the near future.

Photo-Personalized Products Featuring Barney the Dinosaur and Disney Characters

      In March 1998, the Company began selling on HSN and QVC its first photo-personalized Barney home video title -- "My Party with Barney." In this 17-minute home video, the photo-personalized child character interacts with Barney, one of the most popular children's market characters in America and the star of the highly-rated children's television series "Barney and Friends." "My Party with Barney" takes advantage of all of the sophisticated production technologies and features that the Company has used in the production of the Gregory and Me series of Kideos. This title is packaged similarly to the Gregory titles in a personalized vinyl videocassette cover. The suggested retail list price for "My Party with Barney" is $34.95. Under the Barney Licenses, the Company has the right to market "My Party with Barney" for the five-year period ending June 30, 2002.

      The Company believes that the proven broad appeal of Barney products in the Company's targeted demographic market will contribute to making this video title its most successful ever. In the consumer marketplace, Barney has become one of the most popular children's characters of all time. The Barney television series is currently the number one ranked series among children from two to five years old. Barney also is currently the number one ranked character in the children's home video market, in which sales of Barney titles account for approximately 17% of all children's non-theatrical home video titles.

      "My Party with Barney" was first marketed for sale in March 1998 on The Home Shopping Network ("HSN"), which broadcasts to over 70 million U.S. households. A 15 minute promotional spot was broadcast by HSN six times during a 48 hour period. In response, HSN received telephone orders for approximately 9,000 units of "My Party with Barney." In comparison, from the spring of 1994 (when the Company first began selling its Kideo products) through January 31, 1998, the Company had sold approximately 121,000 Kideos. Through April of 1998, orders for Kideo titles had been placed with HSN and QVC in the amounts of approximately $750,000 and $572,000, respectively, representing total sales of $1,323,000 (virtually all of which represented orders for "My Party With Barney"). HSN and QVC have agreed to continue marketing "My Party with Barney," along with the Company's Gregory and Me Kideos, throughout the spring and summer of 1998. This recent experience has reaffirmed the Company's belief that it may be able to exploit significant sales opportunities through the creation of Kideos that, like "My Party with Barney," feature licensed characters that have proven popularity in the children's home video market.

      The Barney Licenses also permit the Company to market three photo-personalized Barney books over the five-year period ending September 30, 2002. The first of these books, "Barney's Alphabet Adventure With Me," is expected to be released in the late spring or early summer of April 1998. It will be a 24-page, laminated hardcover book in which the child's image is digitally printed throughout, accompanied by the insertion of the child's printed name in the text of the story.

      The Company believes that the proven broad appeal of Barney products in the Company's targeted demographic market will contribute to making this book a successful new product. Since 1993, over 34 million Barney books have been sold. The latest "All-Time Bestselling Hardcover Children's Book Lists" includes 27 Barney book titles.

      Under the Barney Licenses, the Company has the right to market its Barney video title for the five-year period ending June 30, 2002 and its Barney books for the five year period ending September 30, 2002. In each case, the Company's distribution rights extend to Canada and the United States and its territories and possessions. With respect to Barney video titles, the Company's manufacturing rights are limited to the production of videos in the NTSC format only. Within 60 days after the one-year anniversary of the first release of "My Party with Barney", Kideo and Lyons Partnership, L.P. ("Lyons"), the licensor of the Barney characters, are to negotiate in good faith regarding the potential grant of a license by Lyons to the Company for the manufacture and distribution of additional videos featuring Barney characters. On sales of videos and books pursuant to the Barney Licenses, the Company is obligated to pay to Lyons, on a quarterly basis, certain specified royalties (at rates believed by the Company to be customary in the home video and book publishing industries for licensing transactions of similar nature). Lyons' royalty rates for video and book sales are subject to a specified dollars-and-cents minimum royalty per unit sold. In the case of video sales, Lyons' royalty rates will increase as certain specified unit sales levels are exceeded.

      The Disney License provides for the release by the Company of four English language photo-personalized books featuring Disney's standard characters (i.e., Mickey Mouse, Minnie Mouse, Donald Duck, Daisy Duck, Pluto and Goofy) and characters to be designated by Disney from the popular animated motion pictures "Disney's The Lion King" and "Toy Story". Two of the Disney Books are required to be early learning books and two are to be original stroy books. The Company has the rights to distribute the four Disney Books until April 30, 2000 in Canada and the United States and its territories and possessions. The Company's rights under the Disney License are nonexclusive; accordingly, Disney could license any of its characters to third parties for the creation of different photo-personalized books (the Company's rights being exclusive during the contract's term with respect to the publication and sale of the Disney Books created by it under the Disney License). The Disney Books are required to hardcover books and are to be of a type and quality designed to sell at a suggested retail price of $19.95; the Company, however, has the absolute discretion to price each book as it deems appropriate. As partial consideration for the rights granted by Disney under the Disney License, the Company paid Disney $25,000 as an advance against the royalties payable to Disney thereunder. On sales of the Disney Books pursuant to the Disney License, the Company is obligated to pay to Disney, on a monthly basis, certain specified royalties (at rates believed by the Company to be customary in the book publishing industry for licensing transactions of similar nature), subject to (i) a specified dollars-and-cents minimum royalty per unit sold and (ii) guaranteed aggregate minimum royalties paid to Disney during the contract's term of $100,00.

Potential Future Products

      There can be no assurance that the Company will ever be successful in developing any of the potential new products described below (or their associated production methodologies), that it will have the financial and other capabilities required to commercialize such new products, or that any of such products, if commercialized, will be successfully marketed by the Company or contribute materially to the Company's future revenues or profits (if any).

      Near-Term Product Development Goals

      From among the many conceivable new product opportunities envisioned by the Company, it currently intends, in the short- to near-term, to continue to direct its product development efforts towards the market segment that it believes it has largely created and accordingly knows best -- the home-consumer market for digitally personalized products that are essentially videos, books and other digitally photo-personalized printed products (as opposed to, for example, computer games or other computer software titles, such as personalized computer screen savers). Examples of the types of new products currently being investigated by the Company include photo-personalized puzzles, calendars and posters. The Company does not expect, however, to be able to commercialize any of those products for introduction to the markets until the fall of 1998 at the earliest.

      Kideo Related Merchandise. By using proprietary content and characters to expand its line of Kideos, the Company believes that it may be able to leverage the investment it makes in the creation of such characters into an additional revenue stream, i.e., by selling other, related merchandise featuring those same characters. Mr. Tibbs, Alexander G. Bear and Counting Cat, for instance, could all be produced as plush stuffed-animal toys or could be featured in children's coloring books and work books. The Company currently is marketing a plush toy version of Gregory Gopher as well as an audio cassette containing the songs that are sung by Gregory Gopher, Cyrus, Shelly, Ziggy and Zag in See What I Can Do and My Amazing Animal Adventure.

      Kideos Featuring Popular Licensed Characters. Although the Company historically has focused on the development and exploitation of its proprietary content, it has not ignored potential opportunities to expand its line of Kideos to include titles featuring licensed characters that are popular in the children's market. Since the Company's successful implementation of its new production process in the manufacturing of the Gregory and Me titles and the U.S. Patent Examiner's grant of the patent claims relating to aspects of that production process, the Company has increasingly devoted management resources to the development in the near-term of Kideo titles featuring licensed characters. In furtherance of that development objective, the Company is currently seeking out licensing, marketing and other arrangements with companies that control those types of characters and/or that have the demonstrated financial and operational capabilities to promote and distribute children's home video products through a broad range of domestic distribution channels, including retail outlets of various kinds. In a Kideo title featuring licensed characters, the child's personalized character could conceivably appear alongside and interact with animated characters (e.g., Bugs Bunny and Johnny Quest) or live-action characters (e.g., Barney and Big Bird).

      To date, however, the Company has not entered into any definitive agreements with respect to the licensing of any such characters, and there can be no assurance either that any such licenses will be made available to the Company or that, if made available, they will be offered on terms and conditions that are acceptable to the Company.

      In pursuing these product development goals, the Company is not seeking, or engaged in negotiations concerning, any arrangements that relate to any merger, consolidation, purchase or sale transaction involving the Company, any of its assets or any other business.

      Longer-Term Product Development Goals

      The Company expects that, over the course of the next decade or so, the digital/electronic audiovisual media industries will experience significant growth and that this growth could present businesses employing technologies like those the Company has developed with numerous opportunities to apply digital personalization to virtually any popular media content. While no assurance can be given to this effect, such opportunities could someday in the future result in consumer products that might conceivably include personalized computer screen savers, personalized interactive video games or even personalized interactive television programming. In order to capitalize on such opportunities, it is part of the Company's long-term strategy for the development of future products to create digitally personalized audiovisual products that are likely to appeal to a broad demographic base, spanning both children and adults. The Company also intends to continually seek to expand its product line by exploiting more sophisticated digital personalization technologies, as they become available, in order to offer progressively more sophisticated and entertaining personalized media products.

Research and Development Expenditures

      In the fiscal years ended July 31, 1997, 1996 and 1995, the Company's expenditures on research and development activities totalled approximately $374,000, $213,000 and $171,000, respectively.

Marketing

      General

      Over the approximately three years that Kideos have been marketed, the Company believes that it has developed important sales and distribution relationships with some of the country's most respected catalogue retailers and retail stores. Kideo order kits have been made available for purchase at various times through such national mail order catalogues as Hammacher Schlemmer, Spiegel, the Boston Museum of Fine Arts, Personal Creations, Fingerhut, Celebration Fantastic, One Step Ahead, Johnson Smith, Just Between Us, Skymall, Critics Choice Video and Troll Learn & Play. When the Company first began marketing its products, sales through catalogue retailers were the primary distribution outlet for Kideos. More recently, however, direct-to-consumer sales have increased substantially as the Company has explored and tested various types of direct marketing campaigns (including television, radio and direct mail). The Company currently is seeking to expand its sales and marketing efforts by increasing its distribution channels, including by pursuing strategic marketing alliances with third parties.

      Catalogue Sales

      During the 1997 Fiscal Year, catalogue sales accounted for approximately 40% of the Company's revenues. Sales through the Hammacher Schlemmer catalogue, in particular, accounted for approximately 7% of the Company's revenues. The Company believes that the initial placement of Kideo information in mail order catalogues resulted largely from the Company's engagement of an independent national catalogue representative who represents over forty catalogues nationwide. This representative (who is still being utilized by the Company) receives 15% of the net sales proceeds generated by its product placements.

      Because of the success generally experienced by Hammacher Schlemmer and other catalogue retailers who were among the first to offer Kideos in their catalogues, the Company currently is finding it increasingly easy to convince other catalogue retailers to feature Kideos in their publications. In the 1996 and 1997 Christmas holiday season, for example, Kideos appeared in the Sears Wish Book. Since August 1995, the number of nationally distributed catalogues in which Kideos were marketed increased from 14 at the start to approximately 36 currently. For the foreseeable future, the Company will continue to target major catalogues as potential new marketing outlets for Kideo.

      Retail Distribution

      To date, sales of Kideos through retail toy stores and other retailers have not been a significant source of revenues. For the 1997 Fiscal Year, sales of Kideos through retail outlets accounted for approximately 4% of the Company's revenues. In March 1994, the FAO Schwarz flagship store on Fifth Avenue in New York City became the first retail store to market the Company's products. The store used an in-store display that provided order kits for Kideos. Most retailers typically sell a Kideo order kit for $34.95. There can be no assurance that any of the Company's current or future efforts to expand the marketing of Kideos through mass market retail locations will prove successful or meaningful to the Company's operations -- including any of its recent efforts to obtain licensing, marketing and other arrangements with companies that control popular children's market characters and/or that have the ability to distribute children's home video products through a broad range of retail and other domestic distribution channels. See "Risk Factors--Limited Marketing Capabilities."

      Direct Sales

      Direct sales to consumers accounted for approximately 56% of the Company's revenues for the 1997 Fiscal Year (as compared to approximately 27% of revenues for the prior fiscal year). During the six months ended January 31, 1998, direct-to-consumer sales accounted for 68% of the Company's revenue as compared to 54% for the corresponding period in the prior fiscal year. The Company believes that this increase reflects the cumulative results of the Company's direct marketing activities (including television and radio advertising and direct mail campaigns).

      The Company believes that its direct-to-consumer sales benefitted also from a higher level of consumer awareness resulting from television and print exposure of the Company and its products, including television exposure on the Oprah Winfrey Show, EXTRA, Managing with Lou Dobbs, and articles on the Company published by The New York Times, Gannett Newspapers, Newsweek, and Equity Magazine.

      The Company strongly believes that, over the long term, if sufficient funds are available for this purpose, direct sales efforts could ultimately become the Company's largest distribution channel. While the Company cannot predict which types of direct marketing activities may ultimately prove successful in producing increased sales of Kideos, it anticipates that the development and implementation of various types of direct marketing capabilities will continue to consume a substantial portion of the Company's marketing expenditures in the short to near term.

      If current revenue levels are sustained for the near term, however, the Company does not believe that it will have the capability to devote to its marketing efforts funds of its own in amounts that will be sufficient to create broad consumer awareness of the Company's products. The Company accordingly is pursuing strategic marketing alliances with third parties, with the intention of reducing its financial risk in direct-to-consumer advertising programs. There can be no assurances that these objectives will be achieved. See "Risk Factors--Limited Marketing Capabilities."

Customer Satisfaction and Service

      A Kideo customer's satisfaction is guaranteed by the Company in that, if unhappy with the product, the customer may return it until the Company has produced and delivered a satisfactory Kideo. Even with this policy, refunds have historically been negligible.

      The Company provides its customers with the opportunity to track the status of their Kideo orders by utilizing the Company's automated, toll-free telephone response system (the "Customer Response System"). A customer who orders a Kideo receives his order number for it from the Kideo order kit that he purchased. When the Company receives that order kit, it creates a digital, computerized version of the order (including the corresponding order number) together with a physical bar-coded version (which also embodies the order number information). At each stage of the Company's process of manufacturing that particular Kideo, the bar-coded physical order is manually "swiped" through an optical scanner, resulting in the computerized version of the order being updated as to where that customer's Kideo is in the production process (e.g., the child's voice has been recorded and/or inserted into the title; the child's face has been digitized; etc.). Because the Company's production system is fully computerized and networked, when that customer calls the toll-free number and inputs his order number, the Company's customer service operator can respond instantly with the status of the order in question after checking the appropriate computer database.

Competition and Industry Background

      The Company believes that the market for digitally personalized video media -- although only in its development stages -- will likely evolve into a highly competitive market. The technologies which have enabled the production of digitally personalized video products utilizing relatively low cost PC hardware and software (as opposed to more expensive computer workstations and larger computer systems) have only been available since approximately 1993. As a result, there is relatively limited information available concerning the potential market and demand for personalized video media products or concerning the performance and prospects of companies seeking to do business in this new and largely untested market.

      To the Company's knowledge, at present there is only one other company marketing personalized video media of any kind: U.R. The Star ("URTS"). URTS, a Florida-based company, has been in the personalized video business since 1993. The Company believes that URTS currently offers six stories, each having a suggested retail list price of $19.95. Although the URTS product features a combination of two-dimensional and three-dimensional partial motion animation, the Company does not believe that these products compete effectively with Kideos on the basis of quality. While each URTS tape is approximately 12 to 15 minutes long, for example, the child's face will appear on-screen only for a total of approximately 60 seconds. Several minutes can pass without the child's face appearing at all. The Company does not believe that URTS engages in substantial marketing of its stories through major national catalog retailers, direct mail-order solicitations or television advertising.

      There are numerous other companies involved in video media production who could possibly enter the personalized market segment in which the Company is doing business. Many of such companies have substantially greater financial, technical, research, development, production, marketing and other resources than those of the Company. Although the Company believes -- based upon the technical expertise it has developed in its market and the quality, price and features of its products -- that it will be able to compete favorably with its existing and future competitors, there can be no assurances in this regard. In light of the fact that the personalized video media business is in the earliest stages of its development, there also can be no assurance that existing or future competitors of the Company will not develop technologies and products that are significantly superior to those of the Company, or that their products will not gain substantially greater market acceptance, or that developments ill not ultimately render the Company's technologies obsolete or its products unmarketable.

      Despite risks of this nature, the Company believes that its recently patented digital personalization production process will provide it with a meaningful short-term to near-term competitive advantage over new entrants into the emerging market for digitally personalized video products. The Company does not believe that even well-financed potential competitors will be able, in a relatively short period of time, to successfully research, develop, test and implement production systems capable of low-cost mass production of digitally personalized videos.

Intellectual Property Rights

      The Company believes that its prospects for success depend more upon the dedication, knowledge, ability, experience and technological expertise of its employees than upon any legal protection that may be afforded to the Company's proprietary rights.

      The Company claims proprietary rights in various technologies (including hardware and software), videos, cartoon characters, music, text, graphic images, techniques, methods and trademarks which relate to the Company's products and operations. Like many computer-related technology companies, the Company seeks to protect such proprietary rights by relying upon a combination of patent, trade secret, copyright, trademark and unfair competition laws and various contractual restrictions, including confidentiality and non-disclosure agreements.

      Although the Company intends to protect its rights vigorously, there can be no assurance as to the degree of legal protection that may be afforded to the proprietary rights claimed by the Company. It is possible, for example, that trade secrets may not be established, that secrecy obligations will not be honored or enforceable, or that other parties will independently develop technologies or processes that are similar or superior to those of the Company.

It is also possible that a consultant or other third party engaged by the Company might independently develop certain technological information which such party then applies to one of the Company's own technological processes. In such an event, a dispute could arise as to the ownership of the proprietary rights to the information developed by such party. It is possible that such a dispute might not be resolved in the Company's favor, despite steps the Company may have taken in a contract with the party at issue seeking to claim ownership in information developed by that party while engaged by the Company.

      In April 1997, the Company was issued a U.S. patent relating to its digital personalization production process (Patent No. 5,623,587). None of the Company's intellectual property rights, however, are currently the subject of any issued patents in any foreign jurisdiction. The Company believes that this patent could potentially have substantial value, since the Company expects that businesses owning characters that are popular in the children's home video and television markets will ultimately seek to exploit those characters in digitally personalized audiovisual products.

      Patents and patent applications, like the ones issued to and filed by the Company, involve complex legal and factual questions, and the scope and breadth of patent claims that may have issued, or that may be allowed in the future, is inherently uncertain. As a result, even when a patent is issued to a company, there can be no assurance as to the degree or adequacy of protection that such patent may afford.

      Three federal trademark applications are currently pending in the United States with respect to the name "Kideo," and corresponding trademark applications have been filed in Australia, France, Germany, Japan, Spain and the United Kingdom. However, since one or more other parties may have rights to this trademark (in this country and/or overseas), there can be no assurance that the Company will ultimately obtain a registered trademark for the word "Kideo" for use with respect to its products and services. A federal trademark application also is currently pending in the United States with respect to the name "Gregory and Me."

      The Company also claims proprietary rights in its personalized sticker books. In April 1997, the Company filed a U.S. patent application covering the sticker books themselves and the process for making the personalized sticker books.

Employees

      As of March 16, 1997, the Company employed 17 full-time employees and four part-time employees, including three in administration and finance, one in marketing and sales, five in new product creation, six in production, one in shipping, and five who are secretarial/clerical, database or customer service employees. During the Christmas holiday season (roughly the months of October through December), the Company generally employs approximately 30 additional part-time employees to perform production and database tasks. The Company's employees are not represented by any labor organizations. Management believes that its relationship with its employees is good.

Facilities

      The Company's principal executive office consists of approximately 6,000 square feet of leased space in New York City, of which approximately 2,400 square feet are used for offices and 3,600 are used for the manufacturing of Kideos. In addition to customary office furnishings and equipment, the Company's tangible property is comprised primarily of the PC hardware, digital image scanning equipment, VHS video cassette recorders and related hardware that constitute its system for the production of digitally personalized videos.

Legal Proceedings

      The Company has adopted and used the word "Kideo" as its principal trademark for its products and services. The Company has applied for registration of this trademark in the United States, Australia, France, Germany, Japan, Spain and the United Kingdom. Another party had previously registered two allegedly similar trademarks but had ceased using them and had filed for bankruptcy under Chapter 11. On July 6, 1994, the Company commenced proceedings, before the Trademark Trial and Appeals Board of the United States Patent and Trademark Office, against such party's successor (the "Successor"), seeking to obtain the cancellation of these trademarks on the basis of abandonment. The Company has prevailed in one proceeding, but the other proceeding is still pending. This latter proceeding is currently suspended, pursuant to a stipulation agreed upon by the Company and the Successor, while they complete the formalities of a settlement. In this settlement, the Successor has agreed to withdraw its registration and a pending application to register the mark "Kideo" and to cease using this mark in the United States. The settlement agreement has been prepared, agreed to by both parties, and is in the process of being executed. The Company does not anticipate any reason why the settlement agreement would not be executed and delivered by the Successor.

      Another third party also has been using the trademark "Kideo" locally in the State of Illinois and has obtained an Illinois state registration of this mark. This may prevent the Company from using the "Kideo" mark in the state of Illinois.

      In the event that the Company does not prevail in obtaining the unquestioned right to use the mark "Kideo," it does not believe that its business or prospects will be materially adversely affected. While the Company thinks that the name "Kideo" is particularly well-suited to the type of product that it sells, the Company does not believe that its market penetration to date has been extensive enough that the inability to market products under the Kideo name will adversely affect its ability to find new customer accounts or damage its relationships with existing accounts.

                                   MANAGEMENT

Directors and Executive Officers

      The following are the directors and executive officers of the Company. All officers serve at the discretion of the Board of Directors. The Company currently has authorized five directors (pursuant to a resolution adopted by the Board in accordance with the Certificate of Incorporation). There are no vacancies on the Board.

        Name                      Age     Position

        Richard L. Bulman         33      Chairman of the Board and President

        Marvin H. Goldstein       51      Vice President-Controller

        Bradley Dahl              37      Vice President-Development

        Richard D. Bulman         63      Secretary, Director and Acting Chief
                                          Financial Officer

        Charles C. Johnston       63      Director

        Thomas Griffin            59      Director

        Michael B. Solovay        39      Director

      Richard L. Bulman is the founder of the Company and has served as its President and Chairman of the Board since its inception in August 1993. Prior thereto, from April 1991 to June 1993, Mr. Bulman was Director of Applications Development at Targa Systems Corp. ("Targa"), where he was responsible for developing customized multimedia applications for such clients as International Business Machines ("IBM"), John Hancock Mutual Life and Keystone Foods (McDonalds). From February 1990 to April 1991, Mr. Bulman managed his own marketing consulting firm, Richard Bulman Consulting, in Milan, Italy, where he had responsibility for developing international marketing and advertising campaigns for a broad range of clients including multinational corporations such as Montedison and Instrumentation Laboratories. From December 1988 to February 1990, Mr. Bulman was Advertising Manager for 7 Days Magazine in New York. Richard L. Bulman is the son of Richard D. Bulman, a director of the Company.

      Marvin H. Goldstein was the Chief Financial Officer of the Company from June 1994 until December 1995, when he became Vice President-Controller. Mr. Goldstein also has been a partner of Golden Pearl Associates, a real estate management firm that owns, manages and operates various business interests since 1980. In addition, from August 1979 to December 1993, Mr. Goldstein owned and operated Hermans Haberdashery Co. Inc., a retail clothing firm, and prior to that time he was with the accounting firm of Grant Thornton for approximately four years and was a partner at William Greene & Co., CPAs for approximately five years. Mr. Goldstein has been licensed as a certified public accountant in the State of New York since 1972.

      Bradley Dahl has served as the Company's Vice President of Development since July 1995. Prior to being employed by the Company, Mr. Dahl served as the Creative Director of Interactive Videosystems, Inc. from January 1993 to April 1995, where he market tested and developed certain technologies (lathe Company) relating to the mass production of digitally personalized video products. Prior to his employment at Interactive Videosystems, Mr. Dahl was, from May 1992 to January 1993, a product developer for Serius Imaging and, from May 1990 to May 1992, an Account Representative at Impex Controls Ltd., a company that develops computer-based network control systems for institutions such as hospitals and prisons. From January 1984 to May 1990, Mr. Dahl was the President of Alphatel Videotex Directories Ltd., which developed, marketed and operated digital video multimedia local area networked systems for large corporations and government agencies.

      Richard D. Bulman has served as Secretary and a director of the Company since August 1993. Mr. Bulman has served as the Chairman of the Board of Directors of Targa since March 1992. Prior to joining that company, Mr. Bulman was Vice President and General Manager for the International Market Network (IMNET), a joint venture between IBM and Merrill Lynch & Co., from March 1988 to January 1991. For the preceding 30 years, Mr. Bulman held various positions at IBM, including Group Director and Chief Financial Officer of the U.S. Product Group, Group Director of the U.S. Marketing and Services Group, and Vice President, Chief Financial Officer and Treasurer of the IBM Service Bureau Corporation. Mr. Bulman has also served as President of Bedford Associates, a subsidiary of British Airways, Chairman and Chief Executive Officer of Information Systems, Inc., a technology outsourcing company, and a consultant to various venture capital firms. Richard D. Bulman is the father of Richard L. Bulman, the President and Chairman of the Board of the Company.

      Charles C. Johnston has served as a director of the Company since June 1994. Mr. Johnston has served as the Chairman of the Board of the Computer Systems and Services Business Unit of Teleglobe, Inc. of Montreal, Canada since November 1989. He was previously founder, Chief Executive Officer and Chairman of the Board of ISI Systems, Inc., a provider of specialty data processing services and software which was acquired by Teleglobe, Inc. in 1989. Mr. Johnston has also served as Chairman and Chief Executive Officer of Ventex Technologies, a company involved in the design and sale of electronic transformers for the neon lighting industry. Mr. Johnston serves on the Board of Directors of I.D. Matrix of Clearwater, Florida, Wordenglass & Electric, Inc. and Spectrum Signal Processing of Vancouver, Canada, and is a trustee of Worcester Polytechnic Institute.

      Thomas Griffin has served as a director of the Company since February 1996. Mr. Griffin has been the Co-Chairman of Griffin Bacal, Inc., an advertising agency that he founded in 1978, for more than five years prior to the date hereof. Griffin Bacal focuses on the advertising and marketing of entertainment products and services for children and adults. Mr. Griffin is also the founder, and since 1978 has been Co-Chairman, of Sunbow Entertainment, Inc., a company that produces and distributes animated and live action dramatic television programming for children. Mr. Griffin also has been serving as a director of both DDB Needham Worldwide since July 1994 and the Eastern Region of the American Association of Advertising Agencies from 1994 to 1996.

      Michael B. Solovay has served as a director of the Company since July 1996 and as an Assistant Secretary since February 1996. Since January 1992, Mr. Solovay has been a partner in the law firm of Solovay Marshall & Edlin (which has acted as legal counsel to the Company since October 1995). For approximately five years prior to that time, Mr. Solovay had been an associate attorney in the law firm of Skadden Arps Slate Meagher & Flom.

      All directors will hold office until the annual meeting of stockholders to be held during 1998 (the "1998 Annual Meeting") and until their successors are duly elected and qualified. The Certificate of Incorporation provides that, at the 1999 Annual Meeting, the terms of office of the directors will be divided into three classes, designated Class I, Class II and Class III. At the 1998 Annual Meeting, Class I directors (consisting initially of Thomas Griffin and Michael B. Solovay) will be elected for a term expiring at the annual meeting of stockholders to be held in 1999, Class II directors (consisting initially of Charles C. Johnston) will be elected for a term expiring at the annual meeting of stockholders to be held in 2000, and Class III directors (consisting initially of Richard L. Bulman and Richard D. Bulman) will be elected for a term expiring at the annual meeting of stockholders to be held in 2001. At each annual meeting of stockholders beginning with the 1999 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election (and in each case until their successors have been duly elected and qualified). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

      The Company has agreed that, until June 24, 2001, if so requested by the Underwriter, it will nominate and use its best efforts to elect a designee of the Underwriter to the Company's Board of Directors or, at the Underwriter's option, as a nonvoting advisor to the Board. The Underwriter has not yet exercised its right to designate such person, and has informed the Company that it does not currently anticipate that it will exercise such right in the foreseeable future.

      The Company has obtained key man life insurance on the life of Richard L. Bulman in the amount of $2,000,000.

Director Compensation

      The Company reimburses the directors for reasonable travel expenses incurred in connection with their activities on behalf of the Company but does not pay its directors any fees for Board participation (although it may do so in the future).

Executive Compensation

      For the 1997 Fiscal Year, the executive officers in the aggregate were paid approximately $364,000, and only one executive officer (Richard L. Bulman) received aggregate cash compensation in excess of $100,000. Richard L. Bulman, the Chairman of the Board and President, received cash compensation during the 1997 Fiscal Year totaling approximately $123,000 and cash compensation totaling approximately $118,000 and $88,000 for the fiscal years respectively ended July 31, 1996 and 1995 (all of which represented salary in each case). Based upon the foregoing, Mr. Bulman is the only executive officer of the Company who qualifies as a "Named Executive Officer" for purposes of the disclosure set forth below under this discussion entitled "Executive Compensation."

      The following table summarizes the cash and other compensation paid by the Company to Richard L. Bulman in respect of the 1996 Fiscal Year and the 1997 Fiscal Year.

                           Summary Compensation Table

                               Annual Compensation

                                                                      Long Term
                                                                    Compensation
                                                                        Award
                                                                        -----
                          -----------------------------------
                                                                     Securities
Name and                  Year Ended                                 Underlying
Principal Position         July 31,      Salary         Bonus          Options
------------------         --------      ------         -----          -------

Richard L. Bulman,
  Chairman and President     1995       $ 88,000          0            45,003(1)

                             1996       $118,000          0           125,000(2)

                             1997       $123,000          0                 0

----------

(1) Represents non-plan options granted in connection with a private placement financing undertaken by the Company in May 1995. By their terms, these options expired as of July 31, 1996 by reason of the Company failing to achieve the level of pre-tax earnings required in order for the options to become exercisable.

(2)   Represents options granted under the Option Plan described further below.

      The following table sets forth all grants of options to purchase Common Stock which had been awarded to Richard L. Bulman before the end of the 1997 Fiscal Year.

               Individual Option Grants During Prior Fiscal Years

                           Number of
                           Securities  Percent of Total   Exercise
                           Underlying   Options Granted   or Base
                            Options     to Employees in    Price     Expiration
                            Granted       Fiscal Year     ($/share)     Date
                            -------       -----------     ---------     ----
Richard L. Bulman:

1995 Fiscal Year           45,003(1)         100%          $3.57       Expired

1996 Fiscal Year          125,000(1)        36.7%          $2.50(2)    3/13/06

1997 Fiscal Year                0

----------

(1)   See the notes to the immediately preceding table.

(2) These options, originally granted at an exercise price of $5.00 per share of Common Stock, were repriced in February 1998 as described above under "Recent Developments--Repricing of Employee Stock Options."

      The following table sets forth information concerning outstanding options to purchase Common Stock held by Richard L. Bulman as of the end of the 1997 Fiscal Year. Mr. Bulman did not exercise any options during the 1997 Fiscal Year.

                    Option Exercises During 1996 Fiscal Year
                                and Option Values

                                                  Number of         Value of
                                                Unexercised      Unexercised In-
                                                Options at         the-Money
                       Shares                    7/31/96:          Options at
                    Acquired on      Value     Exercisable/         7/31/96:
                      Exercise     Realized    Unexercisable      Exercisable/
                      --------     --------    -------------     -------------
Richard L. Bulman        0             0          83,334         No exercisable
                                                exercisable;    or unexercisable
                                                  41,666        options were in-
                                               unexercisable      the-money at
                                                                    7/31/97

Employment Agreement With Named Executive Officer

      Richard L. Bulman. Effective January 1, 1996, the Company entered into a three-year employment agreement with Mr. Bulman, the Chairman of the Board and President of the Company. Pursuant to this agreement, Mr. Bulman is entitled to receive a base salary of $125,000 for 1996, which is subject to annual increases determined at the Board's discretion (but not less than the annual increase in the cost of living). Mr. Bulman was also eligible to receive a discretionary annual bonus in respect of each of the fiscal years ended July 31, 1996 and 1997. No discretionary annual bonus was awarded to Mr. Bulman in respect of either of those fiscal years.

      Under the agreement, Mr. Bulman is entitled to a $1 million term life insurance policy and to long-term disability insurance, and his employment is subject to confidentiality restrictions and a two-year non-competition covenant. Pursuant to the employment agreement, Mr. Bulman was granted ten-year options under the Option Plan to purchase an aggregate of 125,000 shares of Common Stock, which options vest in increments as follows: (i) as to 41,667 shares, on March 13, 1996; (ii) as to 41,667 shares, on January 1, 1997; and (iii) as to 41,666 shares, on January 1, 1998. The options were originally granted to Mr. Bulman at an exercise price of $5.00 per share of Common Stock. All of the options, however, were repriced to $2.50 per share in February 1998 as described above under "Recent Developments--The January 1998 Financing--Repricing of Employee Stock Options."

      All of Mr. Bulman's options will vest immediately in the event of the termination without cause of Mr. Bulman's employment prior to December 31, 1998. In the event of his termination for cause, however, the Option Plan will result in the simultaneous termination of all of Mr. Bulman's then-unexercised options. Mr. Bulman's employment agreement also provides that, in the event of the termination without cause of his employment before December 31, 1998, he will be entitled to receive severance pay in an amount equal to his annual base salary for the then-current year of the term of the agreement. In the event Mr. Bulman's employment is terminated for cause, however, he will not be entitled to receive any severance pay. Mr. Bulman's employment agreement defines "cause" as including (in summary terms) his commission of a fraud on the Company, misappropriation of Company funds or assets, possession of an illegal substance, a material violation of any covenant in his Employment Agreement, or knowingly influencing the Company's financial reporting in a manner inconsistent with generally accepted accounting principles.

1996 Stock Option Plan

      The 1996 Stock Option Plan was approved by the Board of Directors and the requisite number of stockholders in March 1996. The Option Plan is designed to serve as an incentive for retaining qualified and competent employees, directors and consultants. A total of 350,000 shares of Common Stock have been reserved for issuance under the Option Plan.

      So long as the Company is subject to the reporting requirements under the Exchange Act, the Option Plan must be administered by members of the Board of Directors who are "disinterested persons" within the meaning of that term under Rule 16b-3(c)(2)(i) promulgated by the Commission under the Exchange Act (such persons are herein called the "Plan Administrators"). In February 1996, the Board appointed Richard D. Bulman and Thomas Griffin to serve as the Plan Administrators. Under the terms of the Option Plan, any Plan Administrator, upon his initial appointment as such, is automatically granted nonstatutory stock options exercisable for 15,000 shares of Common Stock. The Plan Administrators are not permitted under the Option Plan to grant any options to themselves.

      Under the Option Plan, the Plan Administrators are authorized, in their discretion, to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of the Company as well as to consultants to the Company. The Option Plan provides for the granting of both (a) "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) to employees (including officers and employee directors) and (b) nonstatutory stock options to employees (including officers and employee directors) and consultants. Options can be granted under the Option Plan on such terms and at such prices as determined by the Plan Administrators, except that: (i) in the case of incentive stock options granted prior to the consummation of the Underwritten Offering, the per share exercise price of such options must be $5.00 or more; and (ii) in the case of incentive stock options granted after the consummation of that offering, the per share exercise price of such options cannot be less than the fair market value of the Common Stock on the date of grant. In the case of an incentive stock option granted to a 10% stockholder (a "10% Stockholder"), the per share exercise price cannot be less than 110% of such fair market value. To the extent that the grant of an option results in the aggregate fair market value of the shares with respect to which options are exercisable by a grantee for the first time in any calendar year to exceed $100,000, such option will be treated under the Option Plan as a nonstatutory option.

      Options granted under the Option Plan will become exercisable after the periods specified in each option agreement. Options are not exercisable, however, after the expiration of ten years from the date of grant (or five years from such date in the case of an incentive stock option granted to a 10% Stockholder) and are not transferable other than by will or by the laws of descent and distribution. In addition, except in the case of an employee's death, options held by any employee are not exercisable following the third month after the date on which the employee's employment by the Company has terminated.

      As of the date of this Prospectus, out of the 350,000 shares of Common Stock reserved for issuance under the Option Plan, there are outstanding options covering 273,000 shares of Common Stock held by 16 directors, officers and employees of the Company, including options to purchase 125,000, 15,000, 20,000, 45,000, 15,000 and 10,000 shares granted respectively to Richard L. Bulman, Charles C. Johnston, Marvin H. Goldstein, Richard D. Bulman, Thomas Griffin and Bradley Dahl. All of those 273,000 outstanding options were repriced to $2.50 per share in February 1998 as described above under "Recent Developments--Repricing of Employee Stock Options."

Limitations of Liability and Indemnification

      Section 145 of the DGCL contains provisions entitling the Company's directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law,
(iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

      The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the By-Laws require the Company to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

Director and Officer Indemnification Agreements

      Pursuant to a Board resolution adopted before the consummation of the IPO, the Company in November 1996 entered into indemnification agreements (the "Indemnification Agreements") with each of the following persons (being all of the Company's current directors and executive officers): Richard L. Bulman, Charles C. Johnston, Thomas Griffin, Richard D. Bulman, Michael B. Solovay, Marvin H. Goldstein, and Bradley Dahl. Under an Indemnification Agreement, the Company (among other things) is obligated to (i) indemnify and hold harmless the director or officer in question to the full extent permitted or authorized by the DGCL and (ii) under circumstances, advance monies to that person in order to cover expenses incurred in connection with a pending or threatened indemnifiable claim. The Indemnification Agreements are given effect retroactive to June 24, 1996, the date on which the Commission declared the registration statement relating to the Underwritten Offering to be effective. The Board of Directors authorized and directed the Company to enter into these agreements based in part upon the Board's determination that these agreements would enhance the Company's ability to continue to attract and retain individuals of the highest quality to serve as its directors and officers. The Company is not aware of any pending or threatened claim against any of the Company's directors or executive officers for which indemnification may be sought.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information (based on information obtained from the persons named below), as of April 24, 1998 (the "Computation Date"), relating to the beneficial ownership of shares of Common Stock by (i) each person or entity who is known by the Company to own beneficially five percent or more of the outstanding Common Stock, (ii) each of the Company's directors and (iii) all directors and executive officers of the Company as a group. The Common Stock is the only class of the Company's equity securities constituting voting securities. As no executive officer, other than Richard L. Bulman, received cash compensation during the 1997 Fiscal Year exceeding $100,000, Mr. Bulman is the only executive officer qualifying as a "Named Executive Officer" for purposes of this table. With respect to beneficial ownership of Warrants, see note 9 below. The Company is not a party to any arrangements, or aware of any arrangements among any of its stockholders or involving any of them and third parties, which may result in a change of control of the Company.

                                               Amount and Nature
Name and Address                                 of Beneficial      Percent of
of Beneficial Owners(1)                           Ownership(2)       Shares(2)
-----------------------                           ------------       ---------

Richard L. Bulman .........................       501,471(3)          13.13%

Charles C. Johnston .......................       498,136(4)          13.13%

Richard D. Bulman .........................        46,000(5)           1.26%

Michael B. Solovay ........................         3,800                 *

Thomas Griffin ............................        23,000(6)              *

All directors and executive officers
as a group (7 persons) ....................     1,133,052(7)          28.22%

----------

(1) Unless otherwise indicated in the notes below, the address for each named individual or group is in care of Kideo Productions, Inc., 611 Broadway, Suite 523, New York, New York 10012.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days after the Computation Date upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days after the Computation Date have been exercised and converted. Before any consideration is given to outstanding options, warrants or convertible securities, the percentages herein are based upon there being 3,694,628 shares of Common Stock outstanding as of the Computation Date. An asterisk (*) indicates less than 1%.

(3) Includes 125,000 shares of Common Stock subject to currently exercisable options granted under the Option Plan.

(4) Includes (i) 15,000 shares of Common Stock subject to currently exercisable options granted under the Option Plan, (ii) 83,975 shares of Common Stock issuable upon exercise of the Johnston Warrants, which are currently exercisable, and (iii) the 200,000 shares of Common Stock issued to an affiliate of Mr. Johnston's in the September 1997 Financing described above under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(5) Includes (i) 45,000 shares of Common Stock subject to currently exercisable options granted under the Option Plan and (ii) 1,000 shares of Common Stock subject to currently exercisable Warrants.

(6) Includes (i) 15,000 shares of Common Stock subject to currently exercisable options granted under the Option Plan and (ii) 8,000 shares of Common Stock subject to currently exercisable Warrants.

(7) Includes (i) an aggregate of 227,000 shares of Common Stock subject to currently exercisable options granted under the Option Plan, (ii) 83,975 shares of Common Stock issuable upon exercise of the Johnston Warrants and
      (iii) 9,000 shares of Common Stock subject to currently exercisable Warrants. The seven persons constituting the group of directors and executive officers are Richard L. Bulman, Charles C. Johnston, Richard D. Bulman, Thomas Griffin, Michael B. Solovay, Marvin H. Goldstein and Bradley Dahl. Except as stated in the next sentence, as of the Computation Date, no director or executive officer of the Company was the beneficial owner of any Warrants, and no record holder of Warrants was the beneficial owner of five percent or more of the outstanding Warrants. As of the Computation Date, the following directors and executive officers were the beneficial owners of the indicated Warrants, representing in each case less than one percent of the outstanding Warrants: Richard D. Bulman, 1,000 Warrants; and Thomas Griffin, 8,000 Warrants.

                              SELLING STOCKHOLDERS

      The following table provides certain information with respect to the Common Stock held by each Selling Stockholder as of the Computation Date. Except as otherwise disclosed in the footnotes to the table below, none of the Selling Stockholders has had any position, office or material relationship with the Company or any of its affiliates within the past three years (other than as a result of his or its ownership of securities of the Company). The Selling Stockholders are under no obligation to sell all or any of the Shares offered hereby, nor are they obligated to sell any Shares immediately under this Prospectus. The Company will not receive any proceeds from any sales of any Shares by the Selling Stockholders. Assuming that each selling Stockholder were to sell pursuant to this Offering all of the Shares registered in connection with this Prospectus, after this Offering he would be the beneficial owner of only the number of shares of Common Stock which is set forth in the first column opposite such holder's name in the table below. Notes 2 and 3 to the table identify the only Selling Stockholders who would, after this Offering and based upon the foregoing assumption, beneficially own in excess of 1% of the Common Stock

                                     Shares
                               Beneficially Owned        Shares
                               ------------------      Registered       Shares
                                                           in           Offered
                                                       Connection       Pursuant
                                                          with            to
                                                          this           this
Selling Shareholder          Number    Percentage      Prospectus     Prospectus
-------------------          ------    ----------      ----------     ----------

Benjamin Bollag(1)                0           *          500,000         500,000
Michael Bollag(1)            15,000           *          500,000         500,000
KSH Investment
  Group, Inc.(2)             77,449        2.10%          12,500          12,500
Charles C. Johnston(3)      498,136       13.13%          20,000          20,000
Michael B. Solovay(4)         3,800           *           18,000          18,000
Richard A. Edlin(4)           3,800           *           18,000          18,000
Jonathan Eiseman(4)           3,800           *           18,000          18,000
Wayne Lehrhaupt(4)            3,800           *           18,000          18,000
Norman Solovay(4)             3,800           *           18,000          18,000
Eric R. Levine(4)                 0           *           14,000          14,000
Peter Kakoyiannis(4)              0           *           14,000          14,000
Stephen L. Weinstein(4)           0           *            2,000           2,000
                          ---------     ---------      ---------       ---------
TOTAL                      609,585        16.07%       1,152,500       1,152,500

----------

An asterisk (*) indicates less than 1%.

(1) The address of this Selling Stockholder is Hollister Ranch, Lot 89, Gaviota, California 93117.

(2) The address of this Selling Stockholder is 245 Great Neck Road, Great Neck, New York 11021. Represents (i) the 12,500 KSH Shares issued in connection with the January 1998 Financing to KSH Investment Group and
      (ii) 49,572 and 17,377 shares beneficially owned by, respectively, Harvey Kohn and Cary Sucoff, who are owners and executive officers of that company. After this offering and based upon the assumption described in the penultimate sentence of the paragraph preceding this table, this Selling Stockholder would beneficially own approximately 1.60% of the Common Stock.


(3) The address of this Selling Stockholder is 184 High Street, Boston, Massachusetts 02110. Mr. Johnston is a director and principal stockholder of the Company. See Note (4) to the Principal Stockholders table appearing above in this Prospectus, "Management--Directors and Executive Officers," "Principal Stockholders" and "Certain Transactions--Transactions with Director Charles C. Johnston." After this Offering and based upon the assumption described in the penultimate sentence of the paragraph preceding this table, this Selling Stockholder would beneficially own approximately 10.28% of the Common Stock.


(4) The address of this Selling Stockholder is c/o Solovay Marshall & Edlin, P.C., 845 Third Avenue, New York, New York 10022. This Selling Stockholder is a member or employee of the law firm Solovay Marshall & Edlin, P.C., the Company's outside legal counsel. The shares of Common Stock registered on his behalf in connection with this Prospectus represent his allocated shares underlying the SME Warrants described above under "Recent Developments--The January 1998 Financing--Agreement with Solovay Marshall & Edlin, P.C."

                              PLAN OF DISTRIBUTION

      The Shares offered pursuant to this Prospectus are being offered on behalf of the Selling Stockholders, and the Company will not receive any proceeds from this Offering. The Shares may be offered by the Selling Stockholders pursuant to this Prospectus until _____ __, 199_, provided that this Prospectus is kept current in accordance with applicable provisions of the Securities Act, and the rules and regulations of the Commission promulgated thereunder. The Company intends to maintain a current prospectus covering the Shares offered hereby until at least the three-year anniversary of the date of this Prospectus. See "Certain Transactions--Registration Rights In Connection with the January 1998 Financing."

      The sale of the Shares by the Selling Stockholders may be effected in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale. The Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Such underwriters and broker-dealers may receive compensation in the f, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such underwriters or broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular underwriter or broker-dealer may be in excess of customary compensation). Introducing brokers may act as broker-dealer on behalf of one or more of the Selling Stockholders in connection with the offering of certain of the Shares by Selling Stockholders. A Selling Stockholder and any underwriter or broker-dealer who acts in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of nine business days prior to the commencement of such distribution, except under certain limited circumstances. In addition to, and without limiting the foregoing, the Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder (including Rule 10b-3 and Regulation M), which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other such stockholders.

      The Company has agreed to pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public, excluding the commissions or discounts of underwriters, broker-dealers or agents.

                              CERTAIN TRANSACTIONS

      Future transactions (if any) between the of its directors, officers and/or 5% stockholders will continue to be on terms no less favorable to the Company than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Company. Described below are transactions that have occurred since March 16, 1996 or that are proposed to be effectuated by the Company as of the date of this Prospectus.

Transactions with Director Charles C. Johnston

      Charles C. Johnston, a principal stockholder of the Company, has been a director of the Company since June 1994, at which time he first purchased shares of Common Stock. In the September 1997 Financing, the Company on September 16, 1997 issued 200,000 shares of Common Stock to an affiliate of Mr. Johnston for an aggregate purchase price of $300,000, which the Company's Board of Directors (excluding Johnston) determined to the be the fair market value of those 200,000 shares at the time of issuance. As a consequence of the January 1998 Johnston Financing Proposal, on March 9, 1998 the Company issued to Mr. Johnston the 1998 Johnston Warrants described above under "Recent Developments--The January 1998 Financing--January 1998 Johnston Financing Proposal." These warrants entitle him to purchase 20,000 shares of Common Stock for $1.00 per share. The Company also agreed to register under the Securities Act the 20,000 shares of Common Stock underlying the 1998 Johnston Warrants. Those shares are included in the Shares that have been registered in connection with, and that are being offered pursuant to, this Offering.

Transactions with Solovay Marshall & Edlin, P.C.

      Prior to the closing of the January 1998 Financing, Solovay Marshall & Edlin. P.C. ("SME"), the Company's outside legal counsel (of which Michael B. Solovay, a director of the Company, is a shareholder) agreed to the continuing deferral of payment by the Company of certain unpaid legal fees and expenses. The Company in exchange issued to SME the SME Note and the SME Warrants described above under "Recent Developments--The January 1998 Financing--Agreement with Solovay Marshall & Edlin, P.C." The SME Warrants entitle certain shareholders and employees of SME to purchase an aggregate of 120,000 shares of Common Stock for $1.00 per share. The Company also agreed to register under the Securities Act the 120,000 shares of Common Stock underlying the SME Warrants. Those shares are included in the Shares that have been registered in connection with, and that are being offered pursuant to, this Offering.

      On March 26, 1996, SME agreed to accept from the Company, in lieu of cash and as partial payment for legal services rendered before that date, 24,000 shares of Common Stock (valued by the Company at that time as having a fair market value of $3.50 per share). The Company issued such 24,000 shares to members and an employee of SME on March 27, 1996.

                         THE 1996 UNDERWRITTEN OFFERING

      On June 24, 1996, the Company completed an underwritten initial public offering of 1,400,000 shares of Common Stock and redeemable warrants to purchase 1,610,000 shares of Common Stock (the "Warrants"), all of which were sold by the Company (the "Underwritten Offering"). The initial public offering price was $5.00 per share of Common Stock and $.10 per Warrant. Each Warrant entitles the registered holder thereof to purchase, at any time from June 24, 1997 through June 24, 2001, one share of Common Stock at a price of $4.00 per share, subject to adjustment in certain circumstances (including in the event of a stock split or dividend, recapitalization, reorganization, merger or consolidation of the Company). See "Description of Securities--Common Stock" and "--Public Warrants."

      The Company sold 140,000 warrants to Whale Securities Co., L.P., as underwriter of the Underwritten Offering (the "Underwriter") and its designees (the "Underwriter's Warrants"). Each Underwriter's Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $8.25 per share (165% of the initial public offering price per share) and/or one warrant (each exercisable to purchase one share of Common Stock at a price of $5.20 per share) at an exercise price of $.165 per warrant (165% of the initial public offering price per Warrant). The Underwriter's Warrants contain a cashless exercise provision. In the event that all of the Underwriter's Warrants (and the warrants to purchase Common Stock which underlie the Underwriter's Warrants) were to be exercised, the holders of the Underwriter's Warrants would become the owners of an aggregate of 280,000 shares of Common Stock. Pursuant to an agreement between the Company and the Underwriter, those 280,000 shares were registered under the Securities Act and included by the Company in a registration statement that was declared effective in September 1997.

      The Underwriter's Warrants are exercisable during the four-year period ending June 24, 2001 (the "Warrant Exercise Term"). In general, before that date, the Underwriter's Warrants may not be sold, transferred, assigned or hypothecated except to the officers and partners of the Underwriter and members of the selling group formed by it to effectuate the Underwritten Offering. During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Underwriter's Warrants are exercised, dilution to the percentage ownership in the Company held by the Company's current stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of Common Stock or the underlying warrants, or the shares of Common Stock issuable upon exercise of such underlying warrants, may be deemed additional underwriting compensation. The Company has also granted certain demand registration rights to the holders of the Underwriter's Warrants during the four-year Warrant Exercise Period, and has granted certain piggyback registration rights to such holders during the seven year period ending June 24, 2003.

      In connection with the qualification for sale under certain state securities laws of the Common Stock and the Warrants at the time of the Underwritten Offering, the Company consented to the denial of secondary trading in its securities in the State of New Jersey. As a result of this action, stockholders of the Company cannot sell shares of Common Stock or Warrants through a broker-dealer whose office is located in New Jersey or to any New Jersey resident, whether through a broker-dealer or not, unless such denial is removed, of which there can be no assurance.

                            DESCRIPTION OF SECURITIES

General

      The Company is authorized to issue 15,000,000 shares of Common Stock, par value $.0001 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, there are 3,694,628 shares of Common Stock outstanding and no shares of any Preferred Stock outstanding.

Common Stock

      The holders of the Common Stock are entitled to one vote for each shad in the election of directors of the Company and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of Common Stock are entitled (i) to receive such dividends as may be declared from time to time by the Board out of funds legally available therefor, and (ii) in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock (if any) having preference over the Common Stock.

      As a result of the creation of the Series A Preferred Stock pursuant to the May 1997 Financing, and in accordance with the terms of the Certificate of Designations relating to that series of stock and the Certificate of Incorporation, in the event that the Company hereafter were to issue any of the 3,250 authorized shares of that series which remain available for issuance, the holders of Common Stock would rank junior to the future holders of Series A Preferred Stock in the event of any voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Company.

      Holders of Common Stock have no conversion rights or preemptive rights and are not subject to further capital calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights of the holders of the Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is issued. All of the outstanding shares of Common Stock are fully paid and non-assessable. The Company's By-Laws provide that the holders of at least 10% of its voting stock will be able to call special meetings of stockholders.

Preferred Stock

      The Company is authorized to issue 5,000,000 shares of Preferred Stock from time to time in one or more series, in all cases ranking senior to the Common Stock with respect to payment of dividends and in the event of the liquidation, dissolution or winding up of the Company. There is no Preferred Stock currently authorized for issuance by the Company other than the Series A Preferred Stock. The Board has the power, without stockholder approval, to issue shares of one or more series of Preferred Stock, at any time, for such consideration and with such relative rights, privileges, preferences and other terms as the Board may determine (including, but not limited to, terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights). The rights and terms relating to any new series of Preferred Stock could adversely affect the voting power or other rights of the holders of the Common Stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

      Series A Preferred Stock

      On May 9, 1997, the Company's Board of Directors, acting pursuant to the authority granted under its Certificate of Incorporation, authorized the creation of a series of Preferred Stock designated as the Series A 6% Convertible Participating Preferred Stock (the "Series A Preferred Stock"). The Series A Preferred Stock consists of 4,000 shares, each share having a liquidation value of $1,000.

      In connection with the May 1997 Financing, 750 shares of Series A Preferred Stock were issued to Sellet Marketing Corp. Pursuant to the Certificate of Designations, on July 12, 1997 the Series A Preferred Stock became convertible at a holder's option into shares of Common Stock. All of such shares were subsequently converted into shares of Common Stock. As a consequence, 3,250 shares of Series A Preferred Stock remain available for future issuance.

      Except as may be required by law, the holders of the Series A Preferred Stock are not entitled under the Certificate of Designations to vote in the election of directors of the Company or in any other matters to be voted on by holders of the Common Stock. Holders of the Series A Preferred Stock have no preemptive rights and are not subject to further capital calls or assessments. There are no redemption or sinking fund provisions applicable to the Series A Preferred Stock. The rights of the holders of the Series A Preferred Stock are subject, without requiring any series or class vote, to any rights that may be fixed for holders of any other series of Preferred Stock (when and if issued) which ranks on a parity with the Series A Preferred Stock as to dividends or distributions made upon dissolution, liquidation and winding up of the Company. However, without the consent of the registered holders of at least fifty percent of the then-outstanding shares of Series A Preferred Stock, no class or series of equity securities of the Company may be authorized or issued which would rank senior to the Series A Preferred Stock as to the payment of dividends or distributions of any kind.

      The Certificate of Designations provides that the Series A Preferred Stock will initially be convertible (subject to customary anti-dilution adjustments) into shares of Common Stock based upon the ratio of (a) the total liquidation value (at $1,000 per preferred share) of the preferred shares being converted, to (b) the then-effective conversion price. The conversion price at any point in time will be 80% of the prior three trading days' average of the reported closing bid price per share of Common Stock.

      The Certificate of Designations provides that dividends on the Series A Preferred Stock are payable semi-annually on each July 31st and January 31st, commencing with July 31, 1998. The Company has the option to pay any or all of the dividends through the issuance of additional shares of Common Stock (utilizing the same conversion ratio as described above). Dividends on each outstanding share of Series A Preferred Stock accrue, cumulatively on a daily basis, at the rate of 6% per annum of the liquidation value per share as in effect at the commencement of the fiscal year of the Company in question. (As of the date hereof, that liquidation value is $1,000 per share.) Those dividends accrue whether or not dividends have been declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Company legally available for the payment of the dividends.

      In addition to the cumulative dividend described above, on and after July 31, 1998 the holders of outstanding shares (if any) of Series A Preferred Stock will also have the right, on a fiscal-year basis, to participate in any cash dividend payments made to the holders of the Common Stock. This participating dividend will be payable, on July 31 of each year, in a sum equal to the amount by which (i) the aggregate cash dividends paid on one share of Common Stock during the fiscal year then ended exceeds (ii) the amount of the cumulative dividend accrued (whether or not paid) in respect of on one share of Series A

Preferred Stock.

Johnston Warrants

      There are currently outstanding certain Class A Warrants and Class B Warrants (which together constitute the Johnston Warrants) to purchase an aggregate of 83,975 shares of Common Stock. All of these warrants are beneficially owned by Charles C. Johnston, a director and principal stockholder of the Company. Each Johnston Warrant is exercisable for the purchase of one share of Common Stock at an initial exercise price of $3.60 per share. The exercise price is subject to adjustment in certain circumstances (including in the event of a stock split or dividend, recapitalization, reorganization, merge or consolidation of the Company). All of the Johnston Warrants will expire during the year 2000. In addition, the Johns callable by the Company under certain circumstances. The Company has also granted the holders of the Johnston Warrants certain piggyback registration rights for the Common Stock issuable upon exercise thereof. See "--Registration Rights" further below.

Public Warrants

      Each Warrant offered pursuant to the Underwritten Offering entitles the registered holder thereof to purchase one share of Common Stock, at a price of $4.00, subject to adjustment in certain circumstances, at any time during the four year period following June 24, 1997. The Warrants are redeemable by the Company, upon the consent of the Underwriter, at any time following June 24, 1997, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock, for a period of 20 consecutive trading days ending on the third day prior to the day on which the Company gives notice, has been at least 150% (currently $6.00, subject to adjustment) of the then effective exercise price of the Warrants. The holders of the Warrants will have the right to exercise their Warrants until the close of business on the date fixed for redemption. The Warrants were issued in registered form under a Warrant Agreement by and among the Company, American Stock Transfer & Trust Company, as Warrant Agent, and the Underwriter. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement) for a complete description of the terms and conditions therein.

Other Warrants

      In October 1996, the Company issued a warrant to purchase Common Stock to an executive and owner of the company that acted as an independent contractor to the Company in connection with the development, scripting and filming of the animation and live-action sequences for the first two Gregory & Me titles. This warrant, which is currently exercisable, entitles the holder to purchase an aggregate of 20,000 shares of Common Stock, at an initial exercise price of $5.00 per share, until October 30, 2001. The exercise price is subject to adjustment in certain circumstances (including in the event of a stock split or dividend, recapitalization, reorganization, merger or consolidation of the Company).

      A summary description of the Underwriter's Warrants is set forth on page 6 of this Prospectus under the "Recent Developments--The Underwritten Offering."

      In connection with the January 1998 Financing, the Company issued the January 1998 Warrants, the 1998 Johnston Warrants and the SME Warrants described above under "Recent Developments--The January 1998 Financing."

Registration Rights

      1995 Registration Rights Agreement

      The Company has granted certain piggyback registration rights relating to the shares of Common Stock held by the persons who invested in the May 1995 Units Financing and the shares of Common Stock issuable upon exercise of the Johnston Warrants, which together represent an aggregate of 663,830 shares of Common Stock (collectively, the "1995 Registrable Shares"), pursuant to an agreement between the holders of such securities and the Company, dated May 12, 1995 (the "1995 Registration Rights Agreement").

      In the event a registration is a primary registration on behalf of the Company, the Company will use its best efforts to include in such registration, subject to the agreement of the managing underwriter or underwriters of the offering relating thereto (if any): (i) first, the securities that the Company proposes to sell; (ii) second, those (a) 1995 Registrable Shares, (b) securities which are registrable pursuant to the terms of an agreement, dated June 17, 1994 (the "Investor Rights Agreement"), between the Company and certain stockholders (the "June Investor Shares"), and (c) Bulman Shares (as hereinafter defined) which are requested by the holders thereof to be included in such registration (pro rata among the holders thereof); and (iii) third, other securities requested to be included in such registration. In secondary, non-issuer registrations, the Company will use its best efforts to include in such registration, subject to the agreement of the managing underwriter or underwriters of the offering relating thereto (if any): (X) first, those 1995 Registrable Shares, June Investor Shares and Bulman Shares which are requested by the holders thereof to be included in such registration (pro rata among the holders thereof); and (Y) second, other securities requested to be included in such registration.

      In connection with any underwritten piggyback registration, the holders of the 1995 Registrable Shares have agreed to execute and deliver a "lock-up agreement" with respect to any of their registrable securities included therein for up to 90 days (or longer as the Company's underwriters may request but not to exceed 180 days) after the effective date of the registration statement relating to such underwritten offering.

      Investor Rights Agreement

      Under the Investor Rights Agreement, the Company agreed to register the June Investor Shares (representing 136,342 shares of Common Stock) upon the demand of holders owning at least 20% of the June Investor Shares then outstanding; provided that (among other conditions): (i) no such demand registration is required to become effective prior to the earlier of June 1, 1999 or within 90 days (or longer as the Company's underwriters may request but not to exceed 180 days) after the effective date of any registration statement initiated by the Company; and (ii) no more than two such demand registrations are required to be effected. The Company also agreed to cause a Form S-3 registration of the June Investor Shares upon demand, but not more frequently than once every year, and to include the June Investor Shares in certain piggyback registrations as provided in the Investor Rights Agreement, which are subject to the priorities discussed above concerning the 1995 Registration Rights Agreement. See "Shares Eligible for Future Sale."

      Bulman Registration Rights Agreement

      Pursuant to an agreement between the Company and Richard L. Bulman, dated January 1, 1995, the Company has agreed to cause a registration statement to be filed with respect to the shares of Common Stock held by Mr. Bulman (the "Bulman Shares") upon Mr. Bulman's demand made not more than once per year during an eight year period ending January 1, 2003. In addition, Mr. Bulman was granted piggyback registration rights relating to such shares, which are subject to the priorities discussed above concerning the 1995 Registration Rights Agreement. Mr. Bulman is currently the owner of 376,471 outstanding shares of Common Stock. See "Shares Eligible for Future Sale."

      Registration Rights of Gary Bilezikian

      Pursuant to an agreement, dated October 26, 1993, between the Company and Gary Bilezikian, a stockholder of the Company, the Company has granted Mr. Bilezikian certain piggyback registration rights relating to his shares of Common Stock if it proposes to file a registration statement under the Securities Act. The Company is not obligated, however, to include any shares of Common Stock held by Mr. Bilezikian either (i) in any registration statement relating solely to the sale of securities to participants in a Company stock plan or (ii) in any registration statement whose form does not include substantially the same information as would be required to be included in a registration statement covering the sale of shares of Common Stock owned by Mr. Bilezikian. Mr. Bilezikian is currently the owner of 38,945 outstanding shares of Common Stock. See "Shares Eligible for Future Sale."

      V-Seion Registration Rights Agreement

      Pursuant to a Registration Rights Agreement, dated as of July 14, 1995, between the Company and V-Seion Multimedia Systems, Inc. ("V-Seion", which was the seller of the assets acquired by the Company in the Technology Acquisition), the Company granted V-Seion piggyback registration rights relating to its shares of Common Stock (other than in connection with a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145(a) promulgated under the Securities Act is applicable). If the registration proposed by the Company is to be an underwritten offering of securities for the account of either the Company or the holders of such securities, then the amount of shares which V-Seion will be allowed to register can be limited, in the underwriter's discretion, by certain relevant marketing factors. In the event that any shares of Common Stock held by V-Seion are permitted by the underwriter to be included in such a registration, V-Seion is prohibited from selling any of such shares to the public for a period of 90 days (or such longer period, not to exceed 180 days, as the underwriter may request) from the effective date of such registration. V-Seion is currently the owner of 19,645 outstanding shares of Common Stock. See "Shares Eligible for Future Sale."

      Registration Rights Related to Underwriter's Warrants

      Subject to certain limitations and exclusions, the Company has agreed that, upon the request of the holders of a majority of the Underwriter's Warrants, the Company will (at its own expense), on one occasion during the Warrant Exercise term, register the Underwriter's Warrants and the securities underlying the Underwriter's Warrants under the Securities Act and that it will include the Underwriter's Warrants and all such underlying securities in any appropriate registration statement which is filed by the Company under the Securities Act during the seven years following the date of this Prospectus. Pursuant to the request of the holders of a Underwriter's Warrants, the Company in August 1997 registered the 280,000 shares of Common Stock underlying the Underwriter's Warrants (and the warrants underlying the same).

      Registration Rights Granted in Connection with the January 1998 Financing

      As described above under "Recent Developments--The January 1998 Financing," the Company in connection with that financing agreed to register under the Securities Act the shares of Common Stock underlying the January 1998 Warrants, the 1998 Johnston Warrants and the SME Warrants. Those shares have been registered under the Registration Statement of which this Prospectus is a part and constitute the Shares being offered hereby. The Company additionally agreed to maintain a current prospectus covering the Shares until at least the three-year anniversary of the date of this Prospectus.

      Anti-Takeover Provisions of Delaware Law

      The Company is a Delaware corporation and thus subject to Section 203 of the DGCL ("Section 203"), which is generally viewed as an anti-takeover statute. In general, Section 203 prohibits a publicly traded Delaware corporation from engaging in any "business combination" (as defined) with any "interested stockholder" (as defined) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the h resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purpose of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meetings of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      In general, Section 203 defines a "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) (subject to certain exceptions) any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through corporation. In general, Section 203 defines an "interested stockholder" as (a) any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or (b) any entity or person affiliated with or controlling or controlled by such entity or person.

      The existence of Section 203 would be expected to have the effect of discouraging takeover attempts involving the Company, including attempts that might result in a premium over the market price of the Common Stock (if it is then publicly traded).

Transfer Agent, Warrant Agent and Registrar

      The transfer agent, warrant agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

      As of the date of this Prospectus, the Company has 3,694,628 shares of Common Stock outstanding. Of the outstanding shares, an aggregate of 2,233,114 shares have previously been registered for sale under the Securities Act and, accordingly, are freely tradeable without restriction or further registration thereunder. The Company effectuated those prior registrations in June 1996 (as part of the Underwritten Offering) and in August 1997 (in connection with the May 1997 Financing described below under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--May 1997 Financing"). Of the outstanding shares of Common Stock registered in June 1996, (i) 1,400,000 registered shares of Common Stock were sold in the public market pursuant to the Underwritten Offering, and (ii) 290,000 shares of Common Stock were registered on behalf of certain selling stockholders of the Company. All of the 543,114 outstanding shares of Common Stock registered in August 1997 were registered on behalf of a selling stockholder of the Company.

      All of the 1,461,514 remaining shares of Common Stock currently outstanding (the "Restricted Common Stock") are "restricted securities" (as that term is defined in Rule 144 under the Securities Act), and as such they may be sold only pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Since June 24, 1997, however, substantially all of these restricted securities have either been (i) eligible for sale in the public market pursuant to Rule 144 or (ii) subject to the exercise of certain demand and/or piggyback registration rights which the Company from time to time has granted to various of its securityholders. A total of 1,235,234 shares of the Restricted Common Stock are held by stockholders to whom the Company has granted registration rights.

      In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company (as that term is defined under the Securities Act), is entitled to sell, within any three-month period, a number of restricted shares that have been beneficially owned for a least one year which does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or
(ii) an amount equal to the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed an affiliate and has beneficially owned restricted shares for at least two years is entitled to sell such shares without regard to the volume or other resale requirements.

      No predictions can be made of the effect, if any, that sales of shares of Common Stock, or the availability of such shares for sale, will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company by Solovay Marshall & Edlin, P.C. ("SME"), New York, New York. See "Certain Transactions--Transactions with Solovay Marshall & Edlin, P.C."

                                     EXPERTS

      The audited consolidated financial statements for the years ended July 31, 1996 and July 31, 1997, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, as described in Note 1 of the notes to the financial statements.

                             Kideo Productions Inc.
                   Index to Consolidated Financial Statements


Report of Independent Accountants.......................................... F-2

Financial Statements:
      Balance Sheet,
            July 31, 1996 and 1997......................................... F-3
      Statement of Operations,
            Years Ended July 31, 1996 and 1997............................. F-4
      Statement of Shareholders' (Deficiency) Equity,
            Years Ended July 31, 1996 and 1997............................. F-5
      Statement of Cash Flows,
            Years Ended July 31, 1996 and 1997............................. F-6
      Statement of Cash Flows, Supplemental Information
            Years Ended July 31, 1996 and 1997............................. F-7

Notes to Financial Statements.............................................. F-8

Financial Statements (unaudited)
      Balance Sheet,
            January 31, 1998............................................... F-17
      Statement of Operations,
            Six Months Ended January 31, 1998 and 1997..................... F-18
      Statement of Shareholders' (Deficiency) Equity,
            Six Months Ended January 31, 1998 and 1997..................... F-19
      Statement of Cash Flows,
            Six Months Ended January 31, 1998 and 1997..................... F-20

Notes to Financial Statements.............................................. F-21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of Kideo Productions, Inc.:

      We have audited the accompanying consolidated balance sheets of Kideo Productions, Inc. (a Delaware Corporation) and subsidiary as of July 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kideo Productions, Inc. and subsidiary as of July 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company suffered recurring losses from operations and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


/s/ Arthur Andersen LLP

New York, New York
October 31, 1997

                             KIDEO PRODUCTIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                    at July 31, at July 31,
                                                                                       1996        1997
                                                                                      -------     -------
ASSETS
Current Assets:
    Cash and cash equivalents ....................................................    $ 2,857     $   164
    Accounts receivable, net .....................................................         95          31
    Inventory ....................................................................         17         103
    Prepaid expenses .............................................................        123          28
                                                                                      -------     -------
       Total current assets ......................................................      3,092         326
Property and equipment, net ......................................................        558         507
Capitalized content costs, net ...................................................        432         518
Other assets .....................................................................        286         137
                                                                                      -------     -------
       Total assets ..............................................................    $ 4,368     $ 1,488
                                                                                      =======     =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Accounts payable .............................................................    $    59     $   475
    Accrued expenses .............................................................        271         210
    Capital leases, current portion ..............................................        147          74
    Unearned revenue .............................................................        225         233
                                                                                      -------     -------
       Total current liabilities .................................................        702         992
Capital leases, long term portion ................................................         81          74
                                                                                      -------     -------
       Total liabilities .........................................................        783       1,066
                                                                                      -------     -------

Commitments and Contingencies (Notes 5, 6 & 11)

Shareholders' Equity
    Preferred Stock, $.0001 par value; issuable in series: authorized 5,000,000 shares, issued and outstanding -0- shares at July 31, 1996 and 750 shares at
      July 31, 1997 ..............................................................         --          --
    Common Stock, $.0001 par value; authorized 15,000,000 shares, issued and outstanding 2,939,014 shares at
      July 31, 1996 and 1997 .....................................................         --          --
    Additional paid-in capital ...................................................      8,737       9,591
    Accumulated deficit ..........................................................     (5,152)     (9,169)
                                                                                      -------     -------
      Shareholders' Equity........................................................      3,585         422
                                                                                      -------     -------

Total liabilities and shareholders' equity .......................................    $ 4,368     $ 1,488
                                                                                      =======     =======

The accompanying notes are an integral part of these consolidated financial statements.

                             KIDEO PRODUCTIONS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars in thousands except per share amounts)


                                                  Year ended       Year ended
                                                    July 31,        July 31,
                                                     1996             1997
                                                  -----------     -----------
Sales ........................................    $       761     $     1,346
Cost of sales ................................            637           1,099
Write off of production equipment ............             --             226
                                                  -----------     -----------
Gross profit (loss) ..........................            124              21

Selling expenses .............................            737           1,959
General and administrative expenses ..........          1,137           1,901
                                                  -----------     -----------
Loss from operations .........................         (1,750)         (3,839)
                                                  -----------     -----------
Other income (expense), net ..................            (88)             20
Nonrecurring expenses related to debt
  extinguished in connection with the Initial
  Public Offering                                      (1,221)             --
                                                  -----------     -----------
Net loss .....................................    $    (3,059)    $    (3,819)
                                                  ===========     ===========

Net loss per share* ..........................    $     (2.27)    $     (1.37)
                                                  ===========     ===========

Weighted average number of shares outstanding*      1,304,876       2,939,014
                                                  ===========     ===========

----------
* Restated see note 1 to the accompanying financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

                             KIDEO PRODUCTIONS, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 (Dollars in thousands except per share amounts)

                                                                                                Additional
                                                       Preferred Stock          Common Stock      Paid-in Accumulated  Shareholders'
                                                     Shares       Amount       Shares    Amount   Capital   Deficit      Equity
                                                  ----------------------------------------------------------------------------------
Balance at July 31, 1995 .....................       956,000     $    --       616,891    $ --    $1,385    $(1,999)    $  (614)
                                                  ----------------------------------------------------------------------------------
Issuance of preferred stock in connection
     with the May 1995 Units Financing .......        43,750          --            --      --        44                     44
Issuance of common stock in satisfaction
     of expenses in connection with the
     May 1995 Units Financing ................            --          --         3,239      --         7                      7
Issuance of common stock in connection
     with October 1995 private placement .....            --          --        90,000      --       163                    163
Issuance of common stock in connection
     with January 1996 private placement .....            --          --        25,000      --        58                     58
Issuance of common stock in partial
     payment of interest on debt issued
     in the May 1995 Units Financing .........            --          --         6,462      --        23                     23
Issuance of preferred stock in satisfaction
     of dividends on preferred stock issued
     in the May 1995 Units Financing .........        48,672          --            --      --        49                     49
Issuance of common stock in connection
     with the February 1996 private placement             --          --       150,000      --       274                    274
Issuance of common stock for legal costs
     in connection with the Company's
     initial public offering .................            --          --        24,000      --        84                     84
Issuance of common stock in connection
     with the June 1996 private placement ....            --          --        50,000      --        90                     90
Issuance of common stock in connection
     with the initial public offering ........            --          --     1,400,000      --     5,399                  5,399
Issuance of warrants in connection with the
     initial public offering .................            --          --            --      --       161                    161
Conversion of preferred stock to common ......    (1,048,672)         --       293,533      --        --                     --
Conversion of debentures to common ...........            --          --       279,889      --     1,000                  1,000
Dividends on preferred stock .................            --          --            --      --        --        (94)        (94)
Net loss .....................................            --          --            --      --        --     (3,059)     (3,059)
                                                  ----------------------------------------------------------------------------------
Balance at July 31, 1996 .....................            (0)    $    --     2,939,014    $ --    $8,737    $(5,152)    $ 3,585
                                                  ----------------------------------------------------------------------------------
Issuance of preferred stock in connection
     with May 13, 1997 financing .............           750          --                             666                    666
Discount to fair market value of the preferred
     stock on the conversion to common stock .                                                       188       (188)         --
Dividends on preferred stock .................                                                                  (10)        (10)
Net loss .....................................                                                               (3,819)     (3,819)
                                                  ----------------------------------------------------------------------------------
Balance at July 31, 1997 .....................           750     $    --     2,939,014    $ --    $9,591    $(9,169)    $   422
                                                  ==================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                             KIDEO PRODUCTIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                              Year ended      Year ended
                                                            July 31, 1996    July 31, 1997
                                                            -------------    -------------
Cash flows from operating activities:
    Net loss ................................................  $(3,059)        $(3,819)
    Adjustments to reconcile net loss to net cash used
       in operating activities:
       Depreciation and amortization of operating assets ....      333             696
       Amortization of loan discount ........................      585              --
       Amortization of deferred debt costs ..................      396              --
       Write off of production equipment ....................       --             226
       Effect of changes in operating assets
         and liabilities:
          Accounts receivable ...............................      (35)             64
          Prepaid expenses and other current assets .........      (32)              8
          Other assets ......................................     (489)             15
          Accounts payable ..................................     (369)            416
          Accrued expenses ..................................      181             (71)
          Unearned revenue ..................................      183               8
                                                               -------         -------
    Net cash used in operating activities ...................   (2,306)         (2,457)
                                                               -------         -------

Cash flows from investing activities:
    Purchase of property and equipment ......................     (108)           (561)
    Increase in capitalized content and program costs .......       --            (448)
                                                               -------         -------
    Net cash used in investing activities ...................     (108)         (1,009)
                                                               -------         -------

Cash flows from financing activities:
    Proceeds from bridge notes ..............................    1,375              --
    Net proceeds from issuances of common and preferred stock    5,592             666
    Proceeds from long term debt ............................       32              --
    Proceeds from lease financing ...........................       --             208
    Repayment of loans payable - related parties ............      (61)             --
    Repayment of bridge notes ...............................   (1,375)             --
    Principal payments on capital leases ....................     (112)           (101)
    Debt issuance costs incurred ............................     (180)             --
    Dividends paid on preferred stock .......................      (61)             --
                                                               -------         -------
    Net cash provided by financing activities ...............    5,210             773
                                                               -------         -------
Net increase in cash ........................................    2,796          (2,693)
Cash and cash equivalents at the beginning of the period ....       61           2,857
                                                               -------         -------
Cash and cash equivalents at the end of the period ..........  $ 2,857         $   164
                                                               =======         =======

The accompanying notes are an integral part of these consolidated financial statements.

                             KIDEO PRODUCTIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            SUPPLEMENTAL INFORMATION
                             (Dollars in thousands)

                                                                Year ended    Year ended
                                                                  July 31,     July 31,
                                                                   1996         1997
                                                                ----------    ----------
Cash payments for interest ...................................    $   89       $ 26
Cash payments for income taxes ...............................         4         12

Supplemental schedule of noncash investing and financing
    activities:
    Capital lease obligations for equipment purchases ........        --        207
    Dividends accrued on preferred stock .....................        33         10
    Security deposits applied to capital lease obligations ...        --        186
    Discount to fair market value of the preferred
       stock upon conversion to common stock .................        --        188
    Issuance of capital stock in satisfaction of expenses ....        84         --
    Conversion of accrued expenses into long term debt .......        12         --
    Conversion of accrued expenses into capital stock ........        41         --
    Conversion of dividends payable into preferred stock .....        49         --
    Original issue discounts associated with bridge financings       546         --
    Conversion of long term debt into common stock ...........     1,000         --
    Conversion of preferred stock into common stock ..........     1,049         --

The accompanying notes are an integral part of these consolidated financial statements.

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CORPORATE STRUCTURE AND PRINCIPAL BUSINESS ACTIVITY:

Business and Organization

      Kideo Productions, Inc. ("Kideo-Delaware"), a Delaware corporation, was incorporated on June 24, 1994. The accompanying consolidated financial statements include the accounts of Kideo-Delaware and its wholly owned subsidiary Kideo Productions (Canada), Inc. (collectively the "Company"). Kideo Productions (Canada), Inc. commenced operations in July 1995. All significant intercompany transactions and balances have been eliminated.

      The Company develops, produces and markets personalized children's educational video tapes sold through direct sales, mail-order houses, children's toy stores and various catalogs. The principal shareholder developed the initial product line prior to the Company's commencement of operations. The Company is devoted to the development of multimedia products using emerging technologies with an emphasis on personalized products for children. The Company's sales are seasonal in nature based, in part, on purchases made during the months of October through December.

      The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has incurred net losses of $3,059,000 and $3,819,000 for the years ended July 31, 1996 and July 31, 1997, respectively. In addition, the Company has a net working capital deficiency of $666,000 at July 31, 1997. The Company's strategy is to continue to obtain licenses for popular media characters and apply its technology to the characters under license. The Company plans to sell these products to its existing customers as well as to new customers obtained through direct mail to customers and sales to retail outlets. The Company anticipates that a portion of the cost of the distribution, including advertising, will be funded by the licensing partner. Although there can be no assurances, the Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress and timing of its new development efforts), that the proceeds remaining from the May 13, 1997 financing, and the September 16, 1997 financing (described below), together with anticipated revenues from operations and its current cash and cash equivalent balances, will be sufficient to fund the Company's operations and capital requirements through July 31, 1998.

Revenue Recognition

      The Company generally records an account receivable and a corresponding liability for unearned revenue for video tape order kits shipped to mail order houses and retail stores. Revenue is recognized on the accrual basis when the video tape is shipped to the ultimate consumer.

Capitalized Content Costs

      Capitalized costs consist of deferred production costs related to the production and development of the storylines of the Company's video tapes. The Company's policy is to amortize production costs over the anticipated revenue stream of the title, which it currently estimates to be two years. Management continually evaluates its policy as sales of each title are made.

      Certain technology rights, intellectual property and software related to the production of video products, amounting to approximately $192,000, were acquired on July 17, 1995 and are being amortized over a three-year period which commenced August 1, 1995 using the straight-line method. Depreciation and amortization charged to operations amounted to $64,000 per year for the years ended July 31, 1996 and 1997.

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Long Lived Assets

      In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Acquired Assets and for Long Lived Assets to be Disposed of", management periodically assesses whether there has been an impairment in the carrying value of the excess of cost of such assets by comparing the current and expected annual undiscounted cash flows with the carrying amount. In the event there is an impairment of the asset, management would reduce the carrying value to an amount equal to the projected discounted cash flow of the underlying assets.

Advertising Costs

      Advertising costs are charged to operations when the advertising takes place. Advertising expenses for the years ended July 31, 1996 and 1997 were $97,000 and $743,000 respectively.

Depreciation

      Depreciation of property and equipment is provided for principally by the straight-line method over the estimated useful lives of the respective assets.

Income Taxes

      The Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires that the tax effect of temporary differences between the recorded carrying values and the adjusted tax basis of assets and liabilities be reflected in the financial statements at the tax rate at which the differences are expected to reverse. At July 31, 1996 and 1997, there were no material temporary differences between the book basis and tax basis of the Company's assets and liabilities.

      As of July 31, 1997, the Company had a net operating loss carryforward for both financial reporting and income tax purposes of approximately $8,844,000 available to offset future income, expiring during 2009 to 2012. This resulted in a deferred income tax asset of approximately $3,980,000 for which the Company recorded a full valuation allowance due to the uncertainty of future realization of such losses. Based on the ownership changes arising from the initial public offering, utilization of the net operating loss carry-forward will be limited.

Net Loss Per Share

      In accordance with SFAS No. 128, net loss per common share amounts ("Basic EPS") were computed by dividing net earnings after adjustments for preferred stock dividend requirements, by the weighted average number of common shares outstanding and excluded any potential dilution. Net loss per common share amounts assuming dilution ("Diluted EPS") were computed by reflecting potential dilution from the exercise of stock options, to the extent they are dilutive.

      Staff Accounting Bulletin 98 ("SAB 98") revises various existing SAB's to be consistent with the requirements of SFAS No. 128. The most significant revision relates to the calculation of earnings per share when there have been issuances of stock options at prices below the IPO price in periods preceding an initial public offering. SAB 98 requires all registrants who accounted for transactions under SAB 83 to restate those results in conformity with SFAS 128.

      Accordingly, the Company has restated earnings per share, and weighted average number of shares outstanding data for all periods presented in accordance with SFAS No. 128 and SAB 98.

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warranty Costs

      To date, the Company has not had any significant warranty costs for repair or replacement of its product. Based on current sales and historical experience, warranty costs, if any are charged to operations when incurred.

Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management affecting the reported amounts of assets, liabilities, revenue and expenses and the disclosed amounts of contingent assets and liabilities. Actual results could differ from those estimates.

Reclassifications

      For comparability, certain Fiscal 1996 amounts have been reclassified where appropriate to conform to the financial statement presentation used in Fiscal 1997.


2. PROPERTY AND EQUIPMENT

      Property and equipment, at cost, consists of the following:

                                  July 31,       July 31,     Estimated
                                    1996           1997      Useful Life
                                 ---------     -----------   -----------
Video production equipment
and related software ........    $ 931,000     $   605,000     3 years
Furniture and fixtures ......        5,000          10,000     7 years
Office equipment ............       63,000         124,000     5 years
Leasehold improvements ......       21,000         164,000     3 years
                                 ---------     -----------
                                 1,020,000         903,000
Less accumulated depreciation     (462,000)       (396,000)
                                 ---------     -----------
                                 $ 558,000     $   507,000
                                 =========     ===========

      Included in property and equipment at July 31, 1996 and at July 31, 1997 are approximately $431,000 and $207,000, respectively, of assets acquired under capital leases. Accumulated depreciation on these assets as of July 31, 1996 and July 31, 1997 amounted to approximately $216,000 and $53,000 respectively. The property held under these leases is collateral for the related capital lease obligations as described in Note 6.

      The Company provided for the disposal of certain production equipment during the second quarter of the fiscal year. This equipment was written off after the successful completion of tests allowing

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


for the production of older Kideo titles on new, more efficient equipment. The write-off of production equipment accounted for a $226,000 expense for the year ended July 31, 1997.


3. CAPITALIZED CONTENT COSTS

      Capitalized content costs include the development, scripts, characters, props, filming and post production of new Kideo titles introduced for the year ended July 31, 1997.

                                                      July 31,          July 31,
                                                        1996              1997
                                                      --------          --------
Capitalized content costs ..................          $432,000          $777,000
Less accumulated amortization ..............                --           259,000
                                                      --------          --------
 Net book value ............................          $432,000          $518,000
                                                      ========          ========


4. OTHER ASSETS:

      Other assets consist of the following:

                                                          July 31,      July 31,
                                                            1996          1997
                                                          --------      --------
Deposits on capital lease obligations ..............       195,000        34,000
Technology rights and intellectual property ........        34,000        17,000
Security deposits ..................................        17,000        18,000
Deferred expenses ..................................        40,000        68,000
                                                          --------      --------
                                                          $286,000      $137,000
                                                          ========      ========


5. COMMITMENTS:

      The Company leases 7,000 square feet of space under several noncancelable operating leases for office, manufacturing and warehouse space. These leases are subject to escalation for the Company's proportionate share of increases in real estate taxes and certain other operating expenses. In addition the Company rents additional office space on a month to month basis at a monthly rent of approximately $950. Total rent expense for the years ended July 31, 1996 and 1997 amounted to $76,000 and $121,000, respectively. Future approximate minimum rental payments required are as follows:

Year ending July 31,
      1998 ...............................................     $108,000
      1999 ...............................................       18,000
                                                               --------
                                                               $126,000
                                                               ========

        The Company has entered into employment contracts with two employees expiring a various times through December 1998. The aggregate minimum commitment for future salaries, excluding bonus, is as follows:

Year ending July 31,
      1998................................................     $211,000
      1999................................................       56,000
                                                               --------
                                                               $267,000
                                                               ========

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. CAPITAL LEASE OBLIGATIONS:

      Included in property and equipment are $431,000 and $207,000 in production and office equipment held under capital leases at July 31, 1996 and 1997, respectively. The future minimum lease payments under capital leases, all with interest rates ranging from 13% to 16.5%, at July 31, 1997 are as follows:

Year ending July 31,
      1998 .................................................            $105,000
      1999 .................................................              63,000
      2000 .................................................               6,000
      2001 .................................................               3,000
      2002 .................................................               2,000
                                                                        --------
                                                                         179,000
Less amounts representing interest .........................              31,000
                                                                        --------
                                                                        $148,000
                                                                        ========


7.  SHAREHOLDERS' EQUITY:

      May 13, 1997 Financing

      On May 13, 1997, the Company closed the private placement of 750 shares of a newly authorized series of Preferred stock, designated as the Series A 6% Convertible Participating Preferred Stock (the "Series A Preferred Stock", "Preferred Stock"). The shares were sold at their liquidition value of $1,000 per share, for a total purchase price of $750,000 in a transaction arranged through Gerard Klauer Mattison & Co., Inc. as placement agent.

      The Preferred Stock became convertible at the holder's option after July 12, 1997 into common shares based on the ratio of (a) the total liquidation value (at $1,000 per preferred share) of the preferred shares being converted, to (b) the then-effective conversion price. The conversion price at any point in time is 80% of the prior three days average of the closing bid price per share of the Company's common stock.

      The Company has the option to sell up to 1,250 additional shares of Preferred Stock for $1,250,000, commencing thirty days following the effectiveness of a registration statement on the underlying shares. The Company's registration statement was declared effective on September 2, 1997. As of October 31, 1997 the Company had not exercised its option to sell the remaining additional shares of Preferred Stock.

      The conversion feature affords a discount to fair market value at the time of conversion of the Preferred Stock into common. The intrinsic value of this feature is $500,000 for the entire subscription of 2,000 Preferred Shares and will be recognized in the financial statements in the proportion that the shares issued bear to the total subscription. The amount recognized in the financial statements at the fiscal year end of July 31, 1997 was $187,500, which is the ratable portion of the discount related to the 750 Preferred Shares issued on May 31, 1997. In accounting for this intrinsic value, the Company reduced retained earnings by the appropriate portion of the discount, which is analogous to a dividend, and increased additional paid-in capital, as if that dividend were directly reinvested.

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      The Certificate of Designations provides that dividends on the Series A Preferred Stock are payable semi-annually on each July 31st and January 31st, commencing with July 31, 1998. The Company has the option to pay any or all of the dividends through the issuance of additional shares of Common Stock (utilizing the same conversion ratio as described above).

      Initial Public Offering

      In January 1996, the Company's Board of Directors authorized an increase in the number of shares of preferred stock from 100,000 to 5,000,000. In addition, the Company's Board of Directors authorized an increase in the number of shares of common stock from 400,000, $.01 par value, to 15,000,000, $.0001 par value, and declared a stock split for which shareholders received 8.6545 shares of common stock for each share of common stock previously owned.

      On June 25, 1996, the Company consummated an initial public offering of 1,400,000 common shares at an offering price of $5.00 per share and 1,610,000 warrants at an offering price of $.10 per warrant. The net proceeds to the Company were $5,560,000 after deducting issuance costs of $1,601,000, which were charged to equity. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00 per share. The warrants will be exercisable for a period of four years commencing June 24, 1997.

      Upon the closing of the offering, the Company repaid $1,375,000 principal amount of bridge note financings. Included in the bridge note financings were payments to two officers for $125,000 and $300,000 to a director of the Company. In addition the Company converted the outstanding principal amount of $1,000,000 subordinated debentures into 279,889 shares of common stock and the 1,048,672 shares of outstanding preferred stock were converted into 293,533 shares of common stock. Additional loans of $61,000 in the aggregate were repaid to a shareholder and a former director out of the proceeds of the offering.

      The Company has granted to a director/shareholder and another shareholder certain preemptive rights to purchase additional shares of common stock to avoid dilution of their ownership in the event of certain sales of securities. The Company has the right to acquire all or a part of one of these shareholders' outstanding shares (up to 38,945 shares) for a price of up to $150,000 plus the fair value of outstanding options, warrants or other rights to purchase securities of the Company.

      In March 1996, the Company issued 24,000 shares of common stock, valued by the Company at $84,000 ($3.50 per share) at the time of the issuance, for legal services rendered in connection with the IPO.


8. NON RECURRING CHARGES RELATED TO THE SECURITIES RETIRED UPON THE IPO

      The Statement of Operations for the year ended July 31, 1996 reflects $1,221,000 of expenses related to financings that were either retired or converted into common shares in connection with the IPO. This consists of the following:

Amortization  of debt issuance  costs outstanding
     from July 31, 1995 ...........................................   $  207,000
Amortization of debt issuance costs incurred in
     connection with bridge financings that closed
     during the year ended July 31, 1996 ..........................      190,000
Amortization of original issue discount arising from
     the allocation of a portion of bridge financing
     proceeds to shareholders' equity, where shares
     of common stock were issued in addition to
     bridge notes issued at par value .............................      585,000

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Interest on debt retired ..........................................      151,000
Redemption of certain warrants ....................................       88,000
                                                                      ----------
                                                                      $1,221,000
                                                                      ==========


9. STOCK OPTION PLAN

      In February 1996, the Board of Directors approved a stock option plan (the "Plan"), under which 350,000 shares of common stock were reserved for future issuance. The Plan provides for the sale of shares of common stock to employees of the Company, including officers and directors ( whether or not employees) as well as to consultants to the Company. For stock options granted before the closing of the Company's proposed initial public offering, the per share exercise price of such options is $5.00 and for stock options granted after the closing of the Company's proposed initial public offering, the per share exercise price of such options cannot be less than the fair market value of the shares of common stock on the date of grant. The term of each option and the manner of exercise is determined by the Plan's administrators, but options granted under the Plan will become exercisable after the vesting period or periods specified in each option agreement. However, options are not exercisable after the expiration of 10 years from the date of grant

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("FAS 123"), entitled "Accounting For Stock-Based Compensation." FAS 123 calls for measuring compensation cost at the date of grant, based on an estimate of fair value of the option over its expected life.

      The Company accounts for the cost of stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion Number 25, "Accounting for Stock Issued to Employees," and related Interpretations of that rule. Accordingly, compensation cost for stock options is measured as the excess of market value over the exercise price of the related option, measured as of the date that the option is actually exercised. There were no options exercised during the fiscal years ended July 31, 1996 or 1997. Accordingly, there was no compensation expense related to stock options in those years.

      Had the accounting provisions of FAS 123 been adopted by the Company, reported net income and earnings per share would have changed as follows:

                                               Fiscal 1996         Fiscal 1997
                                               -----------         -----------
Net Earnings, as reported                      $(3,059,000)        $(3,819,000)
Net Earnings, pro forma for FAS 123            $(3,117,000)        $(3,994,000)

Earnings per share, as reported                   $(2.27)*            $(1.37)
Earnings per share, pro forma for FAS 123         $(1.74)             $(1.41)

      The FAS 123 pro forma effects are calculated using the grant date as the measurement date; the Black-Scholes option-pricing model as the determinant of fair value, further adjusted for lack of transferability of the underlying shares at grant date; and an estimated option life of 5 years over which the fair value is to be amortized. Additional variables used in applying Black-Scholes included a volatility assumption of 60%; risk-free interest rate of 6% and no common stock dividends during the option period.

---------
* Restated

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      The following table summarizes activity in the stock option plan:

                                                                           Weighted Average
                              Stock Options          Price per share       Price per share
                            --------------------------------------------------------------------
August 1, 1995 balance           --
Grants during Fiscal 1996     341,000                   $5.00                   $5.00
Forfeitures                    (7,000)                  $5.00                   $5.00
Options exercised                --
                            --------------------------------------------------------------------
Balance at July 31, 1996      334,000                   $5.00                   $5.00
                            --------------------------------------------------------------------
Grants during Fiscal 1997      13,000               $3.19 - $3.63               $3.29
Forfeitures                   (39,000)              $3.19 - $5.00               $4.77
Options exercised                --
                            --------------------------------------------------------------------
Balance at July 31, 1997      308,000               $3.19 - $5.00               $4.96
                            ====================================================================

Weighted Average                            Weighted Average
 Fair Value of                  Number          Remaining          Number       Weighted Average
Options Granted   Exercise  Outstanding at     Contractual       Exercisable         Price
    in 1997        Prices   July 31, 1997         Life        at July 31, 1997     Per Share
---------------   --------  --------------  ----------------  ----------------  ----------------
     $1.43       $3.19-5.00    308,000            8.64            198,339            $4.98

10. SIGNIFICANT CUSTOMER:

      During the years ended July 31, 1996 and 1997, $201,000 and $95,000, respectively, of the Company's sales were to one customer.


11. LITIGATION:

      The Company has applied for a registered trademark for the name "Kideo," however, this trademark has been previously registered by another party. On July 6, 1994, the Company began litigation against the successor to the original owner of the trademark before the Trademark Trial and Appeals Board of the United States Patent and Trademark Office. That proceeding is currently suspended pursuant to a stipulation agreed upon by the Company and such successor while they discuss possible settlement. There can be no assurance that a settlement satisfactory to the Company can be reached. If a satisfactory settlement is not obtained the Company will pursue the original proceeding, and in the event that the Company does not prevail in the proceeding it does not believe that its business will be adversely affected.


12. SUBSEQUENT EVENTS:

      September 16, 1997 Financing

      On September 16, 1997, the Company issued 200,000 common shares to an affiliate of Charles C. Johnston, a director of the Company in exchange for an equity infusion of $300,000, which approximates fair market value.

      Conversion of Preferred Stock

      At various times during August and September, 1997 the holder of the Company's Preferred Stock converted the 750 Preferred shares into 543,114 shares of common stock at an average price of $1.38 per share.

      Nasdaq Delisting

      On September 26, 1997 The Company was advised by the Nasdaq Stock Market that Nasdaq had deleted the Company's stock from listing in the Nasdaq Small Cap Market. The Nasdaq decision was based

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


in part upon the Company's having not met, as reflected in its Form 10-QSB for the quarterly period ended April 30, 1997, the "total assets" and "capital and surplus" requirements for continued listing on the Nasdaq Small Cap Market. Despite the Company's submission of a plan for achieving compliance with those requirements, the Nasdaq decision indicated that the compliance panel lacked adequate confidence in the Company's ability to sustain long term compliance.

                             KIDEO PRODUCTIONS, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (unaudited)
                 (Dollars in thousands except per share amounts)

                                                                  at January 31,
                                                                       1998
                                                                  --------------
ASSETS
Current Assets:
   Cash and cash equivalents ...................................    $      7
   Financing receivable escrow .................................         310
   Accounts receivable trade ...................................          48
   Inventory ...................................................         124
   Prepaid expenses ............................................          61
                                                                    --------
      Total current assets .....................................         550
Property and equipment, net ....................................         355
Capitalized content costs, net .................................         615
Deferred debt expense ..........................................          26
Other assets ...................................................         103
                                                                    --------
      Total assets .............................................    $  1,649
                                                                    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable ............................................    $    789
   Accrued expenses ............................................         300
   Capital leases, current portion .............................          78
   Unearned revenue ............................................         345
                                                                    --------
      Total current liabilities ................................       1,512
Convertible notes payable-long term, ($620,000 net of $620,000
      of discount)..............................................           0
Capital leases, long term portion ..............................          28
                                                                    --------
      Total liabilities ........................................    $  1,540
                                                                    --------

Shareholders' Equity
   Preferred Stock: $.0001 par value; issuable in
   series: authorized 5,000,000 shares, -0- shares
   issued and outstanding at January 31, 1998 ..................        --
   Common Stock, $.0001 par value; authorized
   15,000,000 shares, issued and outstanding
   3,694,628 shares at January 31, 1998 ........................        --
   Additional paid-in capital ..................................      10,551
   Accumulated deficit .........................................     (10,442)
                                                                    --------
   Shareholders' (Deficiency)  Equity ..........................         109
                                                                    --------
      Total liabilities and shareholders' equity ...............    $  1,649
                                                                    ========

                             See accompanying notes.

                             KIDEO PRODUCTIONS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)
               (Dollars in thousands except for per share amounts)


                                                         Six months ended
                                                   January 31,       January 31,
                                                      1998              1997
                                                  ------------------------------
Sales ......................................      $       593       $       761
Cost of sales ..............................              513               611
Write off of production equipment ..........             --                 226
                                                  -----------       -----------

Gross profit (loss) ........................               80               (76)

Selling expenses ...........................              643             1,254
General and administrative expenses ........              654             1,036
                                                  -----------       -----------
Loss from operations .......................           (1,217)           (2,366)
Other (expense) income, net ................              (52)               30
                                                  -----------       -----------
Net loss ...................................      $    (1,269)      $    (2,336)
                                                  ===========       ===========

Net loss per share - Basic .................      $     (0.37)      $     (0.79)
                                                  ===========       ===========
Weighted average number of shares
   outstanding .............................        3,481,829         2,939,014
                                                  ===========       ===========

                             See accompanying notes.

                             KIDEO PRODUCTIONS, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                   (unaudited)
                 (Dollars in thousands except per share amounts)

                                                                                              Additional
                                                      Preferred Stock       Common Stock        Paid-in   Accumulated  Shareholders'
                                                     Shares     Amount   Shares      Amount     Capital     Deficit       Equity
                                                    --------------------------------------------------------------------------------
Balance at July 31, 1997 ..........................    750    $    --   2,939,014   $    --    $   9,591   $  (9,169)  $     422
Conversion of preferred stock to common ...........   (750)        --     543,114        --          (25)       --           (25)
Issuance of common stock in connection
   with the September 1997 Johnston Financing .....                       200,000        --          300        --           300
Dividends on preferred stock ......................                                                               (4)         (4)
Discount to fair market value of the January
   1998, convertible notes payable on the
   conversion to common stock .....................                                                  465                     465
Issuance of warrants in connection
   with the January 1998, Financing ...............                                                  198                     198
Issuance of common stock in lieu of commission
   in connection with the January 1998, Financing .                        12,500        --           22                      22
Net loss ..........................................                                                           (1,269)     (1,269)
                                                    --------------------------------------------------------------------------------
Balance at January 31, 1998 .......................     (0)   $    --   3,694,628   $    --    $  10,551   $ (10,442)  $     109
                                                    ================================================================================

                             See accompanying notes.

                             KIDEO PRODUCTIONS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (unaudited)
                 (Dollars in thousands except per share amounts)

                                                                Six months ended
                                                           January 31,    January 31,
                                                               1998          1997
                                                           --------------------------
Cash flows from operating activities:
      Net loss ...........................................   $(1,269)      $(2,335)
      Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation and amortization of operating assets ..       383           317
      Write off of equipment .............................      --             226
      Financing charges ..................................        44          --
      Changes in operating assets and liabilities:
      Accounts receivable ................................      (327)            8
      Inventory ..........................................       (21)         (103)
      Prepaid expenses and other current assets ..........       (33)            2
      Other assets .......................................      --             (89)
      Accounts payable ...................................       434           186
      Accrued expenses ...................................        70          (111)
      Unearned revenue ...................................       112           200
                                                             ---------------------
         Net cash used in operating activities ...........      (607)       (1,699)
                                                             ---------------------

Cash flows from investing activities:
      Purchase of property and equipment .................        (3)         (553)
      Increase in capitalized content costs ..............      (291)         (346)
                                                             ---------------------
         Net cash used in investing activities ...........      (294)         (899)
                                                             ---------------------

Cash flows from financing activities:
      Net proceeds from issuances of capital stock .......       275          --
      Proceeds from long term debt .......................       500          --
      Proceeds from lease financing ......................      --             207
      Principal payments on capital leases ...............       (31)          (66)
                                                             ---------------------
         Net cash provided by financing activities .......       744           141
                                                             ---------------------
Net increase (decrease) in cash ..........................      (157)       (2,457)
Cash and cash equivalents at the beginning of the period .       164         2,857
                                                             ---------------------
Cash and cash equivalents at the end of the period .......   $     7       $   400
                                                             =====================

                             See accompanying notes.

                             KIDEO PRODUCTIONS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

1 Basis of Presentation

      The interim financial data is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting of all normal recurring adjustments, necessary for a fair statement of results for the interim periods. The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading. Operating results for the six months ended January 31, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 1998.

      The organization and the business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company's consolidated financial statements filed as part of the Company's annual report for the fiscal year ended July 31, 1997 on Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

      For comparability, certain January 31, 1997 amounts have been reclassified where appropriate to conform to the financial statement presentation used at January 31, 1998.

2 Earnings Per Share

      For the periods ended January 31, 1998, the Company adopted Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." In accordance with the requirements of SFAS No. 128, Basic EPS was computed by dividing net loss after adjustment for preferred dividend requirements, by the weighted average number of shares outstanding. Diluted EPS was computed by dividing net loss after adjustments for preferred dividend requirements, by the weighted average number of shares outstanding. This excludes the antidilutive effect of outstanding equity instruments. SFAS No. 128 requires presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Earnings per share amounts for the same prior-year period are restated to conform with the provisions of SFAS No. 128.

      Staff Accounting Bulletin 98 ("SAB 98") was issued in February 3, 1998. SAB 98 revises various existing SAB's to be consistent with the requirements of SFAS No. 128. The most significant revision relates to the calculation of earnings per share when there have been issuances of stock or options at prices below the IPO price in periods preceding an initial public offering. SAB 98 requires all registrants who accounted for transactions under SAB 83 to restate these results in conformity with SFAS 128. Accordingly, the Company has restated the net loss per share data, and weighted average number of shares outstanding for prior periods as required.

      A reconciliation of the Basic EPS and Diluted EPS computations for net earnings (loss) follows:

                                                                  Six Months
                                                                     Ended
                                                               January 31, 1998
                                                               -----------------
Basic Earnings Per Share
   Net loss as reported                                           $(1,268,696)
   Less: Dividends on preferred Stock                                  (4,769)
                                                                  -----------
   Net loss attributable to common stock                          $(1,273,445)
                                                                  ===========

   Weighted average number of shares                                3,481,829
                                                                  -----------

   Net loss per share                                             $     (0.37)
                                                                  ===========

                                                                  Six Months
                                                                     Ended
                                                               January 31, 1997
                                                               ----------------
Basic Earnings Per Share
   Net loss as reported                                          $(2,335,110)
   Less: Dividends on preferred Stock                                   --
                                                                 -----------
   Net loss attributable to common stock                         $(2,335,110)
                                                                 ===========

   Weighted average number of shares                               2,939,014
                                                                 -----------

   Net loss per share                                            $     (0.79)
                                                                 ===========

                                                                   Six Months
                                                                     Ended
          Per share amounts                                    January 31, 1997
          -----------------                                    ----------------
          Primary EPS as reported                                $     (0.79)

          Effect of SFAS No. 128                                       --
                                                                 -----------
          Basic EPS as restated                                  $     (0.79)
                                                                 ===========

3 January 1998, Financing

      The Company issued convertible notes and warrant purchase agreements in the aggregate amount of $620,000, bearing interest at the rate of 10% per annum, due April 15, 1999 and warrants to purchase a total of 640,000 shares of its Common Stock, par value $.0001 per share, to certain investors and advisors. The notes convert at a price of $1.00 per share. The Company has included on its balance sheet deferred debt expense of $491,000, in connection with this transaction, of which $465,000 is attributed to a beneficial conversion feature recorded with the issuance of the convertible debt. The deferred debt expense will be amortized from the date the security was issued until the date it first becomes convertible. The cash received in connection with the issuance of the notes was not received until February 10, 1998, and accordingly was classified as a "financing receivable - escrow" in the January 31, 1998 balance sheet.

4 Subsequent Event

      On February 20, 1998, 273,000 options previously issued to employees and directors with a weighted average exercise price of $4.95 were repriced at $2.50. This revaluation did not alter or amend any other provision of the optionee's original option agreement, including vesting period and option term.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporations Law (the "DGCL") contains provisions entitling the Company's directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in
Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

      The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the By-Laws require the Company to indemnify, to the full extent permitted by law, any director, office, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner her or she reasonably believed to be in or not opposed to the Company's best interests.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 28.

Item 25. Other Expenses of Issuance and Distribution.

      The estimated expenses payable by the Registrant (also herein called the "Company") in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions) are set forth in the table below. None of such expenses will be borne by the Selling Stockholders.


     SEC registration fee........................................  $  794.83

     Printing expenses...........................................   1,000.00

     Legal fees and expenses.....................................  20,000.00

     Accounting fees and expenses................................  15,000.00

                      TOTAL.....................................  $36,794.83

Item 26. Recent Sales of Unregistered Securities

      Within the past three years, the Registrant has issued securities without registration under the Securities Act of 1933, as amended (the "Act"), as follows:

      On June 2, 1994, the Registrant issued to a private investor known to the Company 5,965 shares of Common Stock for a total consideration of $25,000.

      On June 17, 1994, the Registrant issued 53,681 shares of Common Stock to a private investor for a total consideration of $200,000. In connection with such issuance this investor became a director of the Registrant.

      In June and October 1994, and in connection with the above-mentioned March and June transactions, the Registrant issued to two existing stockholders of the Registrant an aggregate of 8,922 shares of Common Stock in lieu of aggregate cash payments in the amount of $14,518 payable for investments advisory services.

      In November 1994, the Registrant issued 9,356 shares of Common Stock to a private investor known to the Registrant for a total consideration of $26,000.

      In March 1995, the Registrant issued an aggregate of 19,271 shares of Common Stock to four existing stockholders of the Registrant for a total consideration of $47,450.

      During the period from May through October 1995, the Registrant issued to 79 accredited investors, including a director/principal stockholder of the Registrant, through a private placement (the "May 1995 Units Financing"), an aggregate of 1,000 shares of Series A Preferred Stock and an aggregate of $1,000,000 principal amount of Debentures. The Registrant received total compensation of $2,000,000, consisting of cash in the amount of $1,025,000 and the conversion of certain notes outstanding in the aggregate principal amount of $975,000, including $200,000 in principal amount of notes owing to the director/principal stockholder of the Registrant.

      In connection with the May 1995 Units Financing, the Registrant paid a placement fee to one of the investors in the May 1995 Units Financing and a company controlled by such investor in the aggregate amount of $90,000 in cash, 35,477 shares of Common Stock, 11,625 shares of Series A Preferred Stock and a Debenture in the principal amount of $11,625.

      In July 1995, the Registrant issued to V-Seion Multimedia, Inc., a company controlled by Bradley Dahl, 19,645 shares of Common Stock as a $70,000 partial payment for the acquisition of certain hardware and software assets. In connection with such transaction, Mr. Dahl became an executive officer of the Registrant.

      In September and October 1995, the Registrant effectuated a private placement to six accredited investors known to the Registrant, including a director/principal stockholder of the Registrant whereby the Registrant issued $300,000 in principal amount of notes and 90,000 shares of Common Stock. The Registrant received total cash consideration of $300,000 (including $100,000 from the director/principal stockholder in exchange for a $100,000 principal amount promissory note and 30,000 shares of Common Stock).

      In January 1996, the Registrant issued to two executive officers of the Registrant $125,000 in aggregate principal amount of promissory notes and an aggregate of 25,000 shares of Common Stock. The Registrant received a total cash consideration of $125,000.

      In February 1996, the Registrant issued to eleven accredited investors $750,000 in aggregate principal amount of promissory notes and an aggregate of 150,000 shares of Common Stock pursuant to a private placement (the "1996 Bridge Financing"). The Registrant received total cash consideration in the gross amount of $750,000. In connection with the 1996 Bridge Financing, Whale Securities Co., L.P. ("Whale") acted as placement whereby Whale received an aggregate commission of $75,000 in cash.

      On March 26, 1996, SME agreed to accept from the Registrant, in lieu of cash and as partial payment for legal services rendered prior to that date, 24,000 shares of Common Stock (valued by the Company at that time as having a fair market value of $3.50 per share). The Registrant issued such 24,000 shares to members and an employee of SME on March 27, 1996.

      On May 24, 1996, options to purchase an aggregate of 4,000 shares of Common Stock at a purchase price of $5.00 per share were granted under the 1996 Stock Option Plan to a consultant of the Registrant. Subject to various vesting conditions, all of such options (once vested) will be exercisable until May 24, 2006. The Registrant received no consideration for these options, and such options were issued without registration because no sale occurred in connection with the issuance of the options.

      On June 3, 1996, the Registrant issued to two accredited investors $200,000 in aggregate principal amount of promissory notes and an aggregate of 50,000 shares of Common Stock pursuant to a private placement (the "June 1996 Financing"). The Registrant received total cash consideration in the gross amount of $200,000. In connection with this financing, Whale (the Underwriter of the Underwritten Offering) received an aggregate commission of $20,000 in cash.

      On October 30, 1996, the Registrant issued a warrant to purchase 20,000 shares of Common Stock at a price of $5.00 per share to an executive and owner of a company that had acted as an independent contractor to the Registrant. See the discussion in the Prospectus under "Description of Securities-Other Warrants." The Registrant received no separate consideration for this warrant (apart from the services rendered by such independent contractor), and such warrant was issued without registration because no sale occurred in connection with its issuance.

      In March, May and September of 1996 and in April of 1997, the Registrant granted options to purchase shares of its Common Stock to participants in its 1996 Stock Option Plan. See the discussion in the Prospectus under "Management-1996 Stock Option Plan." The Registrant received no consideration for these options, and such options were issued without registration because no sale occurred in connection with the issuance of the options.

      On May 13, 1997, the Registrant issued 750 shares of its Series A Preferred Stock to Sellet Marketing Corp. as described in the Prospectus included in this Registration Statement under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--May 1997 Financing."

      On September 16, 1997, the Registrant issued 200,000 shares of Common Stock to an affiliate of Charles C. Johnston, a director and principal stockholder of the Company, for an aggregate purchase price of $300,000 (the "September 1997 Financing"), which the Company's Board of Directors (excluding Johnston) determined to the be the fair market value of those 200,000 shares at the time of issuance.

      On January 30, 1998, the Registrant issued the January 1998 Notes, the January 1998 Warrants, the 1998 Johnston Warrants, the KSH Shares and the SME Warrants as described in the Prospectus included in this Registration Statement under "Recent Developments."

      Unless stated otherwise, at the times the above-mentioned securities were issued, the foregoing persons represented to the Registrant that they were acquiring the securities for purposes of investment and not with a view to distribution, and appropriate legends were placed on the certificates representing the securities so issued. In addition, the foregoing persons had adequate access, through employment, business relationships, or otherwise to information about the Registrant. Exemption from registration of such securities is claimed under Section 4(2) of the Act since no public offering was involved and the securities had been taken for investment purposes and not with a view to distribution.

Item 27. Exhibits

      Except for Exhibits 4.5, 5.1, 10.32 through 10.35, and 23.1 hereto, and except for Exhibits marked (as indicated in the next paragraph) as being filed as part of this Registration Statement, all Exhibits to this Registration Statement referenced below (i) were previously filed as Exhibits to the Company's Registration Statement on Form SB-2 (reg. no. 333-2294), declared effective by the Commission in June 1996 (the "1996 Registration Statement"), or as Exhibits to its Registration Statement on Form SB-2 (reg. no. 333-31035), declared effective by the Commission in August 1997 (the "1997 Registration Statement"), and (ii) are accordingly incorporated herein by reference. The Company's Commission file number is 0-28158.

      Any Exhibit marked below with an asterisk (*) indicates a contract or compensatory plan or arrangement relating to the Company's management. Any Exhibit marked below with a double asterisk (**) indicates an Exhibit to be filed by amendment. Any Exhibit marked below with a number symbol (#) indicates an Exhibit filed herewith. Any Exhibit marked below with a double number symbol (##) indicates an Exhibit previously filed herewith.

No.   Description
---   -----------

3.1 Certificate of Incorporation. Previously filed as Exhibit 3.1 to the 1996 Registration Statement.

3.2   By-laws, as amended and restated as of May 24, 1996. Previously filed as
      Exhibit 3.3 to the 1996 Registration Statement.

3.3 Certificate of Amendment to the Company's Certificate of Incorporation, as filed with the Delaware Secretary of State on May 24, 1996. Previously filed as Exhibit 3.4 to the 1996 Registration Statement.

3.4 Certificate of Designations of Series A 6% Convertible Participating Preferred Stock. Previously filed as Exhibit 3.1 to the Company's Report on Form 8-K, dated May 27, 1997, and incorporated herein by reference.

4.1 Form of Common Stock certificate. Previously filed as Exhibit 4.1 to the 1996 Registration Statement.

4.2 Form of Warrant Agreement between the Company and Whale Securities Co., L.P., including Form of Warrant Certificate. Previously filed as Exhibit
      4.2 to the 1996 Registration Statement.

4.3 Form of Public Warrant Agreement among the Company, Whale Securities Co., L.P. and American Stock Transfer & Trust Company as Warrant Agent. Previously filed as Exhibit 4.3 to the 1996 Registration Statement.

4.4 Form of Redeemable Warrant. Previously filed as Exhibit 4.4 to the 1996 Registration Statement.

4.5 Form of certificate representing shares of Series A 6% Convertible Participating Preferred Stock. Previously filed as Exhibit 4.1 to the Company's Report on Form 8-K, dated May 27, 1997, and incorporated herein by reference.

4.6 Warrant issued on October 30, 1996. Previously filed as Exhibit 4.6 to the 1997 Registration Statement.

4.7## Form of January 1998 Warrant issued as of January 30, 1998 to each of
      Benjamin Bollag and Michael Bollag.

4.8## Form of SME Warrant issued as of January 30, 1998 to various members and employees of Solovay Marshall & Edlin, P.C.

4.9## Form of 1998 Johnston Warrant issued as of January 30, 1998 to Charles C.
      Johnston.


5.1#  Opinion of Solovay Marshall & Edlin, P.C.


10.1 Investor Rights Agreement, dated June 17, 1994, between the Company and the investors named therein. Previously filed as Exhibit 10.1 to the 1996 Registration Statement.

10.2 Form of Stock Purchase Agreement, dated March 7, 1994, between the Company and the investors named therein, relating to a private placement of shares of Common Stock. Previously filed as Exhibit 10.2 to the 1996 Registration Statement.

10.3 Form of Stock Purchase Agreement, dated March 31, 1994, between the Company and the investors named therein, relating to a private placement of shares of Common Stock. Previously filed as Exhibit 10.3 to the 1996 Registration Statement.

10.4 Stock Purchase Agreement between the Company and Richard Carney, dated May 10, 1994. Previously filed as Exhibit 10.4 to the 1996 Registration Statement.

10.5 Stock Purchase Agreement between the Company and Henry Fredericks, dated June 2, 1994. Previously filed as Exhibit 10.5 to the 1996 Registration Statement.

10.6 Stock Purchase Agreement between the Company and Charles Johnston, dated June 17, 1994. Previously filed as Exhibit 10.6 to the 1996 Registration Statement.

10.7 Marketing Agreement between the Company and Consumer Programs, Inc. dated November 3, 1994. Previously filed as Exhibit 10.7 to the 1996 Registration Statement.

10.8 Equipment Lease Agreements between the Company and National Marketing Network, Inc., dated November 9, 1994, November 27, 1994 and December 8, 1994. Previously filed as Exhibit 10.8 to the 1996 Registration Statement.

10.9 Equipment Lease Agreements between the Company and Technilease, dated August 22, 1994 and October 3, 1994. Previously filed as Exhibit 10.9 to the 1996 Registration Statement.

10.10 Equipment Lease Agreement between the Company and Television Laboratories, Inc., dated November 1994. Previously filed as Exhibit
        10.10 to the 1996 Registration Statement.

10.11 Promissory Note to Charles Johnston, dated March 2, 1995. Previously filed as Exhibit 10.11 to the 1996 Registration Statement.

10.12 Registration Rights Agreement between the Company and Richard L. Bulman, dated January 1, 1995. Previously filed as Exhibit 10.12 to the 1996 Registration Statement.

10.13 Stock Option Agreement between the Company and Richard L. Bulman, dated March 15, 1995. Previously filed as Exhibit 10.13 to the 1996 Registration Statement.

10.14 Stock Escrow Agreement between V-Seion and 477250 B.C. Ltd. (the predecessor corporation which subsequently changed its name to become Kideo-Canada), dated July 14, 1995. Previously filed as Exhibit 10.14 to the 1996 Registration Statement.

10.15 Stock Transfer Restriction and Repurchase Agreement between 477250 B.C. Ltd. and V-Seion, dated July 14, 1995. Previously filed as Exhibit 10.15 to the 1996 Registration Statement.

10.16 Registration Rights Agreement between the Company and V-Seion, dated July 14, 1995. Previously filed as Exhibit 10.16 to the 1996 Registration Statement.

10.17 Asset Purchase Agreement between V-Seion Multimedia and 477250 B.C. Ltd., dated July 17, 1995. Previously filed as Exhibit 10.17 to the 1996 Registration Statement.

10.18 Office Lease between the Company and Cable Building Associates, dated September 28, 1995. Previously filed as Exhibit 10.18 to the 1996 Registration Statement.

10.19* Employment and Stock Issuance Agreement between the Company and Gary Bilezikian, dated October 26, 1993. Previously filed as Exhibit 10.19 to the 1996 Registration Statement.

10.20* Employment Agreement between 477250 B.C. and Bradley Dahl, dated July 14, 1995. Previously filed as Exhibit 10.20 to the 1996 Registration Statement.

10.21* Amended and Restated Employment Agreement between the Company and Marvin Goldstein, dated as of January 1, 1996. Previously filed as Exhibit
        10.21 to the 1996 Registration Statement.

10.22*  Amended and Restated Employment Agreement between the Company and Robert
        J. Riscica, dated as of January 1, 1996. Previously filed as Exhibit
        10.22 to the 1996 Registration Statement.

10.23* Amended and Restated Employment Agreement between the Company and Richard L. Bulman, dated as of January 1, 1996. Previously filed as
        Exhibit 10.23 to the 1996 Registration Statement.

10.24* Amended and Restated Employment Agreement between the Company and Joanne Denk, dated as of January 2, 1996. Previously filed as Exhibit 10.24 to the 1996 Registration Statement.

10.25* Form of Class A Warrant (Charles Johnston, a director of the Company, is currently the only holder of any Class A Warrants).

10.26* Form of Class B Warrant (Charles Johnston, a director of the Company, is currently the only holder of any Class B Warrants).

10.27* 1996 Stock Option Plan. Previously filed as Exhibit 10.28 to the 1996 Registration Statement.

10.28* Form of Stock Option Agreement. Previously filed as Exhibit 10.29 to the 1996 Registration Statement.

10.29 Form of Consulting Agreement between the Company and Whale Securities Co., L.P. Previously filed as Exhibit 10.30 to the 1996 Registration Statement.

10.30 Patent Application filed by Bradley Dahl, dated July 7, 1994. Previously filed as Exhibit 10.31 to the 1996 Registration Statement pursuant to a granted request for confidential treatment.

10.31 Patent Application filed by the Company dated June 9, 1995. Previously filed as Exhibit 10.32 to the 1996 Registration Statement pursuant to a granted request for confidential treatment.

10.32 Form of Stock Purchase Agreement, dated as of May 13, 1997, between the Company and Sellet Marketing Corp. ("Sellet"). Previously filed as
        Exhibit 10.1 to the Company's Report on Form 8-K, dated May 27, 1997, and incorporated herein by reference.

10.33 Form of Registration Rights Agreement, dated as of May 13, 1997, between the Company and Sellet. Previously filed as Exhibit 10.2 to the Company's Report on Form 8-K, dated May 27, 1997, and incorporated herein by reference.

10.34 Form of Joint Escrow Instructions, dated as of May 13, 1997, between the Company and Krieger & Prager, as Escrow Agent. Previously filed as
        Exhibit 10.3 to the Company's Report on Form 8-K, dated May 27, 1997, and incorporated herein by reference.

10.35 Form of Indemnification Agreement, dated as of November 12, 1996 and made retroactively effective as of June 24, 1996, between the Company and each of the following persons (being all of its current directors and executive officers): Richard L. Bulman, Charles C. Johnston, Thomas Griffin, Richard D. Bulman, Michael B. Solovay, Robert J. Riscica, Marvin H. Goldstein, and Bradley Dahl. Previously filed as Exhibit 10.1 to the Company's Report on Form 10-QSB relating to the quarter ended July 31, 1997 (dated March 14, 1997) and incorporated herein by reference.

10.36## Form of Note and Warrant Purchase Agreement (the "January 1998 Purchase
        Agreement"), dated as of January 30, 1998, among the Company, Michael Bollag and Benjamin Bollag.

10.37## Form of Security Agreement, dated as of January 29, 1998, made by the Company in favor of Michael Bollag and Benjamin Bollag.

10.38## Form of $250,000 principal amount Convertible Promissory Note (the
        "January 1998 Notes"), dated January 30, 1998, made by the Company in favor of each of Michael Bollag and Benjamin Bollag.


10.39## Manufacturing and Distribution Agreement, dated July 1, 1997, between the Company and Lyons Partnership, L.P.

10.40## Licensed Book Publishing Agreement, dated October 1, 1997, between the Company and Disney Licensed Publishing.

10.41## Publishing Agreement dated as of October 1, 1997, between the Company and Lyons Partnership, L.P.


21.1 List of the Company's subsidiaries. Previously filed as Exhibit 21.1 to the 1996 Registration Statement.

23.1# Consent of Arthur Andersen LLP, Independent Certified Public Accountants. Filed herewith.

24.1 No person has signed this Registration Statement under a power of attorney. A power of attorney relating to the signing of amendments hereto is incorporated in the signature pages hereof.

Item 28.  Undertakings

      (1) The undersigned Registrant hereby undertakes that it will:

            (a) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

                  (iii) include any additional or changed material information on the plan of distribution.

            (b) For determining any liability under the Act, each post-effective amendment shall be deemed to be a new Registration Statement of the securities offered, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      (2) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (4) The undersigned Registrant hereby undertakes that it will:

            (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

            (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York.


Dated: May 13, 1998


                                             KIDEO PRODUCTIONS, INC.


                                             By /s/ Richard L. Bulman
                                                ------------------------
                                                Richard L. Bulman
                                                President

      KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Richard L. Bulman, Robert J. Riscica and Lawrence J. Studnicky III, or any of them, his true and lawful attorney-in-fact and agent, with full power and substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this Registration Statement on Form SB-2 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated:

Signature                     Title                            Date
---------                     -----                            ----



/s/ Richard L. Bulman         President and Chairman           May 13, 1998
------------------------      of the Board
Richard L. Bulman


/s/ Marvin H. Goldstein       Vice President-Controller        May 13, 1998
------------------------      (the Registrant's principal
Marvin H. Goldstein           accounting officer)


/s/ Richard D. Bulman         Secretary and Director           May 13, 1998
------------------------
Richard D. Bulman


/s/ Charles C. Johnston       Director                         May 13, 1998
------------------------
Charles C. Johnston


/s/ Michael B. Solovay        Director                         May 13, 1998
------------------------
Michael B. Solovay


/s/ Thomas Griffin            Director                         May 13, 1998
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Thomas Griffin



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